EXHIBIT 10.1

Execution Version

SENIOR SECURED SUPERPRIORITY
DEBTOR-IN-POSSESSION CREDIT AND GUARANTY AGREEMENT
among
FORESIGHT ENERGY LLC,
as Borrower,
FORESIGHT ENERGY LP AND CERTAIN SUBSIDIARIES OF FORESIGHT ENERGY LLC,
as Guarantors,
CORTLAND CAPITAL MARKET SERVICES LLC,
as Administrative Agent and Collateral Agent,
and
The Other Lenders Party Hereto
Dated as of March 11, 2020

5.14	Margin Regulations; Investment Company Act	53
5.15	Disclosure	53
5.16	Compliance with Laws	53
5.17	Anti-Corruption; Sanctions; Terrorism Laws	53
5.18	Intellectual Property; Licenses, Etc	54
5.19	Security Interest in Collateral	54
5.20	Mines	54
5.21	[Reserved]	54
5.22	Labor Relations	54
5.23	Bankruptcy Related Matters	55

ARTICLE VI AFFIRMATIVE COVENANTS		55
6.01	Financial Statements	55
6.02	Certificates; Other Information	56
6.03	Notices	57
6.04	Payment of Tax Obligations	58
6.05	Preservation of Existence, Etc.	58
6.06	Maintenance of Properties	58
6.07	Maintenance of Insurance	58
6.08	Compliance with Laws	58
6.09	Books and Records	59
6.10	Inspection Rights	59
6.11	Use of Proceeds	59
6.12	Additional Guarantors	59
6.13	[Reserved]	59
6.14	Preparation of Environmental Reports	59
6.15	Certain Long Term Liabilities and Environmental Reserves	59
6.16	Covenant to Give Security	60
6.17	[Reserved]	61
6.18	Post Closing Covenants	61
6.19	ERISA	61
6.20	Lender Calls	61
6.21	First and Second Day Orders	61
6.22	Milestones	62
6.23	Bankruptcy Notices	62
6.24	Bankruptcy Related Matters	62
6.25	Chief Executive Officer	63

ARTICLE VII NEGATIVE COVENANTS		63
7.01	Liens	63
7.02	Investments	66
7.03	Indebtedness	67
7.04	Fundamental Changes	69
7.05	Dispositions	70
7.06	Restricted Payments	71
7.07	Change in Nature of Business	71
7.08	Transactions with Affiliates	72
7.09	Permitted Activities of General Partner and Holdings	72
7.10	Use of Proceeds	72
7.11	[Reserved]	72
7.12	Burdensome Agreements	73
7.13	[Reserved]	74
7.14	Maximum Capital Expenditure	74
7.15	Fiscal Year	74
7.16	Sale and Lease-Backs	74
7.17	Amendments or Waivers of Organizational Documents	74
7.18	Budget Variance	74

7.19	Minimum Liquidity	75
7.20	[Reserved	75
7.21	Additional Bankruptcy Matters	75

ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES		76
8.01	Events of Default	76
8.02	Remedies Upon Event of Default	79
8.03	[Reserved].	80
8.04	Application of Funds	80

ARTICLE IX AGENTS		80
9.01	Appointment and Authority	81
9.02	Rights as a Lender	81
9.03	Exculpatory Provisions	81
9.04	Reliance by Agents	82
9.05	Delegation of Duties	83
9.06	Resignation of Agent	83
9.07	Non-Reliance on Agents and Other Lenders	84
9.08	No Other Duties, Etc	84
9.09	[Reserved]	84
9.10	Guaranty and Collateral Matters	84
9.11	Withholding Tax	85
9.12	Concerning the Collateral and Related Loan Documents	85
9.13	Survival	85

ARTICLE X MISCELLANEOUS		85
10.01	Amendments, Etc.	85
10.02	Notices; Effectiveness; Electronic Communication	87
10.03	No Waiver; Cumulative Remedies	88
10.04	Expenses; Indemnity; Damage Waiver	89
10.05	Marshalling; Payments Set Aside	90
10.06	Successors and Assigns	91
10.07	Treatment of Certain Information; Confidentiality	94
10.08	Right of Setoff	95
10.09	Usury Savings Clause	95
10.10	Counterparts; Integration	95
10.11	Survival of Representations, Warranties and Agreements	95
10.12	Severability	96
10.13	Replacement of Lenders	96
10.14	Governing Law; Jurisdiction; Etc.	97
10.15	Waiver of Jury Trial	97
10.16	USA PATRIOT Act Notice	98
10.17	Time of the Essence	98
10.18	[Reserved]	98
10.19	No Advisory or Fiduciary Responsibility	98
10.20	[Reserved]	98
10.21	Release of Liens and Release from Guaranty	98
10.22	Independence of Covenants	99
10.23	Independent Nature of Lenders’ Rights	99
10.24	Acknowledgment and Consent to Bail-In of EEA Financial Institutions	100

ARTICLE XI GUARANTY		100
11.01	Guaranty of the Obligations	100
11.02	[Reserved]	100
11.03	Payment by Guarantors	100
11.04	Liability of Guarantors Absolute	100
11.05	Waivers by Guarantors	102
11.06	Guarantors’ Rights of Subrogation, Contribution, Etc.	102

11.07	Subordination of Other Obligations	103
11.08	Continuing Guaranty	103
11.09	Authority of Guarantors or Borrower	103
11.10	Financial Condition of Borrower	103

SCHEDULES
1.01(a)	Guarantors
2.01	Commitments, Roll-Up Loans, Applicable Percentages
2.02	Backstop Commitments
5.08(b)	Fee Owned Material Real Property
5.08(c)	Leased Material Real Property
5.09	Environmental Matters
5.13	Subsidiaries
5.18	Intellectual Property
5.20	Mines
6.18	Post Closing Covenants
7.01	Existing Liens
7.02	Existing Investments
7.03	Existing Indebtedness
7.05	Specified Dispositions
7.08	Transactions with Affiliates
7.12	Burdensome Agreements
10.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of:
A	Borrowing Notice
B	Collateral Questionnaire
C-1	Term Loan Note
C-2	Roll-Up Loan Note
D	Compliance Certificate
E	Assignment and Assumption
F	[Reserved]
G	[Reserved]
H	Critical Vendor Report
I	Monthly Mine-Level Financial Report
J	Monthly Consolidated Financial Report
K	Interim Order
L	[Reserved]
M-1	U.S. Tax Compliance Certificate
M-2	U.S. Tax Compliance Certificate
M-3	U.S. Tax Compliance Certificate
M-4	U.S. Tax Compliance Certificate

v

SENIOR SECURED SUPERPRIORITY
DEBTOR-IN-POSSESSION CREDIT AND GUARANTY AGREEMENT
This SENIOR SECURED SUPERPRIORITY DEBTOR-IN-POSSESSION CREDIT AND GUARANTY AGREEMENT (as amended, supplemented or otherwise modified, the “Agreement”) is entered into as of March 11, 2020, among FORESIGHT ENERGY LLC, a Delaware limited liability company, as a debtor and debtor-in-possession, as borrower (the “Borrower”), FORESIGHT ENERGY GP LLC, a Delaware limited liability company, as a debtor and debtor-in-possession (the “General Partner”), FORESIGHT ENERGY LP, a Delaware limited partnership, as a debtor and debtor-in-possession (“Holdings”), CERTAIN SUBSIDIARIES OF BORROWER, each as a debtor and debtor-in-possession, as Guarantors, each lender from time to time party hereto (collectively, the “Lenders” and, individually, a “Lender”) and Cortland Capital Market Services LLC, as Administrative Agent and Collateral Agent.
PRELIMINARY STATEMENTS
WHEREAS, on March 10, 2020 (the “Petition Date”), the General Partner, Holdings, the Borrower and certain Subsidiaries of Borrower (collectively, the “Debtors” and each individually, a “Debtor”) have commenced cases (the “Chapter 11 Cases”) under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court (as defined below) and the Debtors have retained possession of their assets and are authorized under the Bankruptcy Code to continue the operations of their businesses as debtors-in-possession;
WHEREAS, the Debtors have asked the Lenders to make post-petition term loans and provide other financial or credit accommodations to the Borrower, and the Lenders have agreed, subject to the conditions set forth herein, to extend a senior secured multi-draw credit facility to the Borrower with all of the obligations with respect to the foregoing to be guaranteed by each Guarantor; and
WHEREAS, the Lenders have severally, and not jointly, agreed to extend such credit to the Borrower subject to the terms and conditions hereinafter set forth;
NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:
In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
1.01          Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:
“Acceptable Plan” means a Reorganization Plan of the Debtors that is consistent with the Restructuring Support Agreement or otherwise satisfactory to the Required Lenders (as the same may be amended, supplemented, or modified from time to time after entry thereof with the consent of the Required Lenders).
“Accounting Change” means changes in accounting principles after the Closing Date required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board or, if applicable, the SEC.
“Acceptable Disclosure Statement” means the Disclosure Statement relating to the Acceptable Plan in form and substance satisfactory to the Required Lenders (as the same may be amended, supplemented, or modified from time to time after the initial filing thereof with the consent of the Required Lenders).
“Administrative Agent” means Cortland Capital Market Services LLC, in its capacity as the administrative agent, together with its successors and assigns.

 “Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
 “Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Affiliated Lender” means any Lender that is an Affiliate of any Loan Party.
“Agency Fee Letter” means a fee agreement separately agreed to by the Borrower and the Agents.
 “Agent Parties” has the meaning specified in Section 10.02(c).
“Agents” means the Administrative Agent and the Collateral Agent.
“Aggregate Commitments” means the Commitments of all of the Lenders.
“Agreement” has the meaning specified in the introductory paragraph to this Agreement.
“Anti-Corruption Laws” has the meaning specified in Section 5.17(c).
“Applicable Percentage” means (i) (a) in respect of the Initial Term Loan Facility, with respect to any Term Lender at any time, the percentage (carried out to the tenth decimal place) of the aggregate principal amount of the  Term Loan Facility represented by the principal amount of such Term Lender’s Initial Term Loan Commitment and/or Initial Term Loans outstanding at such time and (b) in respect of the Delayed Draw Term Loan Facility, with respect to any Term Lender at any time, the percentage (carried out to the tenth decimal place) of the aggregate principal amount of the Delayed Draw Term Loan Facility represented by the principal amount of such Term Lender’s Delayed Draw Term Loan Commitment and/or the Delayed Draw Term Loans outstanding at such time; provided that, if the commitment of each Term Lender to make Delayed Draw Term Loans have been terminated pursuant to Section 8.02, or if the Delayed Draw Term Loan Commitments have expired, then the Applicable Percentage of each Term Lender in respect of the Delayed Draw Term Loan Facility shall be determined based on the Applicable Percentage of such Lender in respect of the Delayed Draw Term Loan Facility most recently in effect, giving effect to any subsequent assignments, (ii) in respect of the Roll-Up Facility, with respect to any Roll-Up Lender, at any time, the percentage (carried out to the tenth decimal place) of the aggregate principal amount of the Roll-Up Facility represented by the principal amount of such Roll-Up Lender’s Roll-Up Loans at such time (the initial Applicable Percentage of each Roll-Up Lender as of the Closing Date in respect of the Roll-Up Facility is set forth on Schedule 2.01(a) and, thereafter, in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable), and (iii) with respect to each Lender, the percentage (carried out to the tenth decimal place) of the aggregate principal amount of all Facilities represented by the principal amount of such Lender’s Loans and/or Commitment at such time.
“Applicable Rate” means, in the case of any Loans, (i) 11.00% per annum for Eurocurrency Rate Loans and (ii) 10.00% per annum for Base Rate Loans.
“Applicable Reserve Requirement” means, at any time, for any Eurocurrency Rate Loan, the maximum rate, expressed as a decimal, at which reserves (including any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors or other applicable banking regulator.  Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the applicable Eurocurrency Rate or any other interest rate of a Loan is to be determined, or (ii) any category of extensions of credit or other assets which include Eurocurrency Rate Loans.  A Eurocurrency Rate Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender.  The rate of interest on Eurocurrency Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b), and accepted by the Administrative Agent) in substantially the form of Exhibit E (with such modifications as are necessary to reflect any effective amendment, amendment and restatement or other modification of this Agreement at the time of delivery thereof) or any other form approved by the Administrative Agent, in accordance with Section 10.06(b).
“Attributable Indebtedness” means, on any date, in respect of any Capital Lease Obligations of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.
“Automatic Rejection Date” means with respect to any particular lease, the last day of the assumption period for the Loan Parties in the Chapter 11 Cases provided for in Section 365(d)(4) of the Bankruptcy Code, to the extent applicable (including as may have been extended in accordance with Section 365(d)(4) of the Bankruptcy Code).
“Avoidance Action” has the meaning specified in Section 5.23(c).
“Backstop Commitment” means, with respect to any Backstop Lender, the commitment to provide loans in an amount set forth opposite its name on Schedule 2.02.
“Backstop Commitment Agreement” means “Backstop Commitment Agreement” as defined in the Restructuring Support Agreement.
“Backstop Lenders” means the Lenders listed on Schedule 2.02 (collectively, on behalf of themselves or certain (i) of their affiliates or their affiliated investment funds, or (ii) investment funds, accounts, vehicles or other entities that are managed, advised or sub-advised by a member of the Backstop Lenders or their affiliate).
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor thereto.
“Bankruptcy Court” means the United States Bankruptcy Court for the Eastern District of Missouri, or any other court having jurisdiction over the Chapter 11 Cases from time to time.
“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 0.50%, (b) the Eurocurrency Rate (after giving effect to any Eurocurrency Rate “floor”) that would be payable on such day for a Eurocurrency Rate Loan with a one month Interest Period plus 1%, and (c) the Prime Rate in effect on such day.  Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Rate, respectively.  In no event, notwithstanding the rate determined pursuant to the foregoing, shall the Base Rate be less than 2.00%.

“Base Rate Loan” means any Loan that bears interest based on the Base Rate.
“Beneficiary” means each Agent and Lender.
“Board of Directors” means, (a) with respect to the Borrower, the board of directors of the General Partner and (b) with respect to any other Person, (i) if the Person is a corporation, the board of directors of the corporation, (ii) if the Person is a partnership, the board of directors of the general partner of the partnership and (iii) with respect to any other Person, the board, committee or other group or entity of such Person serving a similar function.
“Borrower” has the meaning specified in the introductory paragraph hereto.
“Borrower Materials” has the meaning specified in Section 6.02.
“Borrowing” means a borrowing consisting of Term Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period.
“Borrowing Notice” means a written notice of a Borrowing in the form of Exhibit A attached hereto.
“Budget Variance Report” means a weekly variance report, commencing with a variance report for the one week period following the Closing Date, the two week period following the Closing Date, the three week period following the Closing Date and the four week period following the Closing Date, and thereafter a weekly variance report for the one week period following the most recently delivered Cash Flow Forecast, the two week period following the most recently delivered Cash Flow Forecast, the three week period following the most recently delivered Cash Flow Forecast and the four week period following the most recently delivered Cash Flow Forecast, with the report for each week in a four week period including an individual report for such week and a cumulative report to date for such four week period (each such one week, two week, three week or four week cumulative period, a “Reporting Period”), in each case, setting forth for the applicable Reporting Period ended on the immediately preceding Friday prior to the delivery thereof (1) the negative variance (as compared to the applicable Cash Flow Forecast and the DIP Budget) of the operating cash receipts (on a line item by line item basis and an aggregate basis for all line items) of the Debtors for the applicable Reporting Period and for the last week of the applicable Reporting Period, (2) the positive variance (as compared to the applicable Cash Flow Forecast and the DIP Budget) of the disbursements (on a line item by line item basis and an aggregate basis for all line items) made by the Debtors set forth under “MEC Affiliate Disbursements” in the Cash Flow Forecast (including, without limitation, any payments pursuant to the Management Services Agreement) for the applicable Reporting Period and for the last week of the applicable Reporting Period, (3) the positive variance (as compared to the applicable Cash Flow Forecast and the DIP Budget) of the total disbursements (on a line item by line item basis and an aggregate basis for all line items) (excluding professional fees, interest payments and disbursements made by the Debtors set forth under “MEC Affiliate Disbursements” in the Cash Flow Forecast (including, without limitation, any payments pursuant to the Management Services Agreement)) made by the Debtors for the applicable Reporting Period and for the last week of the applicable Reporting Period and (4) an explanation, in reasonable detail, for any material negative variance (in the case of receipts) or material positive variance (in the case of disbursements) set forth in such variance report, certified by a Responsible Officer of the Borrower.
 “Building” means a Building as defined in 12 CFR Chapter III, Section 339.2.
“Business” has the meaning specified in Section 5.09(b).
“Business Day” means (i) any day excluding Saturday, Sunday and any day on which banking institutions located in the State of New York are authorized or required by Law or other governmental action to close and (ii) with respect to all notices, determinations, fundings and payments in connection with the Eurocurrency Rate or any Eurocurrency Rate Loans, the term “Business Day” means any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.
“Capital Expenditures” means, for any Person for any period, the sum of, without duplication, all expenditures made by such Person during such period that, in accordance with GAAP as in effect on March 28, 2017, are or should be included in “purchase of property and equipment” or similar items, or which should otherwise be capitalized, reflected in the statement of cash flows of such Person; provided that Capital Expenditures shall not include any expenditure for replacements and substitutions for fixed assets, capital assets or equipment to the extent made with Net Insurance/Condemnation Proceeds invested pursuant to Section 2.05(h) or with Net Proceeds invested pursuant to Section 2.05(e) or the substantially concurrent trade-in of existing equipment (solely to the extent of the value of the trade-in).
“Capital Lease” means, with respect to any Person, any lease of any property, which in conformity with GAAP as in effect on March 28, 2017, is required to be capitalized on the balance sheet of such Person; provided that the obligations of the Borrower or its Subsidiaries, or of a special purpose or other entity not consolidated with the Borrower and its Subsidiaries, either existing on the date hereof or created thereafter that (a) initially were not included on the consolidated balance sheet of the Borrower as a Capital Lease and were subsequently recharacterized as a Capital Lease or, in the case of such a special purpose or other entity becoming consolidated with the Borrower and its Subsidiaries were required to be characterized as a Capital Lease upon such consolidation, in either case, due to a change in accounting treatment or otherwise, or (b) did not exist on the date hereof and were required to be characterized as a Capital Lease but would not have been required to be treated as capital lease obligations on the date hereof had they existed at that time, shall for all purposes not be treated as a Capital Lease, Capital Lease Obligations or Indebtedness.
“Capital Lease Obligations” means, with respect to any Person as of any date of determination, the aggregate liability of such Person under Capital Leases reflected on a balance sheet of such Person under GAAP as in effect on March 28, 2017; provided that the obligations of the Borrower or its Subsidiaries, or of a special purpose or other entity not consolidated with the Borrower and its Subsidiaries, either existing on the date hereof or created thereafter that (a) initially were not included on the consolidated balance sheet of the Borrower as a capital lease obligations and were subsequently recharacterized as capital lease obligations or, in the case of such a special purpose or other entity becoming consolidated with the Borrower and its Subsidiaries were required to be characterized as capital lease obligations upon such consolidation, in either case, due to a change in accounting treatment or otherwise, or (b) did not exist on the date hereof and were required to be characterized as capital lease obligations but would not have been required to be treated as capital lease obligations on the date hereof had they existed at that time, shall for all purposes not be treated as Capital Leases, Capital Lease Obligations or Indebtedness.
“Capital Stock” means (a) in the case of a corporation, corporate stock, (b) in the case of an association or business entity, any and all shares, interests, participations rights or other equivalents (however designated) of corporate stock, (c) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests, and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.
“Carve Out” means the Carve Out as defined in the Interim Order or the Final Order, as applicable.
“Cash Equivalents” means
(a)	U.S. Government Obligations or certificates representing an ownership interest in U.S. Government Obligations with maturities not exceeding two years from the date of acquisition,
(b)
(i) demand deposits, (ii) time deposits and certificates of deposit with maturities of two years or less from the date of acquisition, (iii) bankers’ acceptances with maturities not exceeding two years from the date of acquisition, and (iv) overnight bank deposits, in each case with any bank or trust company organized or licensed under the Laws of the United States or any state thereof (including any branch of a foreign bank licensed under any such Laws) having capital, surplus and undivided profits in excess of $250,000,000 (or the foreign currency equivalent thereof) whose short-term debt is rated A-2 or higher by S&P or P-2 or higher by Moody’s,

(c)	commercial paper maturing within 364 days from the date of acquisition thereof and having, at such date of acquisition, ratings of at least A-1 by S&P or P-1 by Moody’s,

(d)
readily marketable direct obligations issued by any state, commonwealth or territory of the U.S. or any political subdivision thereof, in each case rated at least A-1 by S&P or P-1 by Moody’s with maturities not exceeding one year from the date of acquisition,

(e)
bonds, debentures, notes or other obligations with maturities not exceeding two years from the date of acquisition issued by any corporation, partnership, limited liability company or similar entity whose long-term unsecured debt has a credit rating of A2 or better by Moody’s and A or better by S&P;

(f)
investment funds at least 95% of the assets of which consist of investments of the type described in clauses (a) through (e) above (determined without regard to the maturity and duration limits for such investments set forth in such clauses, provided that the weighted average maturity of all investments held by any such fund is two years or less),

(g)
fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (b) above and

(h)
in the case of a Subsidiary that is a Foreign Subsidiary, substantially similar investments, of comparable credit quality, denominated in the currency of any jurisdiction in which such Person conducts business.

“Cash Flow Forecast” means a projected statement of sources and uses of cash for the Loan Parties, prepared in accordance with Section 6.01(d), for the current and following 13 calendar weeks (but not any preceding weeks), including the anticipated uses of the proceeds of any Borrowing for each week during such period.  As used herein, “Cash Flow Forecast” shall initially refer to the 13-week cash flow forecast most recently delivered on or prior to the Petition Date and, thereafter, the most recent Cash Flow Forecast delivered by the Borrower in accordance with Section 6.01(d).
“Cash Management Agreement” has the meaning specified in the definition of “Cash Management Obligations”.
“Cash Management Motion” means the Debtors’ Motion for Entry of Interim and Final Orders (A) Authorizing Continued Use of the Debtors’ Existing Cash Management System; (B) Authorizing Use of Existing Bank Accounts And Business Forms; (C) Granting a Limited Waiver of Requirements of Section 345(B) of the Bankruptcy Code; (D) Authorizing Continuation of Ordinary Course Intercompany Transactions; (E) Granting Administrative Expense Priority Status to Postpetition Intercompany Claims; and (F) Granting Related Relief Docket No.4.
 “Cash Management Obligations” means any and all obligations of the Borrower or any Subsidiary arising out of (a) the execution or processing of electronic transfers of funds by automated clearing house transfer, wire transfer or otherwise to or from the deposit accounts of the Borrower and/or any Subsidiary now or hereafter maintained with any financial institution or affiliate thereof, (b) the acceptance for deposit or the honoring for payment of any check, draft or other item with respect to any such deposit accounts, (c) any other treasury, deposit, disbursement, overdraft, and cash management services afforded to the Borrower or any Subsidiary by any such financial institution or affiliate thereof, and (d) stored value card, commercial credit card and merchant card services (any agreement to provide services described in clause (a), (b), (c) and/or (d), a “Cash Management Agreement”) or otherwise arising under a Cash Management Obligations.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request or directive (whether or not having the force of law) by any Governmental Authority required to be complied with by any Lender.  For purposes of this definition, (x) the Dodd-Frank Act and any rules, regulations, orders, requests, guidelines and directives adopted, promulgated or implemented in connection therewith, and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to have been adopted, issued, promulgated or implemented after the Closing Date, but shall be included as a Change in Law only to the extent a Lender is imposing applicable increased costs or costs in connection with capital adequacy and other requirements similar to those described in Sections 3.04(a) and 3.04(b) generally on other similarly situated borrowers of loans under United States credit facilities.
“Change of Control” means
(a)          the first day on which (i) 100% of the outstanding Capital Stock of Borrower ceases to be owned directly by Holdings, (ii) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger of consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Borrower and its Subsidiaries, taken as a whole, to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)), or (iii) the adoption of a plan relating to the liquidation or dissolution of the Borrower; or
(b)          the Borrower becomes aware (by way of a report or any other filings pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) that any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act), other than any of the Permitted Holders, is or becomes the “beneficial owner” (as such term is used in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Borrower or the General Partner.
“Chapter 11 Cases” shall have the meaning assigned to such term in the recitals to this Agreement.
“Closing Date” means the date on which all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01 and the Initial Term Loans are made.
“Coal Liens” means:
(1)          Liens incurred in the ordinary course of business on any specific coal producing property or any interest therein, construction thereon or improvement thereto to secure all or any part of the costs incurred for surveying, exploration, drilling, extraction, development, operation, production, construction, alteration, repair or improvement of, in, under or on such property and the plugging and abandonment of coal mines located thereon (it being understood that costs incurred for “development” shall include costs incurred for all facilities relating to such coal producing properties or to projects, ventures or other arrangements of which such properties form a part or which relate to such coal producing properties or interests) as long as such Liens do not secure obligations for the payment of borrowed money or other Indebtedness;
(2)          Liens incurred in the ordinary course of business on a coal producing property to secure obligations incurred or guarantees of obligations incurred in connection with or necessarily incidental to commitments for the purchase or sale of, or the transportation or distribution of, the products derived from such coal producing property as long as such Liens do not secure obligations for the payment of borrowed money or other Indebtedness;
(3)          Liens arising in the ordinary course of business under partnership agreements, coal leases, overriding royalty agreements, joint operating agreements or similar agreements, net profits agreements, production payment agreements, royalty trust agreements, incentive compensation programs on terms that are reasonably customary in the coal business for geologists, geophysicists and other providers of technical services to any of the Borrower or any of its Subsidiaries, master limited partnership agreements, farm-out agreements, farm-in agreements, division orders, contracts for the sale, purchase, exchange, transportation, gathering or processing of coal, unitizations and pooling designations, declarations, orders and agreements, development agreements, operating agreements, production sales contracts, area of mutual interest agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, and other agreements which are customary in the coal business as long as such Liens do not secure obligations for the payment of borrowed money or other Indebtedness and attach solely to the proceeds of sales of the products derived from such coal producing property; and
(4)          Liens pursuant to contract mining agreements and leases granted in the ordinary course of business to others that do not interfere with the ordinary conduct of business of the Borrower or its Subsidiaries and do not secure obligations for the payment of borrowed money or other Indebtedness.
“Code” means the Internal Revenue Code of 1986, as amended from time to time (unless as indicated otherwise).
“Collateral” means, collectively, (i) all of the real, personal and mixed property and assets (including Equity Interests) in which Liens are purported to be granted pursuant to the Security Documents as security for all or any part of the Obligations (subject to exceptions contained in the Security Documents), in each case excluding any Excluded Assets, and (ii) “DIP Collateral” or words of similar intent, as defined in any Order.
“Collateral Agent” means Cortland Capital Market Services LLC, in its capacity as the collateral agent, together with its successors and assigns.
“Collateral Questionnaire” means a certificate in the form of Exhibit B that provides information with respect to the personal or mixed property of each Loan Party.
“Commitment” means, with respect to any Lender, such Lender’s (i) Initial Term Loan Commitment and/or (ii) Delayed Draw Term Loan Commitment, as the context shall require.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended and any successor statute.
“Compliance Certificate” means a certificate substantially in the form of Exhibit D (with such modifications as are necessary to reflect any effective amendment, amendment and restatement or other modification of this Agreement at the time of delivery thereof).
“Consenting First Lien Lender” means “Consenting First Lien Lender” as defined in the Restructuring Support Agreement.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Contract” has the meaning specified in the definition of Excluded Assets.
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.
“Controlled Subsidiary” means, with respect to any consent, waiver or right to terminate or accelerate the obligations under a Contract, any Subsidiary that the Borrower directly or indirectly Controls for purposes of the provision of such consent, waiver or exercise of such right to terminate or accelerate the obligations under such Contract.
“Credit Extension” means the making of a Loan.

“Critical Vendor Report” means a report, in a form acceptable to the Financial Advisor (it being agreed that the form previously provided to the Financial Advisor prior to the Closing Date is acceptable), describing in reasonable detail the matter set forth in Exhibit H.
“Debtor Relief Laws” means (i) the Bankruptcy Code, (ii) any domestic or foreign law relating to liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally, and (iii) any order made by a court of competent jurisdiction in respect of any of the foregoing.
“Debtors” shall have the meaning assigned to such term in the recitals to this Agreement.
“Declined Proceeds” has the meaning specified in Section 2.05(l).
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” means, with respect to Obligations, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate applicable to Base Rate Loans, plus (iii) 2% per annum; provided, however, that with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to (i) the Eurocurrency Rate otherwise applicable to such Eurocurrency Rate Loan plus (ii) the Applicable Rate applicable to Eurocurrency Rate Loans plus (iii) 2% per annum.
“Defaulting Lender” means, subject to the last paragraph of Section 2.18, any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to any Agent, or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower and the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to the last paragraph of Section 2.18) as of the date established therefor by the Administrative Agent in a written notice of such determination to the Borrower and each other Lender promptly following such determination.
“Delayed Draw Funding Date” means the date on which all the conditions precedent in Section 4.02 are satisfied or waived in accordance with Section 10.01 and the Delayed Draw Term Loans are made.

“Delayed Draw Term Lender” means any Term Lender holding Delayed Draw Term Loan Commitment and/or Delayed Draw Term Loans.
“Delayed Draw Term Loan” has the meaning set forth in Section 2.01(a).
“Delayed Draw Term Loan Commitment” means, as to each Lender, its obligation to make Delayed Draw Term Loans to the Borrower pursuant to Section 2.01(b) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Delayed Draw Term Loan Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.  The aggregate amount of Delayed Draw Term Loan Commitments as of the Closing Date is $45,000,000.
“Delayed Draw Term Loan Commitment Fee” has the meaning set forth in Section 2.09(e).
“Delayed Draw Term Loan Facility” means, at any time (a) prior to the funding of the Delayed Draw Term Loans on the Delayed Draw Funding Date, the aggregate Delayed Draw Term Loan Commitments at such time and (b) on and after the funding of the Delayed Draw Term Loans on the Delayed Draw Funding Date, the aggregate principal amount of the Delayed Draw Term Loans of all Lenders outstanding at such time.
“Designated Letters of Credit” means letters of credit issued in the ordinary course of business with respect to Mine reclamation, workers’ compensation and other employee benefit liabilities.
“DIP Budget” has the meaning specified in Section 4.01(g).
“DIP Collateral” means the “DIP Collateral” as defined in the Orders.
“Direct Debt Placement” means “Direct Debt Placement” as defined in the Restructuring Support Agreement.
“Disclosure Statement” means “Disclosure Statement” as defined in the Restructuring Support Agreement.
“Disposition” or “Dispose” means the sale, transfer or other disposition of any assets by any Person outside the ordinary course of business, including by means of a merger, consolidation or similar transaction and including any sale or issuance of the Equity Interests of any Subsidiary.
“Disqualified Equity Interest” means Equity Interests that by their terms (or by the terms of any security into which such Equity Interests are convertible, or for which such Equity Interests are exchangeable, in each case at the option of the holder thereof) or upon the happening of any event (i) mature or are mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or are required to be redeemed or redeemable at the option of the holder for consideration other than Qualified Equity Interests, or (ii) are convertible at the option of the holder into Disqualified Equity Interests or exchangeable for Indebtedness, in each case of clauses (i) and (ii) prior to the date that is 91 days after the Stated Maturity Date hereunder, except, in the case of clauses (i) and (ii), if as a result of a change of control or asset sale, so long as the relevant provisions specifically state that such repurchase, payment or redemption upon the occurrence of such a change of control or asset sale event is subject to the prior payment in full of all Obligations and the termination of Commitments.
“Disqualified Institution” means (i) any banks, financial institutions and institutional investors and competitors of the Borrower identified by the Borrower to the Administrative Agent by name in writing from time to time on or prior to the Petition Date or as the Borrower and the Administrative Agent shall from time to time mutually agree after such date, (ii) any affiliates of the foregoing that are (A) identified by the Borrower from time to time in writing or (B) readily identifiable solely on the basis of similarity of their names; provided that (x) “Disqualified Institutions” shall not include any bona fide diversified debt fund or a diversified investment vehicle that is engaged in the making, purchasing, holding or otherwise investing in, acquiring or trading commercial loans, bonds and similar extensions of credit in the ordinary course; (y) the Administrative Agent shall not have any responsibility for monitoring compliance with any provisions of this Agreement with respect to Disqualified Institutions and (z) updates to the Disqualified Institution schedule shall not retroactively invalidate or otherwise affect any (1) assignments or participations made to, (2) any trades entered into with or (3) information provided to any Person before it was designated as a Disqualified Institution. A schedule of the Disqualified Institutions shall be made available on the Closing Date (and updated from time to time) by the Borrower to all Lenders by delivering such schedule (and such updates) to the Administrative Agent; provided, that any additional Person identified pursuant to an updated schedule shall not be deemed a Disqualified Institution until such time as such update to the schedule is provided to the Lenders.
“Disqualified Stock” means Capital Stock constituting Disqualified Equity Interests.
“Dodd-Frank Act” means the Dodd—Frank Wall Street Reform and Consumer Protection Act (Pub.L. 111-203, H.R. 4173) signed into law on July 21, 2010, as amended from time to time.
“Dollar” and “$” mean lawful money of the United States.
“Domestic Subsidiary” means any Subsidiary that is organized under the Laws of the United States or any State thereof or the District of Columbia.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” means (i) a Lender, (ii) an Affiliate of a Lender and (iii) an Approved Fund (any two or more Approved Funds being treated as a single Eligible Assignee for all purposes hereof), and (iv) any other Person (other than a natural person) approved by (x) the Borrower unless an Event of Default has occurred and is continuing (such approval not to be unreasonably withheld or delayed); provided that the Borrower shall be deemed to have approved an assignment of Loans to a Person pursuant to this clause (iv) unless it shall have objected thereto by written notice to the Administrative Agent within three (3) Business Days after having received notice thereof and (y) the Administrative Agent; provided, that no Defaulting Lender, Disqualified Institution, any Loan Party or Affiliated Lender shall be an Eligible Assignee.
“Environmental Laws” means any and all applicable current and future federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions or common law causes of action relating to (a) protection of the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment including ambient air, surface, water, ground water, or land, (b) human health as affected by Hazardous Materials, and (c) mining operations and activities to the extent relating to environmental protection or reclamation, including the Surface Mining Control and Reclamation Act, provided that “Environmental Laws” do not include any Laws relating to worker or retiree benefits, including benefits arising out of occupational diseases.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permits” means any and all permits, licenses, registrations, notifications, exemptions and any other authorization required under any applicable Environmental Law.
“Equity Interests” means, with respect to any Person, all of the shares of Capital Stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of Capital Stock of (or other ownership or profit interests in) such Person, and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination (but excluding any debt security that is convertible into, or exchangeable for, Equity Interests).
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time, the regulations promulgated thereunder and any successor statute.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the failure to meet the minimum funding standards of Sections 412 or 430 of the Code or Sections 302 or 303 of ERISA with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Code or Section 302(c) of ERISA) or the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (c) a determination that any Pension Plan is, or is expected to be, in “at risk” status (as defined in Section 430 of the Code or Section 303 of ERISA); (d) a determination that any Multiemployer Plan is, or is expected to be, in “critical” or “endangered” status under Section 432 of the Code or Section 305 of ERISA; (e) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (f) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (g) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (h) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (i) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate; (j) receipt from the IRS of notice of the failure of any Pension Plan (or any other Plan intended to be qualified under Section 401(a) of the Code) to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Code; (k) the imposition of a Lien pursuant to Section 430(k) of the Code or Section 303(k) of ERISA or a violation of Section 436 of the Code with respect to any Pension Plan; or (l) the occurrence of any Foreign Plan Event.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Eurocurrency Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for a Eurocurrency Rate Loan, the rate per annum obtained by dividing (i) (a) the rate per annum equal to the rate determined by the Administrative Agent, to be the London interbank offered rate administered by the ICE Benchmark Administration (or any other person which takes over the administration of that rate) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars displayed on the ICE LIBOR USD page of the Bloomberg Screen (or any replacement page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Bloomberg, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, (b) in the event the rate referenced in the preceding clause (a) is not available, the rate per annum based on a substitute index reasonably selected by the Administrative Agent for Dollar deposits comparable to the principal amount of the applicable Loan for which the Eurocurrency Rate is then being determined with maturities comparable to such period as of approximately 11:00 a.m.

(London, England time) on such Interest Rate Determination Date, or (c) in the event that such rate is not ascertainable pursuant to the preceding clauses (a) or (b), the “Eurocurrency Rate” shall be the rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period, by (ii) an amount equal to (a) one minus (b) the Applicable Reserve Requirement.  In no event, notwithstanding the rate determined pursuant to the foregoing, shall the Eurocurrency Rate be less than 1.00%.
“Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on the Eurocurrency Rate.
“Event of Default” has the meaning specified in Section 8.01.
“Excess Proceeds” has the meaning specified in Section 2.05(e).
“Excluded Assets” means
(a)          (i) those assets over which the pledging or granting of a security interest in such assets (x) would be prohibited by any applicable law (other than any organizational document), rule or regulation (except to the extent such prohibition is unenforceable after giving effect to applicable anti-assignment provisions of the UCC, other than proceeds thereof, the assignment of which is expressly deemed effective under the UCC notwithstanding such prohibitions), (y) would be prohibited by, or cause a default under or result in a breach, violation or invalidation of, any lease, license or other written agreement or written obligation (each, a “Contract”) to which such assets are subject, or would give another Person (other than the Borrower or any Controlled Subsidiary) a right to terminate or accelerate the obligations under such Contract or to obtain a Lien to secure obligations owing to such Person (other than the Borrower or any Controlled Subsidiary) under such Contract (but only to the extent such assets are subject to such Contract and such Contract is not entered into for purposes of circumventing or avoiding the collateral requirements of the indenture), unless the Borrower or any Guarantor may unilaterally waive it (in each case, except to the extent any such prohibition is unenforceable after giving effect to applicable anti-assignment provisions of the UCC) or (z) would require obtaining the consent, approval, license or authorization of any Person (other than the Borrower or any Guarantor) or applicable Governmental Authority, except to the extent that such consent, approval, license or authorization has already been obtained, and (ii) any Contract or any property or other asset subject to Liens securing a purchase money security interest, Capital Lease Obligation or similar arrangement or sale and leaseback transaction to the extent that a grant of a security interest therein requires the consent of any Person (other than the Borrower or any Controlled Subsidiary) as a condition to the creating of another security interest, would violate or invalidate such Contract or purchase money, capital lease or similar arrangement or create a right of termination in favor of any other party thereto (other than the Borrower or a Controlled Subsidiary) after giving effect to the applicable anti-assignment provisions of the UCC), other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibition; provided, however, that the Collateral shall include (and such security interest shall attach) (x) immediately at such time as the contractual or legal prohibition shall no longer be applicable, (y) immediately at such time as such contractual or legal prohibition would be unenforceable due to applicable Debtor Relief Laws and (z) to the extent severable,  immediately at such time to any portion of such lease, license, contract or agreement not subject to the prohibitions specified above;
(b)          any “intent-to-use” application for registration of a trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing and acceptance of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, and
(c)          (i) margin stock, and (ii) any Equity Interests in any Subsidiary that is not a Wholly Owned Domestic Subsidiary (provided, that such term shall not include any FSHCO) by the Borrower or any Subsidiary or in a Joint Venture, if the granting of a security interest therein (A) would be prohibited by, cause a default under or result in a breach of, or would give another Person (other than the Borrower or any Controlled Subsidiary) a right to terminate, under any Organizational Document, shareholders, joint venture or similar agreement applicable to such Subsidiary or Joint Venture, or (B) would require obtaining the consent of any Person (other than the Borrower or any Controlled Subsidiary); provided, however, that the Collateral shall include (and such security interest shall attach) (x) immediately at such time as any such contractual limitations shall no longer be applicable, (y) immediately at such time as such contractual limitations would be unenforceable due to applicable Debtor Relief Laws and (z) to the extent severable, immediately at such time to any portion of any Equity Interests not subject to the limitations specified above;
provided that the Collateral shall include the replacements, substitutions and proceeds of any of the foregoing unless such replacements, substitutions or proceeds also constitute Excluded Assets.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the Laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a Law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 10.13) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.01, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure or inability to comply with Section 3.01(e) and (d) any Taxes imposed under FATCA.
“Facility” means any Term Loan Facility and the Roll-Up Facility.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty, or convention among Governmental Authorities and implementing such Sections of the Code.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) received from three federal funds brokers on such day on such transactions as determined by the Administrative Agent.
“Final Order” means, collectively, the order of the Bankruptcy Court entered in the Chapter 11 Cases after a final hearing under Bankruptcy Rule 4001(c)(2) or such other procedures as approved by the Bankruptcy Court, which order shall be in the form of the Interim Order (with only such modifications thereto as are necessary to convert the Interim Order to a final order and such other modifications as are satisfactory to the Required Lenders (and with respect to modifications to the rights and duties of any Agent, such Agent)), and from which no appeal or motion to reconsider has been timely filed, or if timely filed, such appeal or motion to reconsider has been dismissed or denied with no further appeal and the time for filing such appeal has passed (unless the Required Lenders waive such requirement), together with all extensions, modifications, and amendments thereto, in form and substance satisfactory to the Required Lenders.
“Final Order Entry Date” means the date on which the Final Order is entered by the Bankruptcy Court.
“Financial Advisor” means, collectively, Lazard and Perella Weinberg Partners L.P., in their capacities as financial advisors to certain Backstop Lenders.
“Flood Certificate” means a “Standard Flood Hazard Determination Form” of the Federal Emergency Management Agency and any successor Governmental Authority performing a similar function.

“Flood Hazard Property” means any Real Property that constitutes Collateral in favor of Collateral Agent, for the benefit of Secured Parties, with buildings or mobile homes located in a Flood Zone.
“Flood Program” means the National Flood Insurance Program created by the U.S.  Congress pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994 and the Flood Insurance Reform Act of 2004, in each case as amended from time to time, and any successor statutes.
“Flood Zone” means areas having special flood hazards as described in the National Flood Insurance Act of 1968, as amended from time to time, and any successor statute.
“Foreign Lender” means any Lender that is not a “United States Person” as defined in Section 7701 (a)(30) of the Code.
“Foreign Plan” means any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by any Loan Party or any of their respective Subsidiaries with respect to employees employed outside the United States and paid through a non-United States payroll.
“Foreign Plan Event” means, with respect to any Foreign Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the required contributions or payments, under any applicable law, within the time permitted by Law for such contributions or payments, (c) the receipt of a notice from a Governmental Authority relating to the intention to terminate any such Foreign Plan or to appoint a trustee or similar official to administer any such Foreign Plan, or alleging the insolvency of any such Foreign Plan, (d) the incurrence of any liability by any Loan Party under applicable law on account of the complete or partial termination of such Foreign Plan or the complete or partial withdrawal of any participating employer therein, in each case, which could reasonably be expected to have a Material Adverse Effect, or (e) the occurrence of any transaction with respect to a Foreign Plan that is prohibited under any applicable law and that could reasonably be expected to result in the incurrence of any liability by any Loan Party, or the imposition on any Loan Party of any fine, excise tax or penalty with respect to a Foreign Plan resulting from any noncompliance with any applicable law, in each case which could reasonably be expected to have a Material Adverse Effect.
“Foreign Subsidiary” means a Subsidiary that is organized under the laws of a jurisdiction other than the United States or any State thereof or the District of Columbia and any Subsidiary thereof.
“Four-Week Test Period” means, at any time, the four-week period ended on the immediately preceding Friday; provided that only periods ending on the fourth Friday following the Closing Date and each fourth Friday thereafter shall constitute Four-Week Test Periods.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“FSHCO” means any Domestic Subsidiary that has no material assets other than Equity Interests of (x) a Foreign Subsidiary or (y) any other FSHCO.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
“Funded Debt” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent, (i) in respect of borrowed money or advances or (ii) evidenced by loan agreements, bonds, notes or debentures or similar instruments or letters of credit (solely to the extent such letters of credit or other similar instruments have been drawn and remain unreimbursed) or, without duplication, reimbursement agreements in respect thereof.

“GAAP” means generally accepted accounting principles in the United States, which are applicable to the circumstances as of the date of determination.  The sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with GAAP in the United States, are set forth in the Financial Accounting Standards Board’s Accounting Standards Codification.
“General Partner” has the meaning specified in the introductory paragraph hereto, or any successor general partner of Holdings.
“Governmental Authority” means the government of the United States or any other nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantee” means, as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to the extent the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation in order to induce the creation of such obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, reimbursement obligations under letters of credit and any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee obligation shall not include (i) indemnification or reimbursement obligations under or in respect of Surety Bonds or Designated Letters of Credit, (ii) ordinary course performance guarantees by any Loan Party of the obligations (other than for the payment of borrowed money) of any other Loan Party and (iii) endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guarantee obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.  The term “Guarantee” as a verb has a corresponding meaning.
“Guaranteed Obligations” has the meaning specified in Section 11.01.
“Guarantors” means each of the General Partner, Holdings and any Subsidiary that is a Wholly Owned Domestic Subsidiary; provided, that such term shall not include any FSHCO.  As of the Closing Date, each of the Debtors (other than the Borrower) is a Guarantor.  For the avoidance of doubt, no Foreign Subsidiary now owned or hereafter formed or acquired shall be a Guarantor.
“Guaranty” means the guaranty of each Guarantor set forth in Article XI.
“Hazardous Materials” means (i) any explosive or radioactive substances or wastes and (ii) any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under, or that could reasonably be expected to give rise to liability under, any applicable Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls, urea-formaldehyde insulation, gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any coal ash, coal combustion by-products or waste, boiler slag, scrubber residue or flue desulphurization residue.

“Hedging Agreement” means any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement (regardless of whether such agreement or instrument is classified as a “derivative” pursuant to FASB ASC Topic No. 815 and required to be marked-to-market) and any other agreements or arrangements designed to manage interest rates or interest rate risk and other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.
For the avoidance of doubt, Hedging Agreements do not include coal sales contracts requiring the delivery of coal that is priced pursuant to an established index created for the purposes of establishing a market price for the underlying commodity.
“Hedging Termination Value” means, in respect of any one or more Hedging Agreement, after taking into account the effect of any valid netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark- to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include a Lender, an Agent or any Affiliate of a Lender or an Agent) (it being understood that any such termination values and marked-to-market values shall take into account any assets posted as collateral or security for the benefit of a party to the Hedging Agreement).
“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.
“Historical Financial Statements” means as of the Closing Date, (i) the audited financial statements of Borrower and its Subsidiaries for the immediately preceding three fiscal years, consisting of balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such fiscal years, (ii) the unaudited financial statements of Borrower and its Subsidiaries for each of the first three fiscal quarters ended after the date of the most recent audited financial statements and at least 45 days prior to the Closing Date, consisting of a balance sheet and the related consolidated statements of income, stockholders’ equity and cash flows for the three-, six- or nine-month period, as applicable, ending on such date.
“Holdings” has the meaning specified in the introductory paragraph hereto and includes any successor to Holdings as contemplated by Section 7.09.
“Huntington Cash Management Obligations” all of Huntington National Bank’s customary service charges, overdraft and returned item fees, transfer fees, account maintenance fees, reasonable and documented legal fees, and expenses relating to any account under any account agreements, including without limitation the prepetition and post-petition Bank Fees (as defined in the Cash Management Motion) and any chargebacks or other amounts owing to the Huntington National Bank from (i) any checks or other items or receipts deposited in any account are returned unpaid or otherwise dishonored for any reason, (ii) any overdrafts on any account, (iii) any automated clearing house, wire transfer or other electronic entries for deposit into any account that are returned or otherwise dishonored, or (iv) claims of breach of the UCC’s transfer or presentment warranties made against Huntington National Bank in connection with items deposited to any account.
“Increased Amount” has the meaning specified in Section 7.03.
“Incur” means, with respect to any Indebtedness, to incur, create, issue, assume or Guarantee such Indebtedness.

“Indebtedness” means, as to any Person, without duplication:
(a)          all indebtedness of such Person for borrowed money;
(b)          all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments (other than any obligations in respect of performance bonds, bid bonds, appeal bonds, surety bonds, reclamation bonds and completion guarantees, bank guarantees and similar obligations under any Mining Law or Environmental Law or with respect to worker’s compensation benefits);
(c)          all obligations of such Person arising under letters of credit, bankers’ acceptances or other similar instruments (solely to the extent such letters of credit, bankers’ acceptances or other similar instruments have been drawn and remain unreimbursed);
(d)          all obligations of such Person to pay the deferred purchase price of property or services;
(e)          the Attributable Indebtedness of such Person in respect of Capital Leases;
(f)          all Indebtedness of other Persons Guaranteed by such Person to the extent so Guaranteed;
(g)          all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; and
(h)          all obligations of such Person under Hedging Agreements;
if and to the extent any of the preceding items (other than Guarantees referred to in clause (e)) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP;
provided that in no event shall Indebtedness include (i) asset retirement obligations, (ii) obligations (other than obligations with respect to Indebtedness for borrowed money or other Funded Debt) related to surface rights under an agreement for the acquisition of surface rights for the production of coal reserves in the ordinary course of business in a manner consistent with historical practice of the Borrower and its Subsidiaries, (iii) obligations under coal purchase and sale contracts, (iv) trade accounts payable and accrued expenses incurred in the ordinary course of business, (v) obligations under federal coal leases, (vi) obligations under coal leases which may be terminated at the discretion of the lessee, (vii) obligations for take-or-pay arrangements or (viii) royalties, the dedication of reserves under supply agreements or similar rights or interests granted, taken subject to, or otherwise imposed on properties consistent with customary practices in the mining industry.
The amount of any obligation under any Hedging Agreement on any date shall be deemed to be the Hedging Termination Value thereof as of such date.  The amount of any Indebtedness issued with original issue discount shall be deemed to be the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness.  The amount of any Indebtedness secured by a Lien on an asset of such Person but not otherwise the obligation, contingent or otherwise of such Person, shall be deemed to be the lesser of (x) the fair market value (as reasonably determined by the Borrower in good faith)of such asset on the date the Lien attached as determined in good faith by the Borrower and (y) the amount of such Indebtedness.  The amount of any other Indebtedness shall be the outstanding principal amount thereof.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Indemnitees” has the meaning specified in Section 10.04(b).
“Information” has the meaning specified in Section 10.07.
“Initial Term Lender” means any Term Lender holding Initial Term Loans.

“Initial Term Loan” has the meaning set forth in Section 2.01(a).
“Initial Term Loan Commitment” means, as to each Lender, its obligation to make Initial Term Loans to the Borrower pursuant to Section 2.01(a) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Initial Term Loan Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.  The aggregate amount of Initial Term Loan Commitments as of the Closing Date is $55,000,000.
“Initial Term Loan Facility” means, at any time (a) prior to the funding of the Initial Term Loans on the Closing Date, the aggregate Initial Term Loan Commitments at such time and (b) on and after the funding of the Initial Term Loans on the Closing Date, the aggregate principal amount of the Initial Term Loans of all Lenders outstanding at such time.
“Interest Payment Date” means, (a) as to any Eurocurrency Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date (or, if sooner, the date on which the Obligations become due and payable pursuant to Section 8.02), and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.
“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one month thereafter; provided that:
(i)          any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;
(ii)          any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (iii) below, end on the last Business Day of a calendar month; and
(iii)          with respect to each Facility, no Interest Period shall extend beyond its applicable Maturity Date.
“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.
“Interim Order” means the order of the Bankruptcy Court entered in the Chapter 11 Cases after an interim hearing (assuming satisfaction of the standard prescribed in Bankruptcy Rule 4001 and other applicable law) substantially in the form of Exhibit K hereto or otherwise in form and substance satisfactory to the Required Lenders (and with respect to the rights and duties of each Agent, such Agent), which among other matters but not by way of limitation, authorizes, on an interim basis, the Borrower and the Guarantors to execute and perform under the terms of this Agreement and the other Loan Documents.
“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Capital Stock or other securities of another Person, (b) a loan, advance (excluding intercompany liabilities incurred in the ordinary course of business in connection with the cash management operations of the Borrower and its Subsidiaries) or capital contribution to, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit.  For purposes of covenant compliance, the amount of any Investment shall be (i) the amount actually invested, as determined immediately prior to the time of each such Investment, without adjustment for subsequent increases or decreases in the value of such Investment minus (ii) the amount of dividends or distributions received in connection with such Investment and any return of capital and any payment of principal received in respect of such Investment that in each case is received in cash or Cash Equivalents.
“IP Rights” has the meaning specified in Section 5.18.
“IRS” means the United States Internal Revenue Service.
“Joint Venture” means any Person (a) other than a Subsidiary in which the Borrower or its Subsidiaries hold an ownership interest or (b) which is an unincorporated joint venture of the Borrower or any Subsidiary.
“Junior Lien Indebtedness” means any other Indebtedness that is secured by a Lien on the Collateral (or any portion thereof) that is junior to the Liens on the Collateral securing the Obligations and that was permitted to be incurred and so secured hereunder.
“Laws” means, as to any Person, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, regulations, ordinances, codes, and determinations of arbitrators or courts or other Governmental Authorities, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Leasehold Property” means any interest of any Loan Party as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.
“Lender” has the meaning specified in the introductory paragraph hereto and shall include any Lender that may become a party hereto pursuant to an Assignment and Assumption or an amendment to this Agreement.
 “Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.
“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capital Lease having substantially the same economic effect as any of the foregoing).
“Liquidity” means, the sum of (i) the aggregate amount of cash and Cash Equivalents on the consolidated balance sheet of the Borrower and its Subsidiaries that is “unrestricted” in accordance with GAAP and (ii) at all times prior to the Delayed Draw Funding Date, the Delayed Draw Term Loan Commitment.
 “LLC Division” means the statutory division of any limited liability company into two or more limited liability companies pursuant to Section 18.217 of the Delaware Limited Liability Company Act or a comparable provision of a different jurisdiction’s laws, as applicable.
“Loan” or “Loans” means, individually or collectively as the context requires, a Term Loan and the Roll-Up Loans.
“Loan Documents” means this Agreement, each Note, the Agency Fee Letter, each Security Document, any fee letter or other document relating to the fees referred to in Section 2.08, and all other documents, certificates, instruments or agreements executed and delivered by a Loan Party for the benefit of the Agent or any Lender in connection herewith.
“Loan Parties” means, collectively, the Borrower and each Guarantor.
“Management Services Agreement” means the Second Amended and Restated Services Agreement entered into as of April 30, 2015 by and between Foresight Energy GP LLC and Murray American Coal, Inc. (or their respective successors), as amended, amended and restated, modified or replaced from time to time pursuant to one or more agreements.
“Management Incentive Plan” means the “Management Incentive Plan” as defined in the Restructuring Support Agreement.
“Material Adverse Effect” means any material adverse effect on (i) the business, condition (financial or otherwise), operations, performance, properties or contingent liabilities of the Debtors, taken as a whole (other than by virtue of the commencement and continuation of the Chapter 11 Cases and the events and circumstances giving rise thereto); (ii) the ability of the Loan Parties, taken as a whole, to fully and timely perform their respective material obligations under this Agreement and the Loan Documents; (iii) the legality, validity, binding effect or enforceability against a Loan Party of a Loan Document to which it is a party; or (iv) the rights, remedies and benefits available to, or conferred upon, any Agent and any Lender or any Secured Party under any Loan Document.
“Material Indebtedness” has the meaning specified in Section 8.01(e).
“Material Real Property” means (a) any fee owned or leased real property interest held by a Loan Party on the Closing Date that has a fair market value (as reasonably determined by the Borrower in good faith) in excess of $5,000,000 on the Closing Date, (b) any fee owned real property acquired by a Loan Party after the Closing Date that has a total fair market value (as reasonably determined by the Borrower in good faith) in excess of $5,000,000 as of the date acquired and (c) any leasehold interest in real property leased by a Loan Party after the Closing Date with a total fair market value (as reasonably determined by the Borrower in good faith) in excess of $5,000,000 as of the date of the lease thereof.
“Maturity Date” means the first to occur of: (a) the date that is 180 days following the Petition Date (the “Stated Maturity Date”); provided, that, if such date is not a Business Day, the Maturity Date shall be the preceding Business Day, (b) the Plan Effective Date, (c) the consummation of a sale or other disposition of all or substantially all assets of the Debtors under the section 363 of the Bankruptcy Code, and (d) the date on which the Obligations hereunder shall be accelerated in accordance with the provisions of this Agreement.
“Mine” means any excavation or opening into the earth in the United States now and hereafter made from which coal or other minerals are or can be extracted on or from any of the real properties in which any Loan Party holds an ownership, leasehold or other interest.
“Mining Financial Assurances” means letters of credit or performance bonds for reclamation or otherwise, surety bonds or escrow agreements and any payment or prepayment made with respect to, or certificates of deposit or other sums or assets required to be posted by the Borrower under Mining Laws for reclamation or otherwise.
“Mining Laws” means any and all current or future applicable federal, state, local and foreign statutes, laws, regulations, legally-binding guidance, ordinances, rules, judgments, orders, decrees or common law causes of action relating to mining operations and activities, including, but not be limited to, the Federal Coal Leasing Amendments Act; the Surface Mining Control and Reclamation Act; all other applicable land reclamation and use statutes and regulations; the Mineral Leasing Act of 1920; the Federal Mine Safety Act of 1977; the Black Lung Act; and the Coal Act; each as amended, and any comparable state and local laws or regulations.
“Mining Lease” means a lease, license or other use agreement which provides the Borrower or any Subsidiary the real property and water rights, other interests in land, including coal, mining and surface rights, easements, rights of way and options, and rights to timber and natural gas (including coalbed methane and gob gas) necessary or integral in order to recover coal from any Mine.  Leases (other than Capital Leases or operating leases of personal property even if such personal property would become fixtures) which provide the Borrower or any other Subsidiary the right to construct and operate a conveyor, crusher plant, silo, load out facility, rail spur, shops, offices and related facilities on the surface of the Real Property containing such reserves shall also be deemed a Mining Lease.
“Monthly Mine-Level Financial Reports” means financial reports with respect to the Borrower and its Subsidiaries, substantially in the form that has been previously provided to the Financial Advisor or in the form of

Exhibit I for any fiscal month that set forth mine-level operational financial information and operating statistics delivered in accordance with Section 6.01(c).
“Monthly Consolidated Financial Reports” means financial reports with respect to the Borrower and its Subsidiaries, substantially in the form of Exhibit J hereto for any fiscal  month that set forth consolidated information and operating statistics delivered in accordance with Section 6.01(c).
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Mortgage” means a mortgage, deed to secure debt, deed of trust or similar instrument in form and substance reasonably satisfactory to the Collateral Agent and the Required Lenders.
“Mortgaged Property” means all Real Property that constitutes Collateral.
“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
“Murray Energy” means Murray Energy Corporation, an Ohio corporation.
“Murray Energy Group” has the meaning specified in the definition of “Permitted Holders”.
“Narrative Report” means, with respect to the financial statements for which such narrative report is required, a management’s summary describing the operations of the Borrower and its Subsidiaries for the applicable fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such period to which such financial statements relate.
“Net Insurance/Condemnation Proceeds” means an amount equal to: (i) any cash payments or proceeds received by the Borrower or any of its Subsidiaries (a) under any casualty insurance policy in respect of a covered loss thereunder or (b) as a result of the taking of any assets of the Borrower or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) (a) any actual and reasonable costs incurred by the Borrower or any of its Subsidiaries in connection with the adjustment or settlement of any claims of the Borrower or such Subsidiary in respect thereof, (b) any bona fide direct costs incurred in connection with any sale of such assets as referred to in clause (i)(b) of this definition, including Taxes paid or payable as a result of any gain recognized or otherwise in connection therewith and (c) any payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness that is secured by a Lien on the assets subject to the relevant event described in clause (i)(a) or (b) above that is required that to be repaid as a result of such event.
“Net Proceeds” means, with respect to any Disposition pursuant to Sections 7.05(b) or 7.05(c), the sum of (a) cash payments or proceeds actually received by the Borrower or any of its Subsidiaries in connection with such Disposition (including any cash received by way of deferred payment (excluding, for avoidance of doubt, royalty payments customary in the mining industry) pursuant to, or by monetization of, Cash Equivalents or a note receivable or otherwise, but only as and when so received) minus (b) the sum of (i) (A) the principal amount, premium or penalty, if any, interest and other amounts of any Indebtedness that is secured by (1) a Lien on an asset that is not Collateral or by a Lien on an asset that is Collateral which Lien is senior in priority to the Lien on such Collateral that secures the Obligations and, in each case, that is required to be repaid in connection with such Disposition (other than Indebtedness under the Loan Documents) or (B) any other required debt payments or required payments of other obligations relating to the Disposition, in each case, with the proceeds thereof, (ii) the reasonable or customary out-of- pocket fees and expenses incurred by the Borrower or its Subsidiaries in connection with such Disposition (including attorneys’ fees, accountants’ fees, investment banking fees, real property related fees and charges and brokerage and consultant fees), (iii) all Taxes required to be paid or accrued or reasonably estimated to be required to be paid or accrued as a result thereof, (iv) in the case of any Disposition by a non-Wholly Owned Subsidiary, the pro rata portion of the Net Proceeds thereof (calculated without regard to this clause (iv)) attributable to minority or other third party interests and not available for distribution to or for the account of the Borrower or a Wholly Owned Subsidiary as a result thereof and

(v) the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (x) related to any of the applicable assets and (y) retained by the Borrower or any Subsidiary including, without limitation, pension and other post- employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (however, the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Proceeds of such Disposition occurring on the date of such reduction).
“New Common Equity” means the equity securities of Reorganized Foresight to be issued upon consummation of the Acceptable Plan in accordance with the Restructuring Support Agreement.
“Note” means a Term Loan Note and/or a Roll-Up Loan Note, as the context may require.
“Obligations” means all advances to, and debts, liabilities and obligations of every nature of each Loan Party, including obligations from the time to time owed to any Agent (including any former Agent), Lenders or any other Secured Party, under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
“Obligee Guarantor” has the meaning specified in Section 11.07.
“OPEB” means post-employment benefits other than pension benefits, including, as applicable, medical, dental, vision, life and accidental death and dismemberment.
“Orders” means, collectively, the Interim Order and the Final Order.
“Organizational Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-US jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 10.13).
“Overnight Rate” means, for any day, the greater of (a) the Federal Funds Rate in the case of any amount denominated in Dollars and (b) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
“Parent” means any direct or indirect parent of the Borrower.
“Participant” has the meaning specified in Section 10.06(e).

“Participant Register” has the meaning specified in Section 10.06(e).
“PATRIOT Act” has the meaning specified in Section 5.17(b).
“Payment in Full” means, the time at which no Lender shall have any Commitments, any Loan or other Obligations unpaid, unsatisfied or outstanding (other than in respect of contingent obligations, indemnities and expenses related thereto that are not then payable or in existence).
“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA, or any successor thereto.
“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.
“Permitted Holders” means, collectively, (a) (i) Chris Cline and his children and other lineal descendants, Robert E. Murray, Brenda L. Murray, Robert Edward Murray (son), Jonathan Robert Murray, Ryan Michael Murray (or any of their estates, or heirs or beneficiaries by will) and any Related Party of a Permitted Holder; (ii) the spouses or former spouses, widows or widowers and estates of any of the Persons referred to in clause (i) above; (iii) any trust having as its sole beneficiaries one or more of the persons listed in clauses (i) and (ii) above; and (iv) any Person a majority of the voting power of the outstanding Equity Interest of which is owned by one or more of the Persons referred to in clauses (i), (ii) or (iii) above, (b) Murray Energy Corporation, an Ohio corporation, and its Subsidiaries (“Murray Energy Group”), (c) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, such Persons referenced in clauses (a) through (b) above, collectively, have beneficial ownership of more than 50% of the total voting power of the voting units or stock of the Borrower or Holdings (or any Parent), (d) Foresight Reserves L.P., (e) Holdings and any Parent and (f) the General Partner.
“Permitted Liens” means each of the Liens permitted pursuant to Section 7.01.
“Permitted Payments to Parent” means, without duplication as to amounts, dividends, distributions or the making of loans to Holdings or the General Partner, in each case, to the extent paid in accordance with the Cash Flow Forecast (subject to Permitted Variance):
(1)          in amounts required for such entity to pay (i) general corporate overhead expenses (including, but not limited to, franchise taxes, legal expenses, accounting expenses, expenses to maintain their corporate existence and administrative expenses) and (ii) directors’ fees and expense reimbursements under its charter or by-laws or pursuant to written agreements entered into prior to the Closing Date with any such Person to the extent relating to the Borrower and its Subsidiaries, in each case, when due; provided the aggregate amount set forth in this clause (1) shall not exceed $50,000 in any fiscal month;
(2)          to pay customary indemnification obligations of Holdings’ or the General Partner’s owing to directors, officers, employees or other Persons under its charter or by-laws or pursuant to written agreements entered into prior to the Closing Date with any such Person to the extent relating to the Borrower and its Subsidiaries; and
(3)          to pay obligations of Holdings or the General Partner in respect of director and officer insurance (including premiums therefor) to the extent relating to the Borrower and its Subsidiaries.
“Permitted Real Estate Encumbrances” means the following encumbrances which do not, in any case, individually or in the aggregate, materially detract from the value of any Mine subject thereto or interfere with the ordinary conduct of the business or operations of the Borrower and its Subsidiaries as presently conducted on, at or with respect to such Mine and as to be conducted following the Closing Date: (a) encumbrances customarily found upon real property used for mining purposes in the applicable jurisdiction in which the applicable real property is located to the extent such encumbrances would be permitted or granted by a prudent operator of mining property similar in use and configuration to such real property (e.g., surface rights agreements, wheelage agreements and reconveyance agreements); (b) rights and easements of (i) owners of undivided interests in any of the real property where the Borrower and its Subsidiaries own less than 100% of the fee interest, (ii) owners of interests in the surface of any real property where the applicable party does not own or lease such surface interest, (iii) lessees, if any, of coal or other minerals (including oil, gas and coal bed methane) where the Borrower and its Subsidiaries do not own such coal or other minerals, and (iv) lessees of other coal seams and other minerals (including oil, gas and coal bed methane) not owned or leased by such party; (c) with respect to any real property in which the Borrower or any Subsidiary holds a leasehold interest, terms, agreements, provisions, conditions, and limitations (other than royalty and other payment obligations which are otherwise permitted hereunder) contained in the leases granting such leasehold interest and the rights of lessors thereunder (and their heirs, executors, administrators, successors, and assigns), subject to any amendments or modifications set forth in any landlord consent delivered in connection with a Mortgage; (d) farm, grazing, hunting, recreational and residential leases with respect to which the Borrower or any Subsidiary is the lessor encumbering portions of the real properties to the extent such leases would be granted or permitted by, and contain terms and provisions that would be acceptable to, a prudent operator of mining properties similar in use and configuration to such real properties; (e) royalty and other payment obligations to sellers or transferors of fee coal or lease properties to the extent such obligations constitute a lien not yet delinquent; (f) rights of others to subjacent or lateral support and absence of subsidence rights or to the maintenance of barrier pillars or restrictions on mining within certain areas as provided by any mining lease, unless in each case waived by such other person; and (g) rights of repurchase or reversion when mining and reclamation are completed.
“Permitted Variance” has the meaning specified in Section 7.18.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Petition Date” has the meaning specified in the recitals to this Agreement
“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, by any ERISA Affiliate.
“Plan Effective Date” means the date of the substantial consummation (as defined in section 1101(2) of the Bankruptcy Code, which for purposes hereof shall be no later than the effective date) of one or more plans of reorganization confirmed pursuant to a final order entered by the Bankruptcy Court.
“Platform” has the meaning specified in Section 6.02.
“Prepetition Agent” means the “Administrative Agent” as defined in the Prepetition First Lien Credit Agreement.
“Prepetition Debt” means, collectively, the Indebtedness of each Debtor outstanding and unpaid on the date on which such Person becomes a Debtor.
“Prepetition First Lien Credit Agreement” means the Credit and Guaranty Agreement, dated as of March 28 2017, by and among the Borrower, Holdings and the other guarantors party thereto, The Huntington National Bank, as facilities administrative agent, Lord Securities Corporation, as term administrative agent, and the other lenders party thereto from time to time, as amended, restated, supplemented or otherwise modified from time to time.
“Prepetition First Lien Lender” means a “Lender” as defined in the Prepetition First Lien Credit Agreement.
“Prepetition First Lien Obligations” means the “Obligations” as defined in the Prepetition First Lien Credit Agreement.

“Prepetition Second Lien Indenture” means the Indenture, dated as of March 28, 2017 among Foresight Energy, LLC, Foresight Energy Finance Corporation, the guarantors party thereto and Wilmington Trust, National Association, as trustee.
“Prime Rate” means the rate of interest quoted in the print edition of The Wall Street Journal, Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s thirty (30) largest banks), as in effect from time to time.  The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.  Any Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.
“Production Payments” means with respect to any Person, all production payment obligations and other similar obligations with respect to coal and other natural resources of such Person that are recorded as a liability or deferred revenue on the financial statements of such Person in accordance with GAAP.
“Properties” has the meaning specified in Section 5.09(a).
“Public Lender” has the meaning specified in Section 6.02.
“Qualified Equity Interests” means all Equity Interests of a Person other than Disqualified Equity Interests.
“Qualified Stock” means all Capital Stock of a Person other than Disqualified Stock.
“Real Properties” means, collectively, all right, title and interest of the Borrower or any Subsidiary (including any leasehold or mineral estate) in and to any and all parcels of real property owned or operated by the Borrower or any Subsidiary, whether by lease, license or other use agreement, including but not limited to, coal leases and surface use agreements, together with, in each case, all improvements and appurtenant fixtures (including all conveyors, preparation plants or other coal processing facilities, silos, shops and load out and other transportation facilities), easements and other property and rights incidental to the ownership, lease or operation thereof, including but not limited to, access rights, water rights and extraction rights for minerals.
“Recipient” means any Agent or any Lender, as applicable.
“Register” has the meaning specified in Section 10.06(d).
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, members, directors, officers, employees, affiliated investment funds or investment vehicles, managed, advised or sub-advised accounts, funds or other entities, investment advisors, sub-advisors or managers, agents, representatives, attorneys, advisors or controlling persons of such Person and of such Person’s Affiliates.
“Related Party of a Permitted Holder” means:
(a)          any immediate family member of any Permitted Holder; or
(b)          any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, members, owners or Persons beneficially holding a majority (and controlling) interest of which consist of any one or more Permitted Holders and/or such other Persons referred to in the immediately preceding clause (a).
“Reorganization Plan” means a plan of reorganization in any or all of the Chapter 11 Cases of the Debtors.
“Reorganized Foresight” means Holdings (or any other holding company or ultimate parent entity) immediately after consummation of the Reorganization Plan.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Reporting Period” as defined in the definition of “Budget Variance Report”.
“Required Lenders” means, as of any date of determination, Lenders having more than 60% of the aggregate outstanding principal amount of the Loans and unused Commitment of all Lenders; provided that Loans and unused Commitments held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
“Required Prepayment Date” has the meaning specified in Section 2.05(l).
“Requirement of Law” means as to any Person, the Organizational Documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Responsible Officer” means the chief executive officer, president or any vice president of the Borrower, General Partner or Holdings or any applicable Subsidiary and, in addition, any Person holding a similar position or acting as a director or managing director with respect to any Foreign Subsidiary of the Borrower or, with respect to financial matters, the chief financial officer, treasurer or assistant treasurer of the Borrower, General Partner or Holdings.
“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other property) by the Borrower or any Subsidiary with respect to its Capital Stock, or any payment (whether in cash, securities or other property) by the Borrower or any Subsidiary, including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any of its Equity Interests, or on account of any return of capital to its stockholders, partners or members (or the equivalent Person thereof) and (b) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including covenant or legal defeasance), sinking fund or similar payment with respect to, any unsecured Indebtedness for borrowed money, Subordinated Indebtedness or Junior Lien Indebtedness.
“Restructuring Support Agreement” means that certain Restructuring Support Agreement dated as of March 10, 2020, executed and delivered by the Loan Parties and the other parties thereto, as such agreement may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.
“Roll-Up Amount” means, with respect to each Roll-Up Lender, the amount, if any, of the Prepetition First Lien Obligations held by such Roll-Up Lender (or one or more of its affiliates or any investment advisory client managed or advised by such Roll-Up Lender) equal to 0.808625 times the sum of (x) the amount of Initial Term Loans funded by such Roll-Up Lender (or one or more of its affiliates or any investment advisory client managed or advised by such Roll-Up Lender) on the Closing Date and (y) the amount of Delayed Draw Term Loan funded by such Roll-Up Lender (or one or more of its affiliates or any investment advisory client managed or advised by such Roll-Up Lender) on the Delayed Draw Funding Date.  The aggregate Roll-Up Amount of all Roll-Up Lenders shall not exceed $75,000,000.
“Roll-Up Facility” as defined in the recitals hereto.
“Roll-Up Lender” means a Consenting First Lien Lender that is a Term Lender (or whose affiliates or whose affiliated investment funds, investment vehicles, investment advisory clients or other entities that are managed or advised by such Consenting First Lien Lender is a Term Lender), and any other Person that becomes a Roll-Up Lender pursuant to an Assignment and Assumption Agreement.
“Roll-Up Loan Note” means a promissory note in the form of Exhibit C-2, as it may be amended, restated, supplemented or otherwise modified from time to time.
“Roll-Up Loans” as defined in Section 2.01(b)(iii).
“Roll-Up Notice” as defined in Section 2.01(b)(iii).

 “Sale and Lease-Backs” has the meaning assigned to such term in Section 7.16.
“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.
“Same Day Funds” means immediately available funds.
“Sanctions” has the meaning specified in Section 5.17(a).
“Sanctions Laws” has the meaning specified in Section 5.17(a).
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions. “Secured Parties” means, collectively, the Agents and the Lenders.
“Security Documents” means (i) the Orders, and (ii) to the extent requested by the Collateral Agent or the Required Lenders, any security agreement, pledge agreement, intellectual property security agreements, the Mortgages (if any), each of the supplements thereto and any other documents, agreements or instruments, in each case, in form and substance reasonably satisfactory to the Collateral Agent and the Required Lenders, delivered to the Collateral Agent and/or the Lenders pursuant to this Agreement or any other Loan Documents or the Orders in order to grant or purport to grant a Lien on any assets of the Borrower or any other Loan Party to secure the Obligations.
 “Similar Business” means any of the following, whether domestic or foreign: the mining, production, marketing, sale, trading and transportation (including, without limitation, any business related to terminals) of natural resources including coal, ancillary natural resources and mineral products, exploration of natural resources, any acquired business activity so long as a material portion of such acquired business was otherwise a Similar Business, and any business that is ancillary or complementary to the foregoing.
“Stated Equity Value” means the “Stated Equity Value” as defined in the Restructuring Support Agreement.
“Stated Maturity Date” has the meaning in clause (a) of the definition of “Maturity Date.”
“Subordinated Indebtedness” means any Indebtedness of the Borrower or any Guarantor that is expressly subordinated in right of payment to the Indebtedness under the Loan Documents pursuant to a written agreement to that effect.
“Subsidiary” means, with respect to any Person, any corporation, association, limited liability company or other business entity of which more than 50% of the outstanding Voting Stock is owned, directly or indirectly, by, or, in the case of a partnership, the sole general partner or the managing partner or the only general partners of which are, such Person and one or more Subsidiaries of such Person (or a combination thereof).  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.
“Superpriority Claim” means the “DIP Superpriority Claim” as defined in the Orders.
“Surety Bonds” means surety bonds obtained by the Borrower or any Subsidiary consistent with market practice and the indemnification or reimbursement obligations of the Borrower or such Subsidiary in connection therewith.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Lender” means each financial institution listed on the signature pages hereto as a Lender (other than a Roll-Up Lender) and any other Person that becomes a party hereto pursuant to an Assignment and Assumption Agreement, in each case, that has a Term Loan Commitment or is a holder of a Term Loan.

“Term Loan” means the Initial Term Loan and the Delayed Draw Term Loan.
“Term Loan Commitment” means the Initial Term Loan Commitment and the Delayed Draw Term Loan Commitment.
“Term Loan Facility” means the Initial Term Loan Facility and/or the Delayed Draw Term Loan Facility.
“Term Loan Note” means a promissory note in the form of Exhibit C-1, as it may be amended, restated, supplemented or otherwise modified from time to time.
“Threshold Amount” means $5,000,000.
“Transactions” means the transactions contemplated herein to occur on the Closing Date, including the funding of the Initial Term Loan Facility, the provision of the Delayed Draw Term Loan Facility, the deemed funding of the Roll-Up Loans, and the commencement of the Chapter 11 Cases.
“Two-Week Test Period” means, at any time, the two-week period ended on the immediately preceding Friday; provided that only periods ending on the second Friday following the Closing Date and each second Friday thereafter shall constitute Two-Week Test Periods.
“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.
“UCC” means the Uniform Commercial Code as in effect in the applicable state of jurisdiction.
“Unfunded Pension Liability” means the excess of a Pension Plan’s accrued benefit liabilities under Section 4001 (a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the actuarial assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.
“United States” and “U.S.” mean the United States of America.
“U.S. Government Obligations” means obligations issued or directly and fully guaranteed or insured by the United States of America or by any agency or instrumentality thereof, provided that the full faith and credit of the United States of America is pledged in support thereof.
“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e).
“Voting Stock” means, with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.
“Waivable Mandatory Prepayment” has the meaning specified in Section 2.05(l).
“Wholly Owned” means, with respect to any Subsidiary, a Subsidiary all of the outstanding Capital Stock of which (other than any director’s qualifying shares) is owned by the Borrower and one or more Wholly Owned Subsidiaries (or a combination thereof).
“Withholding Agent” means any Loan Party and the Administrative Agent.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
1.02          Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)          The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organizational Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof”, “hereto” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(b)          In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
(c)          Section headings herein and in the other Loan Documents are included for convenience of reference only, shall not constitute a part hereof, shall not be given any substantive effect and shall not affect the interpretation of this Agreement or any other Loan Document.
1.03          Accounting Terms.
(a)          Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP applied on a consistent basis.
(b)          Changes in GAAP.  If at any time any Accounting Change would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Required Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such Accounting Change as if such Accounting Change has not been made (subject to the approval of the Required Lenders); provided that, until so amended, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Change had not occurred.
1.04          Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).
1.05          LLC Division.  For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware Law (including any LLC Division, or any comparable event under a different jurisdiction’s laws, as applicable): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests.
ARTICLE II
THE COMMITMENTS AND CREDIT EXTENSIONS
2.01          The Loans.

(a)          Term Loans.
(i)          Subject to the terms and conditions set forth herein, each Term Lender agrees, severally and not jointly, to make a loan (“Initial Term Loan”) to the Borrower in Dollars, on the Closing Date in an aggregate principal amount not to exceed such Term Lender’s Initial Term Loan Commitment.  Initial Term Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.
(ii)          Subject to the terms and conditions set forth herein, each Term Lender agrees, severally and not jointly, to make a loan (“Delayed Draw Term Loans”) to the Borrower in Dollars, on the Delayed Draw Funding Date in an aggregate principal amount not to exceed such Term Lender’s Delayed Draw Term Loan Commitment.  Delayed Draw Term Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.
(iii)          Borrower may make only one Borrowing under the Initial Term Loan Commitment on the Closing Date, and Borrower may make only one Borrowing under the Delayed Draw Term Loan Commitment on the Delayed Draw Funding Date.  Any amount borrowed under this Section 2.01(a) and subsequently repaid or prepaid may not be reborrowed.  Each Term Lender’s Initial Term Loan Commitment or the Delayed Draw Term Loan Commitment shall terminate immediately and without any further action on the Closing Date or the Delayed Draw Funding Date, as applicable, after giving effect to the funding of such Term Lender’s Commitment on such date.  Notwithstanding anything to the contrary, unless the Administrative Agent and the Borrower shall otherwise agree, the initial Interest Period of any Delayed Draw Term Loans that are Eurocurrency Rate Loans shall commence on the date of funding and shall end on the last day of the then-current Interest Period for all Eurocurrency Rate Loans that are Initial Term Loans then outstanding.
(b)          Roll-Up Loan.
(i)          Subject to the terms and conditions set forth herein and the Orders, the Prepetition First Lien Obligations held by each Consenting First Lien Lender shall be automatically substituted and exchanged for (and prepaid by) loans hereunder (the “Roll-Up Loans”) in a principal amount equal to such Roll-Up Lender’s Roll-Up Amount on the Final Order Entry Date. Such Roll-Up Loans shall be deemed funded on the Final Order Entry, and shall constitute, and shall be deemed to be, Loans hereunder.
(ii)          No later than three (3) Business Days prior to the Final Order Entry, the Administrative Agent shall have received a written notice, in form and substance satisfactory to the Administrative Agent and the Required Lenders (the “Roll-Up Notice”), which shall (A) attach a schedule identifying each Roll-Up Lender and the principal amount of such Roll-Up Lender’s Roll-Up Loans deemed issued hereunder, (B) attach a joinder to this Agreement executed by such Roll-Up Lender, pursuant to which, inter alia, such Roll-Up Lender shall represent and warrant that it has delivered to the Administrative Agent a completed Administrative Questionnaire, such documentation and other information under applicable “know your customer” and anti-money laundering rules and regulations requested by the Administrative Agent and such documentation and other information required under Section 3.01, and (C) include a certification from the Borrower as to the accuracy of the information set forth in such schedule delivered pursuant to clause (A) of this Section 2.01(b)(ii).
(iii)          The parties hereto agree that the Administrative Agent and the Prepetition Agent may each conclusively rely on the Roll-Up Notice and this Section 2.01(b) in adjusting the Register and the Register (as defined in the Prepetition First Lien Credit Agreement) to reflect the cancellation of the Prepetition First Lien Obligations and the Roll-Up Loans to be received by the Roll-Up Lender on the Final Order Entry Date.
2.02          Borrowings, Conversions and Continuations of the Loans.
(a)          Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made by delivery by Borrower of an irrevocable Borrowing Notice, appropriately completed and signed by a Responsible Officer of the Borrower, to the Administrative Agent.  Each Borrowing Notice must be received by the Administrative Agent, not later than 11:00 a.m., New York City time, (i) three Business Days (or, such shorter period as may be acceptable to the Administrative Agent) prior to the requested date of any Borrowing of, conversion to or continuation of Eurocurrency Rate Loans or of any conversion of Eurocurrency Rate Loans, and (ii) one (1) Business Day prior to the requested date of any Borrowing of Base Rate Loans. Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof.  Each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $250,000 in excess thereof.  Each Borrowing Notice shall specify (i) whether the requested Borrowing is to be a Base Rate Loan or Eurocurrency Rate Loan, (ii) the requested date of the Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted and (v) wire instructions for where Loan funds should be sent.  If the Borrower fails to specify a Type of Loan in a Borrowing Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation of Eurocurrency Rate Loans, then the Loans shall be made as, or converted to, Base Rate Loans.  Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans.
(b)          Following receipt of a Borrowing Notice, the Administrative Agent shall promptly notify each applicable Lender of the amount of its Applicable Percentage under the applicable Facility of the Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each applicable Lender of the details of any automatic conversion to Base Rate Loans as described in the preceding subsection.  In the case of a Borrowing of any Term Loans, each applicable Lender shall make the amount of its Term Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office, not later than 1:00 p.m. on the Business Day specified in the applicable Borrowing Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), and receipt of all requested Loan funds, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent by wire transfer of such funds in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.
(c)          Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan.  During the existence of an Event of Default, no Loans of any Facility may be requested as, converted to or continued as Eurocurrency Rate Loans if the Required Lenders or the Administrative Agent so notify the Borrower.
(d)          Promptly on each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurocurrency Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Borrower and each Lender.  At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the Prime Rate used in determining the Base Rate promptly following the public announcement of such change.
(e)          After giving effect to all Borrowings, all conversions of Loans from one type to the other, and all continuations of Loans as the same Type, there shall not be more than four (4) Interest Periods in effect hereunder in respect of the Loans.
2.03          [Reserved].
2.04          [Reserved].
2.05          Prepayments.
(a)          Voluntary Prepayments.  The Borrower may, upon written notice to the Administrative Agent at any time or from time to time voluntarily prepay Loans, in each case, in whole or in part, subject to Section 2.09(c) and Section 2.09(d); provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m., New York City time (or such other later date and time which is acceptable to the Administrative Agent), (A) three Business Days prior to any date of prepayment of Eurocurrency Rate Loans, and (B) one Business Day prior to the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurocurrency Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $250,000 in excess thereof or, in each case, the entire amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment and the Facility(ies) and Type(s) of Loans to be prepaid and, if Eurocurrency Rate Loans are to be prepaid, the Interest Period(s) of such Loans.  The Administrative Agent will promptly notify each Lender of its receipt of each such notice and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the applicable Facility).  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided that any such notice may be contingent upon the consummation of a refinancing or other transactions and such notice may otherwise be extended or revoked by the Borrower by notice to the Administrative Agent prior to the specified effective date if such condition is not satisfied, in each case, with the requirements of Section 3.05 to apply to any failure of the contingency to occur and any such extension or revocation.  Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.  Each prepayment of the outstanding Loans pursuant to this Section 2.05(a) shall be applied as specified in Section 2.05(j), and each prepayment of Loans shall be paid to the Lenders in accordance with their respective Applicable Percentages.
(b)          [Reserved].
(c)          [Reserved].
(d)          [Reserved].
(e)          Asset Sales.  No later than five Business Days following the consummation of any Disposition by the Borrower or a Subsidiary pursuant to Sections 7.05(b) or 7.05(c) that results in the amount of Net Proceeds (as of the date of such receipt) exceeding $250,000 in an aggregate amount of all Net Proceeds received since the Closing Date (such excess amount, the “Excess Proceeds”), the Borrower shall prepay the Loans in an aggregate amount equal to 100% of the Excess Proceeds.  Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with additional amounts required pursuant to Section 3.05.
(f)          Issuance of Debt.  On the first Business Day following receipt by Borrower or any of its Subsidiaries of any cash proceeds from the incurrence of any Indebtedness of Borrower or any of its Subsidiaries (other than with respect to Indebtedness permitted to be incurred pursuant to Section 7.03), Borrower shall prepay the Loans in an aggregate amount equal to 100% of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses.
(g)          [Reserved].
(h)          Insurance/Condemnation Proceeds.  No later than five Business Days following the date of receipt by the Borrower or any of its Subsidiaries, or the Collateral Agent as loss payee, of any Net Insurance/Condemnation Proceeds, Borrower shall prepay the Loans in an aggregate amount equal to such Net Insurance/Condemnation Proceeds.
(i)          [Reserved].
(j)          Application of Prepayments.  Each prepayment of the outstanding Loans (including all Base Rate Loans and all Eurocurrency Rate Loans) pursuant to this Section 2.05 shall be accompanied by accrued interest to the extent required by Section 2.08.  Subject to the Carve Out, each prepayment of Loans pursuant to Section 2.05 shall be, subject to the Orders, remitted by the Borrower to the Administrative Agent and applied by the Administrative Agent in accordance with Section 8.04.
(k)          [Reserved].
(l)          Waivable Mandatory Prepayment.  Anything contained herein to the contrary notwithstanding, in the event the Borrower is required to make any mandatory prepayment (a “Waivable Mandatory Prepayment”) not less than five Business Days prior to the date (the “Required Prepayment Date”) on which the Borrower is required to make such Waivable Mandatory Prepayment, the Borrower shall notify the Administrative Agent in writing of the amount of such prepayment, and the Administrative Agent will promptly thereafter notify each Lender of the amount of such Lender’s Applicable Percentage of such Waivable Mandatory Prepayment.  Each such Lender may exercise such option by giving written notice to the Borrower and the Administrative Agent of its election to do so on or before 5:00 p.m., New York City time, on the third Business Day prior to the Required Prepayment Date (it being understood that any Lender which does not notify the Borrower and the Administrative Agent of its election to exercise such option on or before the third Business Day prior to the Required Prepayment Date shall be deemed to have elected, as of such date, not to exercise such option).  On the Required Prepayment Date, (i) the Borrower shall pay to the Administrative Agent an amount equal to that portion of the Waivable Mandatory Prepayment that is payable to those Lenders that have elected not to exercise such option, to prepay the Loans of such Lenders (which prepayment shall be applied in accordance with the terms of this Section 2.05), and (ii) the portion of the Waivable Mandatory Prepayment otherwise payable to Lenders that have elected to exercise such option (“Declined Proceeds”) may be retained by the Borrower to be used for any purpose not prohibited hereunder.
2.06          [Reserved].
2.07          Repayment of Loans.  The Borrower hereby unconditionally agrees to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of such Lender’s Loans, together with all other amounts owed hereunder with respect thereto, including all applicable fees in accordance with Section 2.09 on the Maturity Date.
2.08          Interest.
(a)          Subject to the provisions of subsection (b) below, (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.
(b)          If any amount of principal or interest of any Loan (or any other Obligations) is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.  Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
(c)          Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
2.09          Fees.
(a)          Agency Fee.  The Borrower shall pay to each Agent for its own account, in Dollars, fees in the amounts and at the times specified in the Agency Fee Letter.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
(b)          Upfront Fee.  The Borrower shall pay to the Administrative Agent (i) on the Closing Date for the account of each Initial Term Lender, as fee compensation for the funding of such Initial Term Lender’s Initial Term Loan, an upfront fee in an amount equal to 3.00% of the aggregate principal amount of such Initial Term Lender’s Initial Term Loan Commitment, payable to such Initial Term Lender from the proceeds of its Initial Term Loan on the Closing Date, and (ii) on the Delayed Draw Funding Date for the account of each Delayed Draw Term Lender, as fee compensation for the funding of such Delayed Draw Term Lender’s Delayed Draw Term Loan, an upfront fee in an amount equal to 3.00% of the aggregate principal amount of such Delayed Draw Term Lender’s Delayed Draw Term Loan Commitment, payable to such Delayed Draw Term Lender from the proceeds of its Delayed Draw Term

Loan on the Delayed Draw Funding Date.  Such upfront fees will be in all respects fully earned, due and payable upon the funding of the Initial Term Loans or the Delayed Draw Term Loans, as the case may be, and shall be non-refundable and non-creditable thereafter.
(c)          Put Option Premium.  The Borrower shall pay to each Backstop Lender (or any Affiliate, or any affiliated investment fund, investment vehicle or entity that is managed, advised or sub-advised by such Backstop Lender or such Affiliate, in each case, designated by such Backstop Lender in writing to the Administrative Agent) a put option premium in an amount equal to 5.0% of the aggregate principal amount of such Backstop Lender’s Backstop Commitments (as in effect immediately prior to the funding of Initial Term Loans), which shall be due on the Plan Effective Date and payable in the form of New Common Equity at a 35% discount to the Stated Equity Value, subject to dilution for the Management Incentive Plan; provided, however, that, after the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable) upon the occurrence of any Event of Default under this Agreement or upon repayment of the Loans in full and termination of all Commitments without the occurrence of the Plan Effective Date, the Borrower shall pay to each Backstop Lender (or any Affiliate, or any affiliated investment fund, investment vehicle or entity that is managed, advised or sub-advised by such Backstop Lender or such Affiliate, in each case, designated by such Backstop Lender in writing to the Administrative Agent) in cash a put option premium in an amount equal to $10,000,000, ratably in accordance with their Backstop Commitments (as in effect immediately prior to the funding of the Initial Term Loans).  Such put option premium will be fully earned in all respects on the Closing Date, and shall be non-refundable and non-creditable thereafter.  The Agents shall have no responsibility for the distribution of any New Common Equity to the Backstop Lenders.
(d)          Exit Fee.  The Borrower shall pay to each Term Lender (or any Affiliate, or any affiliated investment fund, investment vehicle or entity that is managed, advised or sub-advised by such Term Lender or such Affiliate, in each case, designated by such Term Lender in writing to the Administrative Agent) an exit fee in an aggregate amount equal to 1.0% of the aggregate principal amount of the Term Loan Commitment (prior to any funding of Term Loans), which shall be due on the Plan Effective Date, ratably in accordance with Term Loans then outstanding and any unfunded Term Loan Commitments then outstanding, and payable in the form of New Common Equity at a 35% discount to the Stated Equity Value, subject to dilution for the Management Incentive Plan; provided, however, that, after the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable) upon the occurrence of any Event of Default under this Agreement or upon repayment of the Loans in full and termination of all Commitments without the occurrence of the Plan Effective Date, the Borrower shall pay to each Term Lender (or any Affiliate, or any affiliated investment fund, investment vehicle or entity that is managed, advised or sub-advised by such Term Lender or such Affiliate, in each case, designated by such Term Lender in writing to the Administrative Agent) in cash an exit fee in an amount equal to $2,000,000, ratably in accordance with their Term Loans outstanding at such time.  Such exit fees will be fully earned in all respects on the Closing Date, and shall be non-refundable and non-creditable thereafter.  The Agents shall have no responsibility for the distribution of any New Common Equity to the Term Lenders.
(e)          Delayed Draw Term Loan Commitment Fee.   The Borrower shall pay to the Administrative Agent, for the account of each Delayed Draw Term Lender, as fee compensation for such Term Lender’s Delayed Draw Term Loan Commitment, a commitment fee (the “Delayed Draw Term Loan Commitment Fee”) on the Delayed Draw Term Loan Commitment (whether or not then available) of such Term Lender accruing, during the period commencing from the Closing Date to the Delayed Draw Funding Date, at a rate per annum equal to the 1.00%, payable to such Term Lender from the proceeds of its Delayed Draw Term Loan on the Delayed Draw Funding Date.  Such Delayed Draw Term Loan Commitment Fee will be in all respects fully earned, due and payable upon the funding of the Delayed Draw Term Loans, and shall be non-refundable and non-creditable thereafter.
2.10          Computation of Interest and Fees.
(a)          All computations of interest for Base Rate Loans, where the rate of interest is calculated on the basis of the Prime Rate, shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed.  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day.  Each determination by an

Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
2.11          Evidence of Debt.
(a)          The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender to the Borrower, the Borrower shall execute and deliver a Note to such Lender, which shall evidence such Lender’s Loans to the Borrower in addition to such accounts or records.  Each Lender may attach schedules to a Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.
2.12          Payments Generally; Administrative Agent’s Clawback.
(a)          General.  All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent for the account of the Lenders, to which such payment is owed, at the Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m., New York City time, on the date specified herein.  The Administrative Agent will promptly distribute to each applicable Lender its Applicable Percentage of such payment in like funds as received by wire transfer to such applicable Lender’s Lending Office.  All payments received by the Administrative Agent after 2:00 p.m., New York City time, may, in Administrative Agent’s discretion, be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
(b)          (i)          Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurocurrency Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon., New York City time, on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if an applicable Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans of the Facility and Type comprising such Borrowing.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Term Loan, included in such Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
(ii)          Payments by Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the

Administrative Agent for the account of the applicable Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the applicable Lenders, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent at the Overnight Rate.
A notice of the Administrative Agent to any applicable Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.
(c)          Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender to the Borrower as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.
(d)          Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Term Loans and to make payments pursuant to Section 10.04(c) are several and not joint.  The failure of any Lender to make any Term Loan or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Term Loan or to make its payment under Section 10.04(c).
(e)          Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
2.13          Pro Rata; Sharing of Payments by Lenders.  Except as otherwise expressly provided in this Agreement, each payment (including each prepayment) by the Borrower on account of principal of and interest on any Loans shall be allocated by the Administrative Agent pro rata according to the respective outstanding principal amounts of such Loans then held by the respective Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payment on account of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be; provided that:
(a)          if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(b)          the provisions of this Section shall not be construed to apply to (i) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (ii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply), (iii) any payments pursuant to the Agency Fee Letter, or (iv) any payments made pursuant to Article III or Section 10.13.
The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
2.14          [Reserved].
2.15          [Reserved].
2.16          [Reserved].
2.17          [Reserved].
2.18          Defaulting Lenders.  Notwithstanding anything contained in this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:
(a)          Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to any Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders, as a result of any judgment of a court of competent jurisdiction obtained by any Lender, against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments hereunder.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
A Lender that has become a Defaulting Lender because of an event referenced in the definition of Defaulting Lender may cure such status and shall no longer constitute a Defaulting Lender as a result of such event when (i) such Defaulting Lender shall have fully funded or paid, as applicable, all Loans or other amounts required to be funded or paid by it hereunder as to which it is delinquent (together, in each case, with such interest thereon as shall be required to any Person as otherwise provided in this Agreement), (ii) the Administrative Agent and each of the Borrower shall have received a certification by such Defaulting Lender of its ability and intent to comply with the provisions of this Agreement going forward, and (iii) each of the Administrative Agent and the Borrower shall have determined (and notified the Administrative Agent) that they are satisfied, in their sole discretion, that such Defaulting Lender intends to continue to perform its obligations as a Lender hereunder and has all approvals required to enable it, to continue to perform its obligations as a Lender hereunder.  No reference in this subsection to an event being “cured” shall by itself preclude any claim by any Person against any Lender that becomes a Defaulting Lender for such damages as may otherwise be available to such Person arising from any failure to fund or pay any amount when due hereunder or from any other event that gave rise to such Lender’s status as a Defaulting Lender.

2.19          Priority and Liens; No Discharge.
(a)          The relative priorities of the Liens with respect to the Collateral shall be as set forth in the Interim Order (and, when entered, the Final Order). Notwithstanding anything to the contrary in this Agreement or in any Loan Document, all of the Liens described herein shall be effective and perfected upon entry of the Interim Order without the necessity of the execution or recordation of filings by the Debtors of security agreements, mortgages, control agreements, pledge agreements, financing statements or other similar documents, or the possession or control by the Collateral Agent, as applicable, of, or over, any Collateral, as set forth in the Interim Order and, when entered, the Final Order.
(b)
(i)          Each Loan Party that is a Debtor hereby confirms and acknowledges that, pursuant to the Interim Order (and, when entered, the Final Order), the Liens in favor of the Collateral Agent on behalf of and for the benefit of the Secured Parties in all of the Collateral and the proceeds thereof, which includes, without limitation, all of such Debtor’s Real Properties (other than Excluded Assets), now existing or hereafter acquired, shall be created and perfected without the recordation or filing in any land records or filing offices of any mortgage, assignment or similar instrument.
(ii)          Further to Section 2.19(b)(i) and the Interim Order (and, when entered, the Final Order), subject to Section 2.19(b)(iv) below, to secure the full and timely payment and performance of the Obligations, each Loan Party that is a Debtor hereby MORTGAGES, GRANTS, BARGAINS, ASSIGNS, SELLS, CONVEYS and CONFIRMS, to the Collateral Agent, for the ratable benefit of the Secured Parties, all or any Real Properties (in any case, excluding any Real Properties that are Excluded Assets), but which, for the avoidance of doubt, shall include all of such Loan Party’s right, title and interest now or hereafter acquired in and to (a) any and all easements, rights-of-way, reversions, sidewalks, strips and gores of land, drives, roads, curbs, streets, ways, alleys, passages, passageways, sewer rights, waters, water courses, water rights, mineral, gas and oil rights, as-extracted collateral and all power, air, light and other rights, estates, titles, interests, privileges, liberties, servitudes, licenses, tenements, hereditaments and appurtenances whatsoever, in any way belonging, relating or appertaining thereto, or any part thereof, or which hereafter shall in any way belong, relate or be appurtenant thereto; (b) the lessee’s interest and estate in, to and under any leases and subleases to which such Loan Party is a party (as such leases and subleases may be extended, amended, supplemented, modified or restated), together with any and all easements, rights-of-way, reversions, sidewalks, strips and gores of land, drives, roads, curbs, streets, ways, alleys, passages, passageways, sewer rights, waters, water courses, water rights, mineral, gas and oil rights, as-extracted collateral and all power, air, light and other rights, estates, titles, interests, privileges, liberties, servitudes, licenses, tenements, hereditaments and appurtenances whatsoever, in any way demised under such leases and subleases; (c) any and all tipples, loading and coal washing facilities, railroad tracks, buildings, foundations, structures and other fixtures and improvements and any and all alterations and all materials now or hereafter intended for construction, reconstruction or repair thereof; (d) any and all permits, certificates, authorizations, consents, approvals, licenses, franchises, waivers or other instruments now or hereafter required by any Governmental Authority to operate or use and occupy the Real Properties and related assets for its intended uses; (e) all materials, supplies, equipment, apparatus and other items of personal property now owned or hereafter acquired by such Loan Party, and water, gas, electrical, telephone, storm and sanitary sewer facilities and all other utilities whether or not situated in easements or used or useful in connection with mining coal or other minerals or in connection with any related activities or the maintenance or preservation thereof; (f) all goods, accounts, general intangibles, instruments, documents, chattel paper, as-extracted collateral and all other personal property of any kind or character, including such items of personal property as defined in the UCC; (g) all reserves, escrows or impounds and all deposit accounts; (h) such Loan Party’s right, title and interest as lessor, landlord, sublessor, sublandlord, franchisor, licensor or grantor, in all leases and subleases (including, without limitation, intercompany leases) of land or improvements, leases and subleases of space, oil, gas and mineral leases, franchise agreements, licenses, occupancy or concession agreements or other agreements which grant to any Person (other than such Loan Party) a possessory interest in, or the right to use any Real Properties, including, all rents, additional rents, royalties, cash, guaranties, letters of credit, bonds, sureties or securities deposited thereunder to secure performance of the lessee’s, sublessee’s, franchisee’s, licensee’s or obligee’s obligations thereunder, revenues, earnings, profits and income, advance rental or royalties, payments, payments incident to assignment, sublease or surrender of a lease, claims for forfeited deposits and claims for damages, now due or hereafter to become due, with respect to any lease, any indemnification against, or reimbursement for, sums paid and costs and expenses incurred by such Loan Party under any lease or otherwise, and any award in the event of the bankruptcy of any tenant or lessee under or guarantor of a lease; (i) all other agreements, such as construction contracts, architects’ agreements, engineers’ contracts, utility contracts, maintenance agreements, management agreements, service contracts, listing agreements, guaranties, warranties, permits, licenses, certificates and entitlements in any way relating to the construction, use, occupancy, operation, maintenance, enjoyment or ownership of any Real Properties; (j) all rights, privileges, tenements, hereditaments, rights-of-way, easements, appendages and appurtenances appertaining to the foregoing; (k) all property tax refunds payable to such Loan Party; (l) all accessions, replacements and substitutions for any of the foregoing and all proceeds thereof; (m) all insurance policies, unearned premiums therefor and proceeds from such policies covering any of the above property now or hereafter acquired by such Loan Party; and (n) any awards, damages, remunerations, reimbursements, settlements or compensation heretofore made or hereafter to be made by any Governmental Authority pertaining to the Real Properties (BUT EXCLUDING from the foregoing grants, Excluded Assets), TO HAVE AND TO HOLD to the Collateral Agent, and such Loan Party does hereby bind itself, its successors and assigns to WARRANT AND FOREVER DEFEND the title to such property, assets and interests unto the Collateral Agent.
(iii)          Each Loan Party that is a Debtor further agrees that upon the request of the Collateral Agent (acting at the direction of the Required Lenders), such Loan Party shall execute and deliver to the Collateral Agent, as soon as reasonably practicable following such request but in any event within 45 days following such request (or such later date as may be extended by the Collateral Agent), with respect to Real Properties owned or leased by such Loan Party (in any case, excluding any Real Properties that are Excluded Assets) and identified by the Collateral Agent, the applicable Loan Party shall deliver:
1.
fully executed and notarized Mortgages, in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering each such Real Properties, and any ancillary deliverables as reasonably requested by the Collateral Agent (including, without limitation, memoranda of leases in recordable form, duly executed by the applicable landlord and Loan Party);

2.
an opinion of counsel (which counsel shall be reasonably satisfactory to Collateral Agent) in each state in which each such Real Property is located with respect to the enforceability of the form(s) of Mortgages to be recorded in such state and such other matters as Collateral Agent may reasonably request, in each case in form and substance reasonably satisfactory to Collateral Agent; and

3.
(A) a completed Flood Certificate with respect to any Real Property that constitutes Collateral and that is improved with structures eligible for flood insurance under the Flood Program, which Flood Certificate shall (x) be addressed to the Collateral Agent and (y) otherwise comply with the Flood Program; (B) if the Flood Certificate states that such Real Property is located in a Flood Zone, Debtor’s written acknowledgment of receipt of written notification from the Collateral Agent (x) as to the existence of each such Real Property and (y) as to whether the community in which such Real Property is located is participating in the Flood Program; and (C) if such Real Property is located in a Flood Zone and is located in a community that participates in the Flood Program, evidence that Debtor has obtained a policy of flood insurance that is in compliance with all applicable requirements of the Flood Program.

(iv)          Each of the Loan Parties agrees that to the extent that its Obligations have not been Paid in Full, (i) its obligations shall not be discharged by any order confirming a Reorganization Plan (and each of the Loan Parties, pursuant to Section 1141(d)(4) of the Bankruptcy Code, hereby waives any such discharge) and (ii) the Superpriority Claim granted to the Secured Parties pursuant to the Orders and the Liens granted to the Secured Parties pursuant to the Orders shall not be affected in any manner by any order confirming a Reorganization Plan; provided that such Obligations shall be discharged upon such Payment in Full, and such Obligations may be otherwise treated in accordance with an Acceptable Plan and such treatment will provide for the discharge of the Obligations arising hereunder if so provided by such Acceptable Plan.
ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01          Taxes.
(a)          Payments Free of Taxes.  Any and all payments by or on account of any Loan Party hereunder or under any other Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law.  If any applicable Law (as determined in the good faith discretion of the applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.01(a)) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)          Payment of Other Taxes by the Borrower.  Without duplication of any obligation set forth in subsection (a) above, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of any Other Taxes.
(c)          Indemnification by the Borrower.  The Loan Parties shall jointly and severally indemnify each Recipient within 10 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient, or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of an applicable Lender, shall be conclusive absent manifest error.
(d)          Evidence of Payments.  As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 3.01, the applicable Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(e)          Status of Lenders.
(i)          Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to any payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by applicable Law and from time to time when reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.
(ii)          Without limiting the generality of the foregoing,
(A)          any Lender that is not a Foreign Lender shall deliver to the Borrower and Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter as prescribed by applicable Law or upon the reasonable request of the Borrower or the Administrative Agent), duly completed and executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)          any Foreign Lender, to the extent it is legally entitled to do so, shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1)          in the case of any Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, duly completed and executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)          duly completed and executed copies of IRS Form W-8ECI or IRS Form W-8EXP;
(3)          in the case of any Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit M-1 to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” related to a Loan Party as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) duly completed and executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable;
(4)          to the extent any Foreign Lender is not the beneficial owner, duly completed and executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8EXP, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit M-2 or Exhibit M-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit M-4 on behalf of each such direct and indirect partner;
(C)          in addition, any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), duly completed and executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in United States federal withholding Tax duly completed and executed together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or Administrative Agent to determine the withholding or deduction required to be made; provided, that notwithstanding anything to the contrary in this Section 3.01(e); the completion, execution and submission of the documentation described in this subclause 3.01(e)(ii)(C) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender; and
(D)          if a payment made to a Lender under any Loan Document would be subject to Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or Section 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times as prescribed by Law and at such time or times as reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such

Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for the purposes of this subclause 3.01(e)(ii)(D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(f)          Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.01 (including by the payment of additional amounts pursuant to this Section 3.01), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority), in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying or any other Person.
(g)          Survival.  Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of any Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments, the repayment, satisfaction or discharge of all obligations under any Loan Document, and the termination of this Agreement.
3.02          Illegality.  If any Lender determines that as a result of any Change in Law it becomes unlawful, or that any Governmental Authority asserts that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans, or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the applicable interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (a) any obligation of such Lender to make or continue Eurocurrency Rate Loans or to convert Base Rate Loan to Eurocurrency Rate Loans, shall be suspended and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurocurrency Rate component of the Base Rate, the interest rate on Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate, in each case, until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, (i) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or convert all such Eurocurrency Rate Loans of such Lender to Base Rate Loans (the interest rate on Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurocurrency Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurocurrency Rate component thereof until the Administrative Agent is advised in writing by such Lender, which it shall do as promptly as possible, that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurocurrency Rate.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.
3.03          Inability to Determine Rates

(a)          If the Administrative Agent determines that for any reason in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof that (i) adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan, or (ii) the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurocurrency Rate Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.  Thereafter, (x) the obligation of the Lenders to make or maintain Eurocurrency Rate Loans in the affected currency or currencies shall be suspended and (y) in the event of a determination described in the preceding sentence with respect to the Eurocurrency Rate component of the Base Rate, the utilization of the Eurocurrency Rate component in determining the Base Rate shall be suspended, in each case, until the Administrative Agent (upon the instruction of the Required Lenders, who agree to so instruct the Administrative Agent once the circumstances giving rise to the inability to determine rates no longer exist) revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.
(b)          If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in Section 3.03(a)(i) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in Section 3.03(a)(i) have not arisen but the supervisor for the administrator of the Eurocurrency Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the Eurocurrency Rate shall no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest to the Eurocurrency Rate that (x) gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans of similar type in the United States at such time, and (y) is a rate that the Administrative Agent is able to calculate and administer, and the Borrower and the Administrative Agent shall enter into an amendment to this Agreement to effectuate such alternate rate of interest and such other changes to this Agreement as may be necessary or desirable in connection therewith.  Notwithstanding anything to the contrary in Section 10.01, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date that notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this paragraph (b) (but in the case of the circumstances described in Section 3.03(b)(ii), only to the extent the Eurocurrency Rate is not available or published at such time on a current basis), Sections 3.03(a)(i) and (ii) shall be applicable.
3.04          Increased Costs; Reserves on Eurocurrency Rate Loans.
(a)          Increased Costs Generally.  If any Change in Law shall:
(i)          impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurocurrency Rate contemplated by Section 3.04(e));
(ii)          subject any Recipient to Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)          impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurocurrency Rate Loans made by such Lender or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Rate Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender setting forth in reasonable detail such increased costs, the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender, as the case may be, for such additional costs incurred or reduction suffered; provided that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be materially disadvantageous to it, in its reasonable discretion, in any legal, economic or regulatory manner) to designate a different Eurocurrency lending office if the making of such designation would allow the Lender or its Eurocurrency lending office to continue to perform its obligation to make Eurocurrency Rate Loans or to continue to fund or maintain Eurocurrency Rate Loans and avoid the need for, or reduce the amount of, such increased cost.
(b)          Capital Requirements.  If any Lender reasonably determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time, after submission to the Borrower (with a copy to the Administrative Agent) of a written request therefor setting forth in reasonable detail the change and the calculation of such reduced rate of return, the Borrower will pay to such Lender, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(c)          Certificates for Reimbursement.  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section, describing the basis therefor and showing the calculation thereof in reasonable detail, and delivered to the Borrower shall be conclusive, absent manifest error.  The Borrower shall pay such Lender, as the case may be, the amount shown as due on any such certificate within 30 days after receipt thereof.
(d)          Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than 90 days prior to the date that such Lender, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof).
(e)          Additional Reserve Requirements.  The Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as reasonably determined by such Lender in good faith, which determination shall be conclusive, absent manifest error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive, absent manifest error), which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 Business Days’ prior notice (with a copy to the Administrative Agent) of such additional interest or costs from such Lender describing the basis therefor and showing the calculation thereof, in each case, in reasonable detail.  If a Lender fails to give notice 10 Business Days prior to the relevant Interest Payment Date, such additional interest or costs shall be due and payable within 30 days from receipt of such notice.
(f)          Certain Rules Relating to the Payment of Additional Amounts.  If any Lender requests compensation pursuant to this Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, such Lender shall either (A) forego payment of such additional amount from the Borrower or (B) reasonably afford the Borrower the opportunity to contest, and reasonably cooperate with the Borrower in contesting, the imposition of any Indemnified Taxes or other amounts giving rise to such payment; provided that the Borrower shall reimburse such Lender for its reasonable and documented out-of-pocket costs, including reasonable and documented attorneys’ and accountants’ fees and disbursements incurred in so cooperating with the Borrower in contesting the imposition of such Indemnified Taxes or other amounts.
3.05          Compensation for Losses.  Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
(a)          any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
(b)          any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower;
(c)          [reserved]; or
(d)          any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;
including any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract, but excluding any loss of anticipated profits.  The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.
For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate used in determining the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.
3.06          Mitigation Obligations; Replacement of Lenders.
(a)          Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall (i) use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (A) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (B) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender, as applicable, and (ii) promptly inform the Borrower and the Administrative Agent when the circumstances giving rise to the applicability of such Sections no longer exists.  The Borrower hereby agrees to pay all reasonable and documented costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)          Replacement of Lenders.  If any Lender requests compensation under Section 3.04, if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, if any Lender gives a notice pursuant to Section 3.02 or if any Lender is at such time a Defaulting Lender, then the Borrower may replace such Lender in accordance with Section 10.13.
3.07          Survival.  The parties’ obligations under this Article III shall survive the resignation or replacement of any Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments, the repayment, satisfaction or discharge of all obligations under any Loan Document, and the termination of this Agreement.
ARTICLE IV
CONDITIONS PRECEDENT
4.01          Conditions Precedent to the Closing Date.  The effectiveness of this Agreement is subject to satisfaction of the following conditions precedent:
(a)          Petition Date. The Petition Date shall have occurred and the Borrower and each Guarantor shall be a debtor and debtor-in-possession in the Chapter 11 Cases.
(b)          Loan Documents. The Administrative Agent shall have received each Loan Document required to be delivered on the Closing Date, each of which shall be in form and substance reasonably acceptable to the Required Lenders, including:
(i)          this Agreement, executed and delivered by the Administrative Agent, the Borrower, each Guarantor and each Person that is a Lender as of the Closing Date;
(ii)          [reserved];
(iii)          the Agency Fee Letter, executed and delivered by the Agents and the Borrower;
(iv)          [reserved];
(v)          Notes, executed and delivered by the Borrower in favor of each Lender requesting any Note;
(vi)          a certificate of each Loan Party signed on behalf of such Loan Party by a Responsible Officer, dated the Closing Date (the statements made in which certificate shall be true on and as of the Closing Date), certifying as to (A) the Organizational Documents of each Loan Party, certified, to the extent applicable, by the applicable Governmental Authority, and the absence of any amendments to the Organizational Documents of such Loan Party since the date certified by such Governmental Authority, including a true and correct copy of the bylaws, limited liability company agreement, or partnership agreement of such Loan Party as in effect on the date on which the resolutions referred to in Section 4.01(b)(vi)(B) were adopted and on the Closing Date, (B) copies of resolutions of the board of directors and/or similar governing bodies of each Loan Party approving and authorizing the Transactions and the execution, delivery and performance of the Loan Documents to which it is a party, (C) the good standing or valid existence of such Loan Party as a corporation, limited liability company or partnership organized or formed under the laws of the jurisdiction of its incorporation or formation and the absence of any proceeding for the dissolution or liquidation of such Loan Party; and (D) the signatures and incumbency of each Responsible Officer of each Loan Party executing the Loan Documents to which it is a party; and
(vii)          a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.01 and 4.02 have been satisfied, and (B) that there has not occurred since December 31, 2018, any Material Adverse Effect.
(c)          Personal Property Collateral. Each Loan Party shall have delivered to the Collateral Agent:
(i)          evidence reasonably satisfactory to the Collateral Agent of the compliance by each Loan Party of their obligations under the Security Documents (including their obligations to execute or authorize, as applicable, and deliver UCC financing statements (including, without limitation, as-extracted financing statements), originals of securities, instruments and chattel paper, in each case, constituting Collateral, as provided therein);
(ii)          a completed Collateral Questionnaire dated the Closing Date and executed by a Responsible Officer of each Loan Party, together with all attachments contemplated thereby;

(iii)          [reserved]; and
(iv)          evidence that each Loan Party shall have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument (including any intercompany notes evidencing Indebtedness permitted to be incurred pursuant to Section 7.03) and made or caused to be made any other filing and recording (other than as set forth herein) reasonably required by the Collateral Agent or the Required Lenders.
(d)          Approvals; No Restrictions. All governmental and third party approvals necessary or required in connection with the Transactions and the continuing operations of the Borrower and its Subsidiaries (including shareholder approvals, if any) shall have been obtained and be in full force and effect. The Loan Parties and their Affiliates shall not be subject to contractual or other restrictions that would be violated by the execution and delivery of the Loan Documents or the initial extension of credit hereunder and there shall not exist any action, suit, investigation, litigation, proceeding or hearing, pending or threatened in any court or before any arbitrator or Governmental Authority that affects the Transactions or otherwise impairs the ability of the Loan Parties to consummate the Transactions and no preliminary or permanent injunction or order by a state or federal court shall have been entered, in each case that would be material and adverse to the Agents or the Lenders.
(e)          Fees; Expenses.  Any fees required to be paid on or before the Closing Date to the Agents and/or the Lenders under this Agreement, the Agency Fee Letter, or otherwise in connection with the Facilities shall have been paid and, unless waived by the Agents and/or the Lenders, as applicable, the Borrower shall have paid all reasonable and documented costs and expenses of the Agents and the Lenders (including the reasonable and documented fees and expenses of (i) Akin Gump Strauss Hauer & Feld LLP, Milbank LLP, and Bryan Cave Leighton Paisner LLP, counsel to the Lenders, (ii) Lazard and Perella Weinberg Partners L.P., financial advisors to the Lenders, and (iii) Ropes & Gray LLP, counsel to the Agents).
(f)          No Material Adverse Effect. Since December 31 2018, no Material Adverse Effect (after giving effect to the qualifications set forth in such definition) shall have occurred.
(g)          Budget and Cash Flow Forecast. The Administrative Agent shall have received (x) weekly operating and cash flow projections for the Debtors for the period commencing on the Petition Date and ending on July 11, 2020, in form and substance satisfactory to the Financial Advisor (the “DIP Budget”), and (y) the Cash Flow Forecast; provided that such Cash Flow Forecast may be amended, replaced, supplemented or otherwise modified from time to time to the extent such amended, replaced, supplemented or modified Cash Flow Forecast is in form and substance satisfactory to the Required Lenders in their sole discretion.
(h)          Existing Indebtedness.  Borrower and its Subsidiaries shall have no outstanding Indebtedness other than Indebtedness permitted under this Agreement.
(i)          Financial Statements. Administrative Agent shall have received from Borrower (i) the Historical Financial Statements, (ii) a pro forma consolidated balance sheet of Borrower and its Subsidiaries on a consolidated basis as of the last day of the most recently completely four-fiscal quarter period for which financial statements were delivered under clause (i) of the definition of the term “Historical Financial Statements”, reflecting the related financings and the other transactions contemplated by the Loan Documents to occur on or prior to the Closing Date as if such transactions occurred as of such date.
(j)          Interim Order.  No later than five (5) days following the Petition Date (or such later date as the Required Lenders may agree), the Interim Order shall have been entered by the Bankruptcy Court in form and substance acceptable to the Required Lenders and the Administrative Agent shall have received a certified copy thereof; provided that the Interim Order shall not have been vacated, reversed, modified, amended or stayed in any respect without the prior written consent of the Required Lenders.
(k)          First Day Orders. All “first day” orders intended to be entered by the Bankruptcy Court at or immediately after the Debtors’ “first day” shall have been entered by the Bankruptcy Court in form and substance acceptable to the Required Lenders.

(l)          Patriot Act. The Lenders and the Administrative Agent shall have received prior to the Closing Date all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act (which shall include, but not be limited to, a duly executed IRS Form W-9, or other applicable tax form); provided that such information is requested at least 3 Business Days prior to the Closing Date.
Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01 or Section 4.02, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender specifying its objection thereto.
4.02          Conditions Precedent to Each Term Loan.  The agreement of each Lender to make any extension of credit requested to be made by it on any date (including, without limitation, any Loans on the Closing Date) is subject to satisfaction of the following conditions precedent:
(a)          No Default. There shall exist no Default or Event of Default under the Loan Documents.
(b)          Representations and Warranties. The representations and warranties of the Borrower and each Guarantor herein and in the other Loan Documents shall be true and correct in all material respects (or in the case of representations and warranties with a “materiality” qualifier, true and correct in all respects) immediately prior to, and after giving effect to, such funding of the applicable Loans to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case, such representations and warranties shall have been true and correct in all materials respects on and as of such earlier date; provided that in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof.
(c)          Interim Order.  At any time prior to the Final Order Entry Date, the Interim Order shall be in full force and effect and shall not have been vacated, reversed, modified, amended or stayed in any respect without the prior written consent of the Required Lenders.
(d)          Final Order. With respect to any Credit Extension on or after the Final Order Entry Date, the Final Order shall be in full force and effect and shall not have been vacated or reversed, shall not be subject to a stay and shall not have been modified or amended in any respect without the prior written consent of the Required Lenders.
(e)          Restructuring Support Agreement.  The Restructuring Support Agreement (i) shall be in full force and effect, (ii) shall not have been amended or modified without the prior written consent of the Required Lenders, and (iii) no breach that would, after the expiration of any applicable notice or cure period, give rise to a right to terminate the Restructuring Support Agreement shall exist.
(f)          Notice of Borrowing. The Administrative Agent shall have received a duly executed Borrowing Notice from the Borrower pursuant to and in accordance with Section 2.02(a).
(g)          No Trustee.  No trustee, receiver or examiner with expanded powers to operate or manage the financial affairs, the business, or reorganization of the Loan Parties shall have been appointed or designated.
(h)          Dismissal; Conversion. None of the Chapter 11 Cases of any Debtors shall have been dismissed.  The Chapter 11 Cases shall not have been converted to Chapter 7 of the Bankruptcy Code.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
In order to induce the Agents and the Lenders to enter into this Agreement and to make each Credit Extension to be made hereby, each Loan Party represents and warrants to the Agents and the Lenders that the following statements are true and correct:

5.01          Existence, Qualification and Power.  Each Loan Party and its Subsidiaries (a) (i) is duly organized or formed and validly existing and (ii) is in good standing under the Laws of the jurisdiction of its incorporation or organization, if such legal concept is applicable in such jurisdiction, (b) subject to any restriction arising on account of Borrower’s or each of its Subsidiaries’ status as a “debtor” under the Bankruptcy Code, has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) subject to entry of the Orders and the terms thereof, execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified, licensed, and in good standing (to the extent good standing is an applicable legal concept in the relevant jurisdiction), under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; where the failure to so qualify or be in good standing could not reasonably be expected to have a Material Adverse Effect.
5.02          Authorization; No Contravention.  Subject to entry of the Orders and the terms thereof, the execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, (a) have been duly authorized by all necessary corporate or other organizational action and (b) do not and will not (i) contravene the terms of any of such Person’s Organizational Documents; (ii) except to the extent excused as a result of the Chapter 11 Cases, conflict with or result in any breach or contravention of, or the creation of, any Lien (other than Permitted Liens) under, or require any payment to be made under (A) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (B) any order, injunction, writ or decree of any Governmental Authority to which such Person or its property is subject or (C) any arbitral award to which such Person or its property is subject; or (iii) violate any Law binding on such Loan Party, except in each case referred to in clauses (b)(ii) or (b)(iii) to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
5.03          Governmental Authorization.  Except for the entry of the Orders, (a) no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority and (b) no material approval, consent, exemption, authorization, or other action by, or notice to, or filing with any other Person, in each case, is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except for those approvals, consents, exemptions, authorizations or other actions which have already been obtained, taken, given or made and are in full force and effect.
5.04          Binding Effect.  This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto.  Subject to the entry of the Orders and the terms thereof, this Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party enforceable against each Loan Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other Laws relating to or affecting creditors’ rights generally, general principles of equity, regardless of whether considered in a proceeding in equity or at law and an implied covenant of good faith and fair dealing.
5.05          Financial Conditions; No Material Adverse Effect.
(a)          The Historical Financial Statements were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of such dates and their results of operations for the period covered thereby, subject, in the case of any unaudited financial statements, to the absence of footnotes and to normal year end adjustments.
(b)          Since December 31, 2018, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect (after giving effect to the qualifications set forth in such definition).
(c)          The financial projections and estimates and information of a general economic nature prepared, or as directed by, the Loan Parties or any of their representatives and that have been made available to any Lender or its Related Parties in connection with the Transactions or the other transactions contemplated by this Agreement as of the date delivered in connection with this Agreement have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable in light of the conditions existing at the time of delivery of such forecasts (it being understood that any such information is subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, and that no assurance can be given that the future developments addressed in such information can be realized).
5.06          Litigation.
(a)          There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower threatened, at law, in equity, by or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) except as specifically disclosed in public filings prior to the date hereof, as to which there is a reasonable possibility of an adverse determination and that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(b)          None of Borrower or any of its Subsidiaries or their respective properties or assets is in violation of (nor will the continued operation of their material properties and assets as currently conducted violate) any currently applicable Law (including any zoning, building or environmental law, mine safety law, ordinance, code or approval or any building permit) or any restriction of record or agreement affecting any Mortgaged Property, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
5.07          No Default.  .  Other than as a result of the commencement of the Chapter 11 Cases and the effects thereof, none of the Borrower or any of its Subsidiaries is in default under or with respect to any Contractual Obligation that could reasonably be expected to have a Material Adverse Effect.  No Default or Event of Default has occurred and is continuing or would result from the consummation of the Transactions or any other transactions contemplated by this Agreement or any other Loan Document.
5.08          Ownership and Identification of Property.
(a)          The Borrower and its Subsidiaries have good record and marketable title in fee simple to, or valid leasehold interests in, all Real Property necessary or used in the ordinary conduct of its business, except for minor defects in title as could not reasonably be expected to have a Material Adverse Effect.  As of the Closing Date, with respect to all real property listed on Schedule 5.08(c): (i) the Borrower and its Subsidiaries possess all leasehold interests necessary for the operation of the Mines currently being operated by each of them and included or purported to be included in the Collateral pursuant to the Security Documents, except where the failure to possess such leasehold interests could not reasonably be expected to have a Material Adverse Effect, (ii) each of their respective rights under the leases, contracts, rights-of-way and easements necessary for the operation of such Mines are in full force and effect, except to the extent that failure to maintain such leases, contracts, rights of way and easements in full force and effect could not reasonably be expected to have a Material Adverse Effect; and (iii) each of the Borrower and its Subsidiaries possesses all licenses, permits or franchises which are necessary to carry out its business as presently conducted at any Mine included or purported to be included in the Collateral pursuant to the Security Documents, except where failure to possess such licenses, permits or franchises could not, in the aggregate, be reasonably expected to have a Material Adverse Effect.
(b)          Schedule 5.08(b) lists completely and correctly as of the Closing Date all Material Real Property fee owned by the Borrower and the other Loan Parties.
(c)          Schedule 5.08(c) lists completely and correctly as of the Closing Date all Leasehold Properties constituting Material Real Property leased by the Borrower and the other Loan Parties and the lessors thereof.
(d)          Except as could not be expected to have a Material Adverse Effect, there are no pending or, to the knowledge of any Loan Party, proposed special or other assessments for public improvements or otherwise affecting any material portion of any owned Real Property of the Loan parties, nor are there contemplated improvements to such owned Real Property of the Loan Parties that may result in such special or other assessments.

5.09          Environmental Compliance.  Except as disclosed on Schedule 5.09, or as otherwise could not reasonably be expected to have a Material Adverse Effect:
(a)          The facilities and properties currently or formerly owned, leased or operated by the Borrower, or any of its respective Subsidiaries (the “Properties”) do not contain any Hazardous Materials in amounts or concentrations which (i) constitute a violation of, or (ii) could reasonably be expected to give rise to liability under, any applicable Environmental Law.
(b)          None of the Borrower, nor any of its respective Subsidiaries has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding compliance with or liability under Environmental Laws with regard to any of the Properties or the business operated by the Borrower, or any of its Subsidiaries (the “Business”), or any prior business for which the Borrower has retained liability under any Environmental Law.
(c)          Hazardous Materials have not been transported or disposed of from the Properties in violation of, or in a manner or to a location which could reasonably be expected to give rise to liability under, any applicable Environmental Law, nor have any Hazardous Materials been generated, treated, stored or disposed of at, or under any of the Properties in violation of, or in a manner that could reasonably be expected to give rise to liability under, any applicable Environmental Law.
(d)          No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened under any Environmental Law to which the Borrower, or any of its Subsidiaries is or, to the knowledge of the Borrower, will be named as a party or with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other similar administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business.
(e)          There has been no release or threat of release of Hazardous Materials at or from the Properties, or arising from or related to the operations of the Borrower, or any of its Subsidiaries in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could reasonably be expected to give rise to liability under any applicable Environmental Laws.
(f)          The Properties and all operations at the Properties are in compliance with all applicable Environmental Laws.
(g)          The Borrower and each of its Subsidiaries has obtained, and is in compliance with, all Environmental Permits required for the conduct of its businesses and operations, and the ownership, occupation, operation and use of its Property, and all such Environmental Permits are in full force and effect.
5.10          Insurance.
(a)          The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies which may be Affiliates of the Borrower, in such amounts (after giving effect to any self- insurance compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.
(b)          As to any Building located on Material Real Property and constituting Collateral, all flood hazard insurance policies required hereunder have been obtained and remain in full force and effect, and the premiums thereon have been paid in full.
5.11          Taxes.  The Borrower and its Subsidiaries have filed or caused to be filed all applicable U.S. federal, state, foreign and other material Tax returns and reports required to be filed, and have paid or caused to be paid all U.S. federal, state, foreign and other Taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, in each case, except as otherwise permitted under Section 6.04.  No Tax Lien has been filed which would not be permitted under Section 7.01 and, to the knowledge of the Borrower, no claim is being asserted, with respect to any Tax, fee or other charge which could reasonably be expected to result in a Material Adverse Effect. As of the Closing Date, neither Borrower nor any Subsidiary thereof is party to any tax sharing agreement.
5.12          ERISA Compliance.  Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect:
(a)          Each Plan is in material compliance in all respects with the applicable provisions of ERISA, the Code and other Federal or state Laws (except that with respect to any Multiemployer Plan which is a Plan, such representation is deemed made only to the knowledge of the Borrower), and each Foreign Plan is in material compliance in all respects with the applicable provisions of Laws applicable to such Foreign Plan.
(b)          There has been no nonexempt “prohibited transaction” (as defined in Section 406 of ERISA) or violation of the fiduciary responsibility rules with respect to any Plan.
(c)          (i) As of the Closing Date, no ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; and (iii) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.
5.13          Subsidiaries.  As of the Closing Date, the Borrower has no Subsidiaries other than those specifically disclosed in Schedule 5.13.
5.14          Margin Regulations; Investment Company Act.
(a)          The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.
(b)          None of the Borrower, any Person Controlling the Borrower, nor any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
5.15          Disclosure.  No report, financial statement, certificate or other information furnished in writing by any Loan Party to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document, taken as whole with any other information furnished or publicly available, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading as of the date when made or delivered; provided that, with respect to any forecast, projection or other statement regarding future performance, future financial results or other future developments, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of delivery of such information (it being understood that any such information is subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, and that no assurance can be given that the future developments addressed in such information can be realized).
5.16          Compliance with Laws.  Each of Holdings and its Subsidiaries is in compliance in all material respects with the requirements of all Laws (including any zoning, building, ordinance, code or approval or any building or mining permits and all orders, writs, injunctions and decrees applicable to it or to its properties), except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.
5.17          Anti-Corruption; Sanctions; Terrorism Laws.
(a)          None of the Borrower, any Subsidiary nor, to the knowledge of the Borrower, any director, officer, agent, employee or Affiliate of the Borrower or any Subsidiary is (i) a person on the list of “Specially Designated

Nationals and Blocked Persons” or (ii) subject of any active sanctions administered or enforced by the U.S. Department of State or the U.S. Department of Treasury (including the Office of Foreign Assets Control) or any other applicable Governmental Authority (collectively, “Sanctions”, and the associated laws, rules, regulations and orders, collectively, “Sanctions Laws”); and the Borrower will not directly or, to the knowledge of the Borrower, indirectly use the proceeds of the Loans for the purpose of financing the activities of any Person that is the subject of, or in any country or territory that at such time is the subject of, any Sanctions.
(b)          The Borrower and each Subsidiary is in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (ii) the USA PATRIOT Act (Title III of Pub. L. 107-56), as amended (the “PATRIOT Act”), (iii) Sanctions Laws and (iv) Anti-Corruption Laws.
(c)          No part of the proceeds of any Loan will be used, directly or, to the knowledge of the Borrower, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, or any other applicable anti-bribery or anti-corruption laws, rules, regulations and orders (collectively, “Anti-Corruption Laws”).
5.18          Intellectual Property; Licenses, Etc.  The Borrower and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, except where the failure to own or possess the right to use such IP Rights could not reasonably be expected to have a Material Adverse Effect.  To the best knowledge of the Borrower, the use of such IP Rights by the Borrower or any Subsidiary does not infringe upon any rights held by any other Person except for any infringement that could not reasonably be expected to have a Material Adverse Effect.  Except as specifically disclosed in Schedule 5.18, no claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrower, threatened, which could reasonably be expected to have a Material Adverse Effect.
5.19          Security Interest in Collateral.  Subject to the entry of the Order and the terms thereof, the provisions of the Orders, this Agreement and the other Loan Documents create legal and valid Liens on all Collateral in favor of the Collateral Agent, for the benefit of the Secured Parties, and upon entry of the Orders, such Liens constitute perfected and continuing Liens on the Collateral, securing the Obligations, enforceable (except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law)) against the applicable Loan Party and all third parties, and having priority with respect to other Liens on the Collateral as contemplated by the Orders.
5.20          Mines.  Schedule 5.20 sets forth a complete and accurate list of all Mines (including addresses and the owner thereof) owned or operated by the Borrower or any of its Subsidiaries as of the Closing Date and included or purported to be included in the Collateral.
5.21          [Reserved].
5.22          Labor Relations.  Neither the Borrower nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect.  There is (a) no unfair labor practice complaint pending against the Borrower or any of its Subsidiaries, or to the best knowledge of the Borrower, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against the Borrower or any of its Subsidiaries or to the best knowledge of the Borrower, threatened against any of them, (b) no strike or work stoppage in existence or threatened involving the Borrower or any of its Subsidiaries, and (c) to the best knowledge of the Borrower, no union representation question existing with respect to the employees of the Borrower or any of its Subsidiaries and, to the best knowledge of the Borrower, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect.

5.23          Bankruptcy Related Matters.
(a)          The Chapter 11 Cases were commenced on the Petition Date in accordance with applicable law and proper notice thereof was given for (i) the motion seeking approval of the Loan Documents and the Interim Order and Final Order, (ii) the hearing for the entry of the Interim Order, and (iii) the hearing for the entry of the Final Order (provided that notice of the final hearing will be given as soon as reasonably practicable after such hearing has been scheduled).
(b)          After the entry of the Interim Order, and pursuant to and to the extent provided in the Interim Order and the Final Order, the Obligations will constitute allowed administrative expense claims in the Chapter 11 Cases having priority over all administrative expense claims and unsecured claims against the Debtors now existing or hereafter arising, of any kind whatsoever, including all administrative expense claims of the kind specified in Sections 105, 326, 330, 331, 503(b), 506(c), 507(a), 507(b), 546(c), 726, 1114 or any other provision of the Bankruptcy Code or otherwise, as provided under Section 364(c)(1) of the Bankruptcy Code, subject to (i) the Carve Out and (ii) the priorities set forth in the Interim Order or Final Order, as applicable.
(c)          After the entry of the Interim Order and pursuant to and to the extent provided in the Interim Order and the Final Order, the Obligations will be secured by a valid and perfected Lien on all of the Collateral subject, as to priority, to the extent set forth in the Interim Order or the Final Order, and in any case, (i) subject to Permitted Liens and (ii) excluding claims and causes of action under sections 502(d), 544, 545, 547, 548, 550 and 553 of the Bankruptcy Code (collectively, “Avoidance Actions”) (but including, upon entry of the Final Order, the proceeds thereof).
(d)          The Interim Order (with respect to the period on and after entry of the Interim Order and prior to entry of the Final Order) or the Final Order (with respect to the period on and after entry of the Final Order, as the case may be), is in full force and effect and has not been reversed, stayed (whether by statutory stay or otherwise), vacated, or without the Required Lenders’ (and with respect to any provision that affects the rights or duties of any Agent, such Agent’s) consent, modified or amended.  The Loan Parties are in compliance in all material respects with the Orders.
(e)          The DIP Budget, the Cash Flow Forecast, and all other projected consolidated balance sheets, income statements and cash flow statements of Borrower and its Subsidiaries delivered to the Administrative Agent were prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed in good faith by the Borrower to be fair in light of the conditions existing at the time of delivery of such report or projections (it being understood that any projections or estimates made in the items described in this subsection (e) are not to be viewed as facts and are subject to significant uncertainties and contingencies, that no assurance can be given that any such projections or estimates will be realized, that actual results may differ from projected results and such differences may be material).
ARTICLE VI
AFFIRMATIVE COVENANTS
Until Payment in Full of all Obligations, the Borrower shall, and shall cause each of its Subsidiaries to:
6.01          Financial Statements.  Deliver to the Administrative Agent and each Lender, in form and detail reasonably satisfactory to the Financial Advisor (which shall be entitled to deliver such information to the Lenders in its sole discretion):
(a)          Annual Financial Statements. Within 90 days after the end of each fiscal year of the Borrower (commencing with the fiscal year in which the Closing Date occurs) a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail (together with a Narrative Report), and prepared in accordance with GAAP; such consolidated statements shall be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and which may contain a “going concern” qualification.
(b)          Quarterly Financial Statements. Within 45 days after the end of each fiscal quarter of each fiscal year of the Borrower (commencing with the fiscal quarter ended March 31, 2020), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail (together with a Narrative Report) and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, changes in shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.
(c)          Monthly Financial Statements. (i) Within 30 days after the end of each month (commencing with the month ending March 31, 2020), the Monthly Consolidated Financial Report, certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition as at the dates indicated and the results of their operations and their cash flows for the periods indicated, and (ii) within 30 days after the end of each month (commencing with the month ending March 31, 2020), the Monthly Mine-Level Financial Report, certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial information reported therein.
(d)          Cash Flow Forecast.  No later than 12:00 p.m. on the Thursday following the end of every fourth calendar week, commencing with the Thursday of the fourth calendar week following the week in which the Petition Date occurs, a Cash Flow Forecast, substantially in the form of the initial Cash Flow Forecast provided pursuant to Section 4.01(g) or as otherwise reasonably satisfactory to the Financial Advisor.
(e)          Budget Variance Report.          No later than 7:00 p.m. on Thursday of each week after each Reporting Period (commencing with the Thursday of the first full week following the Petition Date), a Budget Variance Report for the immediately preceding Reporting Period.  Each such report shall be certified by a Responsible Officer of the Borrower as being prepared in good faith and fairly presenting in all material respects the information set forth therein.
(f)          Critical Vendor Report.  No later than 7:00 p.m. on the Thursday of every other week (commencing with the Thursday of the first full week following the Petition Date), a Critical Vendor Report.  Each such report shall be certified by a Responsible Officer of the Borrower as being prepared in good faith and fairly presenting in all material respects the information set forth therein.
6.02          Certificates; Other Information.  Deliver to the Administrative Agent, in form and detail reasonably satisfactory to the Financial Advisor:
(a)          concurrently with the delivery of the financial statements referred to in Section 6.01(a) and (b) (commencing with the delivery of the financial statements for the first full fiscal quarter ending March 31, 2019), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower;
(b)          promptly after the same are available, copies of each annual report, proxy or financial statement or other report sent to the holders of Equity Interests in Holdings or Borrower, and copies of all annual, regular, periodic and special reports and registration statements which Holdings or Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act, and not otherwise required to be delivered to the Administrative Agent pursuant hereto; and
(c)          promptly, such additional information regarding the business, financial or corporate affairs of Holdings, the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender (through the Administrative Agent) may from time to time reasonably request that is reasonably available without undue cost or burden.

Documents required to be delivered pursuant to Section 6.01(a) or 6.01(b) or Section 6.02(b) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Holdings or the Borrower posts such documents, or provides a link thereto on Holdings’ or the Borrower’s website on the Internet at the website address listed on Schedule 10.02; (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); or (iii) on which such documents are filed for public availability on the SEC’s Electronic Data Gathering and Retrieval system.
In the event that Holdings or any Parent reports on a consolidated basis, such consolidated reporting at Holdings or such Parent’s level in a manner consistent with that described in clauses 6.01(a) and 6.01(b) of this Section 6.01 for the Borrower will satisfy the requirements of such clauses.
The Borrower hereby acknowledges that (a) the Administrative Agent may make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”).  The Borrower hereby agrees that (a) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (b) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat the Borrower Materials as not containing any material non- public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent the Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); and (c) all Borrower Materials marked “PUBLIC” or not marked as containing material non-public information are permitted to be made available through a portion of the Platform designated “Public Investor.” Notwithstanding the foregoing, the Borrower shall not be under any obligation to mark the Borrower Materials “PUBLIC” or as containing material non-public information; provided, however, that the following Borrower Materials shall be deemed to be marked “PUBLIC” unless the Borrower notifies the Administrative Agent prior to posting that any such document contains material non-public information: (1) the Loan Documents, and (2) any notification of changes in the terms of the Facilities. The Borrower acknowledges and agrees that the list of Disqualified Institutions does not constitute non-public information and shall be posted to all Lenders by the Administrative Agent.   In connection with the foregoing, each party hereto acknowledges and agrees that the foregoing provisions are not in derogation of their confidentiality obligations under Section 10.07.
6.03          Notices.  Notify the Administrative Agent:
(a)          Promptly upon any Responsible Officer of the Borrower obtaining knowledge thereof, of the occurrence of any Default or Event of Default hereunder;
(b)          Promptly upon any Responsible Officer of the Borrower obtaining knowledge thereof, of any event which could reasonably be expected to have a Material Adverse Effect;
(c)          of the occurrence of any ERISA Event that, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect, promptly and in any event within 30 days after any Responsible Officer of the Borrower knows or has obtained notice thereof;
(d)          within 15 days of the Borrower or any Guarantor changing its legal name, jurisdiction of organization or the location of its chief executive office or sole place of business; and
(e)          promptly, as to any Building located on Material Real Property and constituting Collateral, of any redesignation of any such property on which such Building is located into or out of a special flood hazard area.
Each notice pursuant to Sections 6.03(a)-(c) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.

6.04          Payment of Tax Obligations.  Subject to the Bankruptcy Code, the terms of the applicable Orders and any required approval by the Bankruptcy Court, except where failure to do so could not reasonably be expected to result in a Material Adverse Effect, with respect to the Borrower and each of its Subsidiaries, pay and discharge all Tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary.
6.05          Preservation of Existence, Etc.; Activities of Foresight Energy Finance Corporation.  Subject to the Bankruptcy Code, the terms of the applicable Orders and any required approval by the Bankruptcy Court,
(a)          Preserve, renew and maintain in full force and effect its legal existence except in a transaction permitted by Section 7.04.
(b)          With respect to Foresight Energy Finance Corporation, a Delaware corporation, cause such Subsidiary not to hold any material assets and not engage in any material business or activity other than maintaining its corporate existence.
6.06          Maintenance of Properties.
(a)          Maintain, preserve and protect all of its material properties and material equipment, including Collateral, necessary in the operation of its business in good working order and condition (ordinary wear and tear and damage by fire or other casualty or taking by condemnation excepted), except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
(b)          Keep in full force and effect all of its material leases and other material contract rights, and all material rights of way, easements and privileges necessary or appropriate for the proper operation of the Mines being operated by the Borrower or a Subsidiary and included or purported to be included in the Collateral by the Security Documents, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
6.07          Maintenance of Insurance.
(a)          Maintain with financially sound and reputable insurance companies which may be Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance compatible with the following standards) as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.
(b)          With respect to any Building located on Material Real Property and constituting Collateral, the Borrower shall and shall cause each appropriate Loan Party to (i) maintain fully paid flood hazard insurance on any such Building that is located in a special flood hazard area, on such terms and in such amounts as required by The National Flood Insurance Reform Act of 1994 and (ii) furnish to the Collateral Agent an insurance certificate evidencing the renewal (and payment of renewal premiums therefor) of all such policies prior to the expiration or lapse thereof (or at such other time acceptable to the Collateral Agent).  The Borrower shall cooperate with the Collateral Agent’s reasonable request for any information reasonably required by the Collateral Agent to comply with The National Flood Insurance Reform Act of 1994, as amended.
6.08          Compliance with Laws.  Except as otherwise excused by the Bankruptcy Code, comply in all respects with the requirements of all Laws (including the PATRIOT Act, Sanctions Laws, the Anti-Corruption Laws and Environmental Laws) and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (or, in the case of compliance with the PATRIOT Act, Sanctions Laws and the Anti-Corruption Laws, the failure to comply therewith is not material).

6.09          Books and Records.  (a) Maintain proper books of record and account, in which in all material respects full, true and correct entries in conformity with GAAP shall be made of all material financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all material requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be.
6.10          Inspection Rights.  Permit representatives and independent contractors of the Administrative Agent and each Lender (provided that, subject to no Event of Default having occurred or be continuing, such Lender to be accompanied by the Administrative Agent) to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom (except to the extent (a) any such access is restricted by a Requirement of Law or (b) any such agreements, contracts or the like are subject to a written confidentiality agreement with a non-Affiliate that prohibits the Borrower or any of its Subsidiaries from granting such access to the Administrative Agent or the Lenders; provided that, with respect to such confidentiality restrictions affecting the Borrower or any of its Subsidiaries, a Responsible Officer is made available to the Administrative Agent and such Lender (provided that, subject to no Event of Default having occurred or be continuing, such Lender to be accompanied by the Administrative Agent) to discuss such confidential information to the extent permitted), and to discuss the business, finances and accounts with its officers and independent public accountants at such reasonable times during normal business hours and as often as may be reasonably desired, provided that the Administrative Agent or such Lender shall give the Borrower reasonable advance notice prior to any contact with such accountants and give the Borrower the opportunity to participate in such discussions, provided further that the costs of one such visit per calendar year (or an unlimited amount if an Event of Default has occurred and is continuing) for the Administrative Agent, the Lenders and their representatives as a group shall be the responsibility of the Borrower. In no event shall the Administrative Agent be required to bear any cost or expense hereunder.
6.11          Use of Proceeds.  The proceeds of the Loans shall be used in accordance with the terms of the Cash Flow Forecast (subject to Permitted Variances), including to (i) pay for the fees, costs and expenses incurred in connection with the Transactions and the Chapter 11 Cases and (ii) to fund working capital of the Loan Parties (including, without limitation, payments of fees and expenses to professionals under Section 328 and 331 of the Bankruptcy Code and administrative expenses of the kind specified in Section 503(b) of the Bankruptcy Code incurred in the ordinary course of business of the Loan Parties or otherwise approved by the Bankruptcy Court (and not otherwise prohibited under this Agreement)).
6.12          Additional Guarantors.  Within 10 days (or such longer period as the Administrative Agent may agree in its sole discretion) of a Person becoming a Subsidiary that is required to be a Guarantor by virtue of the definition of a Guarantor, the Borrower shall cause any such Subsidiary to become a Guarantor by executing and delivering to the Administrative Agent a counterpart of the Guaranty or such other documents as the Administrative Agent shall deem appropriate for such purpose.
6.13          [Reserved].
6.14          Preparation of Environmental Reports.  If an Event of Default caused by reason of a breach under Sections 6.08 or 5.09 with respect to compliance with Environmental Laws shall have occurred and be continuing, at the reasonable request of the Required Lenders through the Administrative Agent, provide, in the case of the Borrower, to the Lenders within 60 days after such request, at the expense of the Borrower, an environmental or mining site assessment or audit report for the Properties which are the subject of such breach prepared by an environmental or mining consulting firm reasonably acceptable to the Required Lenders and indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance or remedial action in connection with such Properties and the estimated cost of curing any violation or non-compliance of any Environmental Law.
6.15          Certain Long Term Liabilities and Environmental Reserves.  To the extent required by GAAP, maintain adequate reserves for (a) future costs associated with any lung disease claim alleging pneumoconiosis or silicosis or arising out of exposure or alleged exposure to coal dust or the coal mining environment, (b) future costs associated with retiree and health care benefits, (c) future costs associated with reclamation of disturbed acreage, removal of facilities and other closing costs in connection with closing its mining operations and (d) future costs associated with other potential environmental liabilities.

6.16          Covenant to Give Security.
(a)          Personal Property including IP of New Guarantors.  Concurrently with any Subsidiary becoming a Guarantor pursuant to Section 6.12 (or a later date to which the Collateral Agent agrees), any property of such Subsidiary constituting Collateral shall automatically become subject to the Lien securing the Obligations pursuant to the Orders, and the Borrower shall, or cause such Subsidiary to, deliver any Security Document as the Collateral Agent or the Required Lenders may request, including the delivery of stock certificates, if any, representing the Capital Stock of such Subsidiary accompanied by undated stock powers or instruments of transfer executed in blank.
(b)          Real Property of New Guarantors.
(i)          New Real Property Identification.  With respect to any Subsidiary becoming a Guarantor pursuant to Section 6.12, concurrently with such Subsidiary becoming a Guarantor (or a later date to which the Collateral Agent agrees), furnish to the Collateral Agent a description of all Material Real Property fee owned or leased by such Subsidiary.
(ii)          Real Property.  With respect to any Subsidiary becoming a Guarantor pursuant to Section 6.12, any Real Property of such Subsidiary shall automatically become subject to the Lien securing the Obligations as provided in Section 2.19, and Section 2.19(b)(iii) shall apply to such Real Property.  In addition to the foregoing, Borrower shall, at the reasonable request of the Collateral Agent or the Required Lenders, deliver to the Collateral Agent such appraisals as are required by law or regulation of Real Property with respect to which Collateral Agent has been granted a Lien, evidence of the filing of as-extracted UCC-1 financing statements in the appropriate jurisdiction, and such other instruments in connection therewith as the Collateral Agent or the Required Lenders shall reasonably require.
(iii)          Consents Related to Leaseholds Concerning Material Real Property.  With respect to any leasehold interest of any Subsidiary becoming a Guarantor pursuant to Section 6.12 that would constitute Material Real Property but for the need to obtain the consent of another Person (other than the Borrower or any Controlled Subsidiary) in order to grant a security interest therein, upon the request of Collateral Agent or the Required Lenders, the Borrower and its Subsidiaries shall use commercially reasonable efforts to obtain such consent for the 120 day period commencing after such entity becomes a Guarantor, provided that there shall be no requirement to pay any sums to the applicable lessor other than customary legal fees and administrative expenses (it is understood, for avoidance of doubt, that, without limiting the foregoing obligations of the Borrower set forth in this Section 6.16(b)(iii), any failure to grant a security interest in any such leasehold interest as a result of a failure to obtain a consent shall not be a Default hereunder, and, for avoidance of doubt, the Borrower and its Subsidiaries shall no longer be required to use commercially reasonable efforts to obtain any such consent after such above-mentioned time period to obtain a consent has elapsed).
(c)          Personal Property (including IP) Acquired by Borrower or Guarantors.  If requested by the Collateral Agent or the Required Lenders, the Borrower shall, or shall cause any Subsidiary, (i) to the extent that any Capital Stock in, or owned by, a Loan Party constitutes Collateral, promptly deliver stock certificates, if any, representing such Capital Stock accompanied by undated stock powers or instruments of transfer executed in blank to the Collateral Agent and/or execute and deliver to the Collateral Agent any Security Document as any Agent or the Required Lenders may request to pledge any such Capital Stock and (ii) to the extent that any intellectual property owned by a Loan Party constitutes Collateral, promptly deliver any Security Document or supplements thereto as may be requested by the Collateral Agent or the Required Lenders.
(d)          Real Property Acquired by Borrower and Guarantors.
(i)          New Real Property Identification.  Within 10 days (or such longer period as the Collateral Agent may agree in its sole discretion) of any acquisition of a new Real Property by any Loan Party, such Loan Party shall notify the Collateral Agent of the acquisition of any such Real Property (fee owned or leased by such Loan Party.
(ii)          Real Property.  Any Real Property acquired by the Borrower or any Guarantor shall automatically become subject to the Lien as provided in Section 2.19, and Section 2.19(b)(iii) shall apply to such Real

Property.  In addition to the foregoing, Borrower shall, at the reasonable request of the Collateral Agent or the Required Lenders, deliver to the Collateral Agent such appraisals as are required by law or regulation of Real Property with respect to which Collateral Agent has been granted a Lien, evidence of the filing of as-extracted UCC-1 financing statements in the appropriate jurisdiction, and such other instruments in connection therewith as the Collateral Agent or the Required Lenders shall reasonably require.
(iii)          Consents Related to Leaseholds Concerning Material Real Property.  With respect to the acquisition of any leasehold interest by any Subsidiary that would constitute Material Real Property but for the need to obtain the consent of another Person (other than the Borrower or any Controlled Subsidiary) in order to grant a security interest therein, upon the request of Collateral Agent or the Required Lenders, the Borrower and its Subsidiaries shall use commercially reasonable efforts to obtain such consent for the 120 day period commencing on the date of the notification provided pursuant to Section 6.16(d)(i), provided that there shall be no requirement to pay any sums to the applicable lessor other than customary legal fees and administrative expenses (it is understood, for avoidance of doubt, that, without limiting the foregoing obligations of the Borrower set forth in this Section 6.16(d)(iii), any failure to grant a security interest in any such leasehold interest as a result of a failure to obtain a consent shall not be a Default hereunder, and, for avoidance of doubt, the Borrower and its Subsidiaries shall no longer be required to use commercially reasonable efforts to obtain any such consent after such above-mentioned time period to obtain a consent has elapsed).
(e)          Further Assurances.  Subject to any applicable limitation in any Security Document and subparagraph (f) below, upon request of the Collateral Agent or the Required Lenders, at the expense of the Borrower, promptly execute and deliver any and all further instruments and documents and take all such other action as the Collateral Agent or the Required Lenders may deem necessary or desirable in order to effect fully the purposes of the Orders and the Loan Documents, including the filing of financing statements necessary or advisable in the opinion of the Collateral Agent or the Required Lenders to perfect any security interests created under the Orders or any other Security Document.
(f)          Collateral Principles.  Notwithstanding anything to the contrary in any Loan Document, (i) no actions in any non-U.S. jurisdiction or required by the Requirement of Law of any non-U.S. jurisdiction shall be required in order to create any security interests in assets located or titled outside of the U.S. (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction), (ii) the Collateral Agent in its discretion may grant extensions of time for the creation or perfection of security interests in, and Mortgages on, or taking other actions with respect to, particular assets where it reasonably determines in consultation with the Borrower, that the creation or perfection of security interests and Mortgages on, or taking other actions, cannot be accomplished without undue delay, burden or expense by the time or times at which it would otherwise be required by this Agreement or the Security Documents, and (iii) any Liens required to be granted from time to time pursuant to Security Documents and this Agreement on assets of the Loan Parties to secure to the Obligations shall exclude the Excluded Assets.
6.17          [Reserved].
6.18          Post Closing Covenants.  Cause to be delivered or performed the documents and other agreements and actions set forth on Schedule 6.18 within the time frame specified on such Schedule 6.18.
6.19          ERISA.  Except, in each case, to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect, comply with the provisions of ERISA, the Code, and other Laws applicable to the Plans.
6.20          Lender Calls.  Borrower will participate in a telephonic conference call with (x) the Administrative Agent and the Lenders once during each two-week period at such time as may be agreed to by Borrower and Administrative Agent and (y) the Financial Advisor once during each week at such time as may be agreed to by Borrower and Financial Advisor, in each case, to discuss cash flows and operations of the Borrower and its Subsidiaries; it being understood and agreed that the calls in clauses (x) and (y) shall be conducted separately.
6.21          First and Second Day Orders.  The Borrower shall cause all proposed “first day” orders, “second day” orders and all other orders establishing procedures for administration of the Chapter 11 Cases or approving significant or outside the ordinary course of business transactions submitted to the Bankruptcy Court to be in accordance with and permitted by the terms of this Agreement and acceptable to the Required Lenders in all material respects, it being understood and agreed that the forms of orders approved by the Required Lenders prior to the Petition Date are in accordance with and permitted by the terms of this Agreement in all respects and are acceptable.
6.22          Milestones.  Comply with the following milestones (unless extended or waived by the Required Lenders):
(a)          no later than thirty-five (35) calendar days after the Petition Date, (i) the Bankruptcy Court shall have entered the Final Order, and (ii) the Loan Parties shall have filed the Reorganization Plan and the Disclosure Statement (which shall include the Valuation Analysis (as defined in the Restructuring Support Agreement), which shall be acceptable to the Required Lenders in their sole and absolute discretion) with the Bankruptcy Court;
(b)          no later than fifty (50) calendar days after the Petition Date, the Loan Parties shall have entered into each of Renegotiated Contracts/Leases (as defined in the Restructuring Support Agreement), in form and substance acceptable to the Loan Parties and the Required First Lien Lenders (as defined in the Restructuring Support Agreement);
(c)          no later than seventy (70) calendar days after the Petition Date, the Bankruptcy Court shall have entered an order approving the Disclosure Statement in form and substance reasonably acceptable to the Loan Parties and the Required First Lien Lenders (as defined in the Restructuring Support Agreement) and, solely with respect to the economic treatment provided on account of the Second Lien Claims (as defined in the Restructuring Support Agreement), reasonably acceptable to the Required Second Lien Lenders (as defined in the Restructuring Support Agreement);
(d)          no later than one hundred fifteen (115) calendar days after the Petition Date, the Bankruptcy Court shall have entered the Confirmation Order (as defined in the Restructuring Support Agreement) in form and substance acceptable to the Loan Parties and the Required First Lien Lenders (as defined in the Restructuring Support Agreement) and, solely with respect to the economic treatment provided on account of the Second Lien Claims (as defined in the Restructuring Support Agreement), reasonably acceptable to the Required Second Lien Lenders (as defined in the Restructuring Support Agreement); and
(e)          no later than one hundred thirty (130) calendar days after the Petition Date, the Plan Effective Date shall have occurred.
6.23          Bankruptcy Notices.  The Borrower will furnish to the Financial Advisor, the Administrative Agent, and Akin Gump Strauss Hauer & Feld LLP and Milbank LLP, as counsel to the Backstop Lenders:
(a)          copies of any informational packages provided to potential bidders, draft agency agreements, purchase agreements, status reports, and updated information related to the sale or any other transaction and copies of any such bids and any updates, modifications or supplements to such information and materials; and
(b)          use commercially reasonable efforts to provide draft copies of all definitive documents and any other material motions or applications or other material documents to be filed in the Chapter 11 Cases to counsel to the Consenting Stakeholders, if reasonably practicable at least two (2) Business Days in advance of when the Loan Parties intend to file such documents, and, without limiting any approval rights set forth in this Agreement or the Restructuring Support Agreement, consult in good faith with counsel to the Consenting Stakeholders regarding the form and substance of any such proposed filing.
6.24          Bankruptcy Related Matters.  The Borrower will and will cause each of the other Loan Parties to:
(a)          cause all proposed (i) “first day” orders, (ii) “second day” orders, (iii) orders related to or affecting the Loans and other Obligations, the Prepetition Debt and the Loan Documents, any other financing or use of cash collateral, any sale or other disposition of Collateral outside the ordinary course, cash management, adequate protection, any plan of reorganization and/or any disclosure statement related thereto, (iv) orders concerning the financial condition of the Borrower or any of its Subsidiaries or other Indebtedness of the Loan Parties or seeking relief under section 363,364 or 365 of the Bankruptcy Code or rule 9019 of the Federal Rules of Bankruptcy Procedure, (v) orders authorizing additional payments to critical vendors (outside of the relief approved in the “first day” and “second day” orders) and (vi) orders establishing procedures for administration of the Chapter 11 Cases or approving significant transactions submitted to the Bankruptcy Court, in each case, proposed by the Debtors to be in accordance with and permitted by the terms of this Agreement and acceptable to the Required Lenders (and (i) with respect to any provision that affects the rights or duties of any Agent, such Agent and (ii) with respect to any orders described in clause (v) above, acceptable to the Required Lenders in their reasonable discretion) in all respects, it being understood and agreed that the forms of orders approved by the Required Lenders (and with respect to any provision that affects the rights or duties of any Agent, such Agent) prior to the Petition Date are in accordance with and permitted by the terms of this Agreement and are acceptable in all respects;
(b)          comply in all material respects with each order entered by the Bankruptcy Court in connection with the Chapter 11 Cases; and
(c)          comply in a timely manner with their obligations and responsibilities as debtors in possession under the Bankruptcy Code, the Bankruptcy Rules, the Interim Order and the Final Order, as applicable, and any other order of the Bankruptcy Court.
6.25           Chief Executive Officer.  At all times following the Closing Date, the Borrower shall cause Robert D. Moore to hold the position of chief executive officer of the Borrower.
ARTICLE VII
NEGATIVE COVENANTS
Until Payment in Full, the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly:
7.01          Liens.  Create, incur, assume or permit to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:
(a)          (i) Liens in favor of the Collateral Agent for the benefit of the Secured Parties granted pursuant to any Loan Document and (ii) Liens securing obligations in respect of Huntington Cash Management Obligations;
(b)          (i) Liens existing on the Petition Date and set forth on Schedule 7.01 and (ii) any Lien in favor of non-affiliated third party existing on the Petition Date that is not set forth on Schedule 7.01 to the extent (x) the amount of obligations secured by such Liens do not exceed $2,000,000 individually or $5,000,000 in the aggregate, and (y) a revised Schedule 7.01 including such Lien is delivered to the Administrative Agent for distribution to the Lenders;
(c)          Liens for Taxes or for pre-petition utilities, assessments or governmental charges or levies on the property of the Borrower or any Subsidiary if the same shall not at the time be delinquent as of the Petition Date and can be paid without penalty, or are being contested in good faith and by appropriate proceedings, provided that any reserve or appropriate provision that shall be required in conformity with GAAP shall have been made therefor;
(d)          Liens imposed by law, such as landlord’s, carriers’, warehousemen’s, materialmen’s, construction and repairmen’s, vendors’ and mechanics’ Liens and other similar Liens, with respect to amounts which are not yet overdue for a period of more than 60 days or are being contested in good faith and by appropriate proceedings;
(e)          [reserved];
(f)          (i) Liens incurred, or pledges or deposits under or to secure the performance of bids, trade contracts and leases (other than Indebtedness), reclamation bonds, return of money bonds, insurance bonds, Mining Financial Assurances, statutory obligations or bonds, government contracts, health or social security benefits, unemployment or other insurance obligations, workers’ compensation claims, water treatment obligations, insurance obligations, reclamation obligations, obligations under Mining Laws or similar legislation, stay bonds, utility bonds, surety and appeal bonds (including surety bonds obtained as required in connection with federal coal leases), performance bonds, bid bonds, performance guarantees (including, without limitation, performance guarantees pursuant to coal supply agreements or equipment leases), bankers acceptances, completion guarantees, bank guarantees and letters of credit, customs duties and other obligations, including self-bonding arrangements, of a like nature incurred in the ordinary course of business, or (ii) Liens on assets to secure obligations under surety bonds obtained as required in connection with entering into of federal coal leases; provided that no more than $7,500,000 of cash may be posted following the Petition Date under this Section 7.01(f)
(g)          survey exceptions, easements, rights-of-way, zoning restrictions, leases, subleases, licenses, other restrictions and other similar encumbrances which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person, Liens set forth as exceptions to the Borrower’s or any Subsidiary’s title insurance policies and Liens as set forth as exceptions to the title opinions delivered;
(h)          Liens granted to provide adequate protection pursuant to the Interim Order or the Final Order;
(i)          Liens (including the interest of a lessor under a Capital Lease) on property and improvements that secure Indebtedness incurred pursuant to Section 7.03(j) for the purpose of financing all or any part of the purchase price or cost of construction or improvement of such property; provided that the Lien does not (i) extend to any additional property and (ii) secure any additional obligations, in each case other than the initial property so subject to such Lien and the Indebtedness and other obligations originally so secured (other than improvements on and accessions to such property, proceeds and products thereof, customary security deposits and any other assets pursuant to after-acquired property clauses in effect with respect to such Lien at the time of acquisition on property of the type that would have been subject to such Lien notwithstanding the occurrence of such acquisition);
(j)          [reserved];
(k)         [reserved];
(l)          Liens as a result of the filing of UCC financing statements as precautionary measure in connection with leases, operating leases or consignment arrangements;
(m)        [reserved];
(n)         [reserved];
(o)         [reserved];
(p)         Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Borrower or any Subsidiary on deposit with or in possession of such bank;
(q)         [reserved];
(r)          [reserved];
(s)         customary Liens in favor of trustees, paying agents and escrow agents, and netting and setoff rights, bankers’ liens and the like in favor of financial institutions and counterparties to financial obligations and instruments, including Hedging Agreements;
(t)         [reserved];
(u)        Permitted Real Estate Encumbrances;
(v)        [reserved];
(w)       [reserved];

(x)        Coal Liens;
(y)        [reserved];
(z)        Liens on insurance policies and proceeds thereof, or other deposits, to secure insurance premium financings;
(aa)      (x) Production Payments, royalties, dedication of reserves under supply agreements or similar or related rights or interests granted, taken subject to, or otherwise imposed on properties or (y) cross charges, Liens or security arrangements entered into in respect of a Joint Venture for the benefit of a participant, manager or operator of such Joint Venture, in each case, consistent with normal practices in the mining industry;
(bb)      other Liens securing Indebtedness or obligations in an aggregate principal amount at any time outstanding not to exceed $500,000;
(cc)      [reserved];
(dd)      [reserved];
(ee)      Liens in the ordinary course of business securing obligations in respect of trade-related letters of credit permitted under Section 7.03(p) covering only the goods (or the documents of title in respect of such goods) financed by such letters of credit and the proceeds and products thereof;
(ff)       Liens incurred or assumed in connection with the issuance of revenue bonds the interest on which is tax-exempt under the Code;
(gg)      Liens in the ordinary course of business on specific items of inventory, equipment or other goods and proceeds of any Person securing such Person’s obligations in respect thereof or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;
(hh)      deposits made in the ordinary course of business to secure reclamation liabilities, insurance liabilities and/or surety liabilities;
(ii)        (x) surface use agreements, easements, zoning restrictions, rights of way, encroachments, pipelines, leases (other than Capital Lease Obligations), subleases, rights of use, licenses, special assessments, trackage rights, transmission and transportation lines related to Mining Leases or mineral rights or constructed coal mine assets or other Real Property including re-conveyance obligations to a surface owner following mining, royalty payments and other obligations under surface owner purchase or leasehold arrangements necessary to obtain surface disturbance rights to access the subsurface coal deposits and similar encumbrances on Real Property imposed by law or arising in the ordinary course of business that do not secure any monetary obligation and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary and (y) Liens on the property of the Borrower or any Subsidiary, as tenant under a lease or sublease entered into in the ordinary course of business by such Person, in favor of the landlord under such lease or sublease, securing the tenant’s performance under such lease or sublease, as such Liens are provided to the landlord under applicable law and not waived by the landlord; and
(jj)        Liens on deposits made to cash collateralize obligations in respect of letters of credit existing on the Closing Date.
For purposes of determining compliance with this Section 7.01, (A) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of permitted Liens (or any portion thereof) described in Sections 7.01(a) through (jj) but may be permitted in part under any combination thereof and (B) in the event that a Lien securing an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Liens (or any portion thereof) described in Sections 7.01(a) through (jj), the Borrower may, in its sole discretion, classify or reclassify, or later divide, classify or reclassify (as if incurred at such later time), such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 7.01 and at the time of incurrence, classification or reclassification will be entitled to only include the amount and type of such Lien or such item of Indebtedness secured by such Lien (or any portion thereof) in one of the above clauses (or any portion thereof). In addition, with respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness.
7.02          Investments.  Make any Investments, except:
(a)            Investments held by the Borrower or any Subsidiary in cash or Cash Equivalents;
(b)           to the extent made in accordance with the Cash Flow Forecast (subject to Permitted Variance), loans or advances, payroll, travel and other loans or advances to current or former officers, directors, employees, managers, directors or consultants of the Borrower or Holdings in an aggregate amount not to exceed $100,000 at any time outstanding, made in the ordinary course of business;
(c)           Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;
(d)          Investments (including debt obligations and Capital Stock) received in satisfaction of judgments or in connection with the bankruptcy or reorganization of suppliers and customers of the Borrower and its Subsidiaries and in settlement of delinquent obligations of, and other disputes with, such customers and suppliers arising in the ordinary course of business;
(e)           Investments in the nature of Production Payments, royalties, dedication of reserves under supply agreements or similar or related rights or interests granted, taken subject to, or otherwise imposed on properties;
(f)           (i) Investments in existence on the Petition Date or made pursuant to a legally binding written commitment in existence on the Petition Date and listed on Schedule 7.02, and (ii) any Investment existing on the Petition Date that is not set forth on Schedule 7.02 to the extent (x) the amount of such Investment does not exceed $2,000,000 individually or $5,000,000 in the aggregate, and (y) a revised Schedule 7.02 including such Investment is delivered to the Administrative Agent for distribution to the Lenders; provided that the amount of any such Investment set forth in Schedule 7.02 may be increased (x) as required by the terms of such Investment as in existence on the date hereof or (y) as otherwise permitted hereunder;
(g)          Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Borrower and its Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, (B) litigation, arbitration or other disputes or (C) the foreclosure with respect to any secured investment or other transfer of title with respect to any secured investment;
(h)          [reserved];
(i)           Hedging Agreements or Cash Management Obligations permitted under this Agreement;
(j)           Investments acquired solely in exchange for management services provided by the Borrower or a Subsidiary;
(k)          Investments by the Borrower or any Subsidiary in any Debtor, and Investments by any Debtor in the Borrower;
(l)           [reserved];

(m)          to the extent made in accordance with the Cash Flow Forecast (subject to Permitted Variance), additional Investments by the Borrower or any Debtor in an aggregate amount not to exceed $1,000,000, but without duplication, the cash return thereon received after the date hereof as a result of any sale for cash, repayment, return, redemption, liquidating distribution or other cash realization not to exceed the amount of such Investments in such Person made after the date hereof in reliance on this Section 7.02(m) shall be deducted in determining the amount of Investments outstanding pursuant to this Section 7.02(m);
(n)           [reserved];
(o)           [reserved];
(p)          (i) receivables owing to the Borrower or any Subsidiary if created or acquired in the ordinary course of business, (ii) endorsements for collection or deposit in the ordinary course of business and (iii) securities, instruments or other obligations received in compromise or settlement of debts created in the ordinary course of business, or by reason of a composition or readjustment of debts or reorganization of another Person, or in satisfaction of claims or judgments;
(q)          Investments made pursuant to surety bonds, reclamation bonds, performance bonds, bid bonds, appeal bonds and related letters of credit or similar obligations, in each case, to the extent such surety bonds, reclamation bonds, performance bonds, bid bonds, substituting appeal bonds, related letters of credit and similar obligations are permitted under this Agreement;
(r)          Investments consisting of indemnification obligations in respect of performance bonds, bid bonds, appeal bonds, surety bonds, reclamation bonds and completion guarantees and similar obligations in respect of coal sales contracts (and extensions or renewals thereof on similar terms), under any Mining Law, Environmental Law or other applicable law or with respect to workers’ compensation benefits, unemployment insurance and other social security laws or regulations or similar legislation, or to secure liabilities to insurance carriers under insurance arrangements in respect of such obligations, or good faith deposits, prepayments or cash payments in connection with bids, tenders, contracts or leases or to secure public or statutory obligations, customs duties and the like, or for payment of rent, in each case entered into in the ordinary course of business, and pledges or deposits made in the ordinary course of business in support of obligations under coal sales contracts (and extensions or renewals thereof on similar terms) or any other Indebtedness, or Liens securing Indebtedness, of the type referred to in Section 7.03(p);
(s)           [reserved];
(t)           [reserved];
(u)          to the extent substituting an Investment, purchases and acquisitions, in the ordinary course of business, of inventory, supplies, material or equipment;
(v)          Investments resulting from liens, pledges and deposits permitted under Section 7.01;
(w)         [reserved]; and
(x)          to the extent made in accordance with the Cash Flow Forecast (subject to Permitted Variance), any Permitted Payments to Parent, to the extent constituting an Investment.
7.03        Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness except:
(a)          Indebtedness arising under the Loan Documents;
(b)         (i) Indebtedness outstanding on the Petition Date and listed on Schedule 7.03, and (ii) any Indebtedness outstanding on the Petition Date that is not set forth on Schedule 7.03 to the extent (x) the aggregate principal amount of such Indebtedness does not exceed $2,000,000 individually or $5,000,000 in the aggregate, and

 (y) a revised Schedule 7.03 including such Indebtedness is delivered to the Administrative Agent for distribution to the Lenders;
(c)          [reserved];
(d)          (i) Indebtedness of the Borrower or any Subsidiary consisting of Guarantees of Indebtedness of any Subsidiary otherwise permitted under this Section 7.03 and (ii) Indebtedness of any Subsidiary consisting of Guarantees of Indebtedness of the Borrower otherwise permitted under this Section 7.03; provided that (i) if the Indebtedness being guaranteed is subordinated to or pari passu with the Obligations, then the guarantee must be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed and (ii) if incurred by the Borrower or a Subsidiary, such guarantee shall be permitted as an Investment pursuant to Section 7.02;
(e)          Indebtedness in respect of (i) Cash Management Obligations incurred in the ordinary course of business and consistent with past practice and (ii) Hedging Agreements that are not speculative in nature and incurred in the ordinary course of business and consistent with past practice, in each case of the Borrower or any Subsidiary;
(f)          Indebtedness of the Borrower and any Debtor owed to any other Debtor and of any Debtor owed to the Borrower;
(g)          [reserved];
(h)          [reserved];
(i)          [reserved];
(j)          to the extent incurred in accordance with the Cash Flow Forecast (subject to Permitted Variance), Indebtedness of the Borrower or any Subsidiary incurred to finance all or any part of the acquisition, construction, development or improvement of any property or assets, including purchase money obligations, Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets before the acquisition thereof, provided that the aggregate principal amount of any Indebtedness Incurred pursuant to this Section 7.03(j) and outstanding at the time of Incurrence, may not exceed $1,000,000;
(k)          [reserved];
(l)           [reserved];
(m)         [reserved];
(n)          [reserved];
(o)          additional Indebtedness of the Loan Parties in an aggregate principal amount outstanding at the time of Incurrence, not to exceed $500,000;
(p)          Indebtedness of the Borrower or any Subsidiary in connection with one or more standby or trade-related letters of credit, performance bonds, bid bonds, stay bonds, appeal bonds, bankers acceptances, Mining Financial Assurances, statutory obligations or bonds, health or social security benefits, unemployment or other insurance obligations, workers’ compensation claims, water treatment obligations, insurance obligations, reclamation obligations, bank guarantees, surety bonds, utility bonds, performance guarantees (including, without limitation, performance guarantees pursuant to coal supply agreements or equipment leases) completion guarantees or other similar bonds and obligations, including self-bonding arrangements, issued by or on behalf of the Borrower or a Subsidiary, in each case, in the ordinary course of business or pursuant to self- insurance obligations and not in connection with the borrowing of money or the obtaining of advances;
(q)          [reserved];

(r)          Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; and
(s)          Indebtedness of the Borrower or any Subsidiary consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply or other arrangements.
For purposes of determining compliance with this Section 7.03 or Section 7.01, the amount of any Indebtedness denominated in any currency other than Dollars shall be calculated based on customary currency exchange rates in effect, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness) on or prior to the Closing Date, on the Closing Date and, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness) after the Closing Date, on the date on which such Indebtedness was incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness); provided, that if such Indebtedness is incurred to refinance other Indebtedness denominated in a currency other than Dollars (or in a different currency from the Indebtedness being refinanced), and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the outstanding or committed principal amount, as applicable, of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums (including tender premiums), accrued interest, defeasance costs and other costs and expenses incurred in connection with such refinancing.
Further, for purposes of determining compliance with this Section 7.03, in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the categories set forth in Sections 7.03 (a) through (u), the Borrower will be permitted to divide and classify such item of Indebtedness (or any portion thereof) on the date of its Incurrence, or later re-divide and reclassify all or a portion of such item of Indebtedness in any manner that complies with this Section 7.03.
In addition, with respect to any Indebtedness that was permitted to be incurred hereunder on the date of such incurrence, any Increased Amount of such Indebtedness shall also be permitted hereunder after the date of such incurrence.  “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness, the accretion of original issue discount, or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies.
This Agreement will not treat (1) unsecured Indebtedness as subordinated or junior to secured Indebtedness merely because it is unsecured and (2) senior Indebtedness as subordinated Indebtedness or junior to any other senior Indebtedness merely because it has junior priority with respect to the same collateral.
7.04          Fundamental Changes.  Subject to Section 10.21, merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of related transactions) all or substantially all of the assets (whether now owned or hereafter acquired) of the Borrower and its Subsidiaries, taken as a whole, to or in favor of any Person, except if no Default exists or would immediately result therefrom:
(a)          any Subsidiary may merge or consolidate with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person or (ii) any one or more other Subsidiaries, provided that (A) when any Wholly Owned Subsidiary is merging with another Subsidiary, a Wholly Owned Subsidiary shall be the continuing or surviving Person, (B) when any Subsidiary is merging with any other Subsidiary, the continuing or surviving Person shall be a Subsidiary, (C) when any Foreign Subsidiary is merging with any Domestic Subsidiary, the continuing or surviving Person shall be the Domestic Subsidiary and (D) when any Guarantor is merging with any other Subsidiary, the continuing or surviving Person shall be a Guarantor;
(b)          any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution or otherwise) to the Borrower or to another Subsidiary; provided that (i) if the transferor in such a transaction is a Subsidiary, then the transferee must either be the Borrower or another Subsidiary, (ii) if the transferor is a Domestic Subsidiary, then the transferee must either be the Borrower or another Domestic Subsidiary and (iii) if the transferor is a Guarantor, then the transferee must either be the Borrower or another Guarantor;
(c)          the Borrower may Dispose of all or a portion of the Equity Interests of any of its Subsidiaries to a Guarantor (other than Holdings or General Partner);
(d)          the Borrower and any Subsidiary may merge or consolidate with any other Person in a transaction in which the Borrower or the Subsidiary, as applicable, is the surviving or continuing Person; provided that, the Borrower may not merge or consolidate with any Subsidiary unless the Borrower is the surviving or continuing Person; and
(e)          any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and the assets, if any, of any Subsidiary so liquidated or dissolved are transferred (x) to another Subsidiary or the Borrower and (y) to a Guarantor or the Borrower if such liquidated or dissolved Subsidiary is a Guarantor.
7.05          Dispositions.  Make any Disposition (other than Dispositions permitted pursuant to Sections 7.01, 7.02, 7.04 and 7.06), except:
(a)          (i) the sale or Disposition of damaged, obsolete, unusable or worn out equipment or equipment that is no longer needed in the conduct of the business of the Borrower and its Subsidiaries, (ii) sales or Dispositions of inventory, used or surplus equipment or reserves and Dispositions related to the burn-off of mines or (iii) the abandonment or allowance to lapse or expire or other disposition of intellectual property by the Borrower and its Subsidiaries in the ordinary course of business;
(b)          sales, transfers or other dispositions of assets with respect to any Debtor pursuant to any order of the Bankruptcy Court, in form and substance reasonably satisfactory to the Required Lenders, permitting a de minimis asset disposition without further order of the Bankruptcy Court, so long as the proceeds thereof are applied in accordance with Section 2.05, if applicable;
(c)          [reserved];
(d)          Dispositions of cash and Cash Equivalents;
(e)          [reserved];
(f)          (A) the sale of defaulted receivables in the ordinary course of business and (B) Dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceeding;
(g)          any transfer of property or assets that consists of grants by the Borrower or its Subsidiaries in the ordinary course of business of licenses or sub-licenses, including with respect to intellectual property rights;
(h)          [reserved];
(i)          (A) the grant in the ordinary course of business of any non-exclusive easements, permits, licenses, rights of way, surface leases or other surface rights or interests and (B) any lease, sublease or license of assets (with a Loan Party as the lessor, sublessor or licensor) in the ordinary course of business;
(j)          Dispositions of assets resulting from condemnation or casualty events;
(k)          [reserved];
(l)          [reserved];

(m)          [reserved];
(n)          [reserved];
(o)          (i) any surrender or waiver of contractual rights or the settlement, release, or surrender of contractual, tort or other claims of any kind or (ii) any settlement, discount, write off, forgiveness, or cancellation of any Indebtedness owing by any present or former directors, officers, or employees of the Borrower or` any Subsidiary or any of their successors or assigns;
(p)          the unwinding or termination of any Hedging Agreements;
(q)          [reserved];
(r)          [reserved];
(s)          [reserved];
(t)          exchanges or relocations of easements for pipelines, oil and gas infrastructure and similar arrangements in the ordinary course of business; and
(u)          Dispositions of assets acquired in connection with an acquisition by the Borrower or any Subsidiary that are Disposed of for fair market value (as reasonably determined by the Borrower in good faith) within 90 days of such acquisition.
7.06          Restricted Payments.  Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, or issue or sell any Equity Interests or accept any capital contributions, except that:
(a)          dividends or distributions by a Subsidiary payable, on a pro rata basis or on a basis more favorable to the Borrower or a Subsidiary, to all holders of any class of Equity Interests of such Subsidiary a majority of which is held, directly or indirectly through Subsidiaries, by the Borrower;
(b)          the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other Equity Interests of such Person or another Subsidiary;
(c)          to the extent made in accordance with the Cash Flow Forecast (subject to Permitted Variance), Permitted Payments to Parent;
(d)          to the extent made in accordance with the Cash Flow Forecast (subject to Permitted Variance), so long as no Event of Default shall have occurred and is continuing or would result therefrom, Restricted Payments made pursuant to this Section 7.06(d) in an amount not to exceed $100,000 in the aggregate; and
(e)          to the extent made in accordance with the Cash Flow Forecast (subject to Permitted Variance), Restricted Payments made to Holdings (or any Parent) to enable Holdings (or any Parent) to pay (i) operating costs and expenses and other administrative fees and costs, in each case, to the extent expressly required to be paid pursuant to the Management Services Agreement, and (ii) after the entry of an order by the Bankruptcy Court (which order shall be in full force and effect and shall not have been vacated, reversed, modified, amended or stayed in any respect without the prior written consent of the Required Lenders), authorizing the Debtors’ entry into, or an assumption of, an amendment to the Management Services Agreement, in form and substance satisfactory to the Required Lenders, (x) management fees, to the extent expressly required to be paid pursuant to such amended terms of the Management Services Agreement, and (y) minimum royalty payments to Murray Energy Group on account of any Debtor’s coal mine leases with Colt LLC.
7.07          Change in Nature of Business.  Engage in any business other than a Similar Business.

7.08          Transactions with Affiliates.  Enter into, renew or extend any transaction or arrangement, including the purchase, sale, lease or exchange of property or assets or the rendering of any service, with any Affiliate of the Borrower or any Subsidiary.  Notwithstanding the foregoing, the foregoing restrictions shall not apply to the following:
(A)          transactions between or among the Borrower and any of its Subsidiaries or a Person that becomes a Subsidiary;
(B)          to the extent made in accordance with the Cash Flow Forecast (subject to Permitted Variance), the payment of reasonable and customary (as determined in good faith by the Borrower) regular fees, compensation, indemnification and other benefits to current, former and future directors of the Borrower, a Subsidiary, or Holdings, who are not employees of the Borrower, such Subsidiary or Holdings, including reimbursement or advancement of reasonable and documented out-of-pocket expenses and provisions of liability insurance;
(C)          to the extent made in accordance with the Cash Flow Forecast (subject to Permitted Variance), loans or advances to officers, directors or employees of the Borrower or Holdings in the ordinary course of business of the Borrower or its Subsidiaries or Holdings or Guarantees in respect thereof or otherwise made on their behalf (including payment on such Guarantees) but only to the extent permitted by applicable law and Section 7.02(b);
(D)          transactions arising under any contract, agreement, instrument or other arrangement in effect on the Closing Date and set forth on Schedule 7.08;
(E)          to the extent made in accordance with the Cash Flow Forecast (subject to Permitted Variance), intercompany Investments permitted by Section 7.02 and Restricted Payments permitted by Section 7.06;
(F)          to the extent made in accordance with the Cash Flow Forecast (subject to Permitted Variance), after the entry of an order by the Bankruptcy Court (which order shall be in full force and effect and shall not have been vacated, reversed, modified, amended or stayed in any respect without the prior written consent of the Required Lenders), authorizing the Debtors’ entry into, or an assumption of, an amendment to the Management Services Agreement, in form and substance satisfactory to the Required Lenders, minimum royalty payments to Murray Energy Group on account of any Debtor’s coal mine leases with Colt LLC;
(G)          the Management Services Agreement (and transactions arising pursuant to the terms thereof) as in effect on the Closing Date; provided that any payment or distribution by any Debtor to any of its Affiliates pursuant to the Management Services Agreement shall only be made pursuant to Section 7.06(d); and
(H)          any agreements entered into in connection with the Transactions.
7.09          Permitted Activities of General Partner and Holdings.  (a) General Partner and Holdings shall not incur or permit to exist any Lien other than (i) Liens created under the Loan Documents and (ii) Liens not prohibited by Section 7.01 on any of the Equity Interests issued by the Borrower held by General Partner or Holdings and (b) General Partner and Holdings shall do or cause to be done all thing necessary to preserve, renew and keep in full force and effect its legal existence; provided, that so long as no Default has occurred and is continuing or would result therefrom, Holdings may merge with any other Person (and if it is not the survivor of such merger, the survivor shall assume Holdings’ obligations, as applicable, under the Loan Documents).
7.10          Use of Proceeds.  Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of any regulation of the FRB, including Regulations T, U and X.
7.11          [Reserved].

7.12          Burdensome Agreements.  Enter into any Contractual Obligation (other than any Loan Document) that (x) limits the ability of the Borrower or any Guarantor to create, incur, assume or suffer to exist any Lien upon any of its property to secure the Obligations hereunder or (y) limits the ability of any Subsidiary to make Restricted Payments to the Borrower or any Guarantor or to otherwise transfer property to the Borrower or any Guarantor; provided, however, that the foregoing clause shall not apply to Contractual Obligations which:
(a)          exist as of the Petition Date and are set forth on Schedule 7.12;
(b)          are binding on a Subsidiary at the time such Subsidiary first becomes a Subsidiary of the Borrower, so long as such Contractual Obligations were not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower;
(c)          customary restrictions and conditions contained in the document relating to any Lien, so long as (i) such Lien is permitted by Section 7.01 and such restrictions or conditions relate only to the specific asset subject to such Lien and (ii) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 7.12;
(d)          [reserved];
(e)          restrictions imposed by applicable law;
(f)          any restriction on a Subsidiary imposed pursuant to an agreement entered into for the sale or Disposition of the Equity Interests or assets of a Subsidiary pending the closing of such sale or Disposition to the extent relating to the Equity Interests or assets that are then subject to such sale or Disposition;
(g)          are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures or the Equity Interests therein;
(h)          are customary restrictions contained in leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto;
(i)          are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or any Subsidiary;
(j)          are customary limitations (including financial maintenance covenants) existing under or by reason of leases entered into in the ordinary course of business;
(k)          are restrictions on cash or other deposits imposed under contracts entered into in the ordinary course of business;
(l)          are customary provisions restricting assignment of any agreements;
(m)          [reserved];
(n)          any restrictions imposed by any agreement relating to secured Indebtedness permitted by Section 7.03 of this Agreement to the extent that such restrictions apply only to the property or assets securing such Indebtedness;
(o)          [reserved];
(p)          customary net worth provisions contained in Real Property leases entered into by Subsidiaries, so long as the Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Borrower and its Subsidiaries to meet their ongoing obligations; or

(q)          are set forth in any agreement evidencing an amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing of the Contractual Obligations referred to in Sections 7.12(a) through 7.12(p) above; provided, that such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing is, in the good faith judgment of the Borrower, not materially less favorable to the Loan Party with respect to such limitations than those applicable pursuant to such Contractual Obligations prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing (it being understood that the introduction of any such limitation in a Contractual Obligation that did not previously contain any such limitation shall be deemed to be adverse in a material respect to the interest of the Lenders unless otherwise of the type permitted by this Section 7.12).
7.13          [Reserved].
7.14          Maximum Capital Expenditure.  Make or incur Capital Expenditures, in any period indicated below in an aggregate amount for Borrower and its Subsidiaries in excess of the amount set forth below opposite such period:
Period	Maximum Capital Expenditures
Petition Date through March 31, 2020	$16,200,000
Petition Date through April 30, 2020	$19,410,000
Petition Date through May 31, 2020	$20,540,000
Petition Date through June 30, 2020	$27,490,000
Petition Date through July 31, 2020	$28,500,000

7.15          Fiscal Year.  Change its fiscal year-end from December 31.
7.16          Sale and Lease-Backs.  Other than in respect of Sale and Lease-Backs in existence on the Closing Date, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which the Borrower or such Subsidiary (a) has sold or transferred to any other Person (other than the Borrower or any of its Subsidiaries) and (b) thereafter rents or leases such property that it intends to use for substantially the same purpose as the property which has been sold or transferred (collectively, the “Sale and Lease- Backs”).
7.17          Amendments or Waivers of Organizational Documents.  Amend, restate, supplement, modify or waive any provision of any of its Organizational Documents after the Closing Date, in each case, to the extent the same, taken as a whole, would be material and adverse to any Secured Party (in the good faith determination of the Borrower).
7.18          Budget Variance.  (a) As of the last day of each applicable Two-Week Test Period commencing with the last day of the first Two-Week Test Period ending after the Closing Date, for such Two-Week Test Period (i) the negative variance (as compared to the Cash Flow Forecast) of the actual aggregate operating cash receipts  of the Debtors shall not exceed 15%, (ii) the positive variance (as compared to the applicable Cash Flow Forecast) of the aggregate operating disbursements  (excluding professional fees, interest payments and disbursements made by the Debtors set forth under “MEC Affiliate Disbursements” in the Cash Flow Forecast (including, without limitation, any payments pursuant to the Management Services Agreement)) made by the Debtors shall not exceed 15% and (iii) the positive variance (as compared to the applicable Cash Flow Forecast) of the aggregate disbursements  made by the Debtors set forth under “MEC Affiliate Disbursements” in the Cash Flow Forecast (including, without limitation, any payments pursuant to the Management Services Agreement)) shall not exceed 15%, and (b) beginning with the delivery of the third Budget Variance Report, as of the last day of each applicable Four-Week Test Period commencing with the last day of the first Four-Week Test Period ending after the Closing Date, for such Four-Week Test Period, (i) the negative variance (as compared to the applicable Cash Flow Forecast) of the actual aggregate operating cash receipts  of the Debtors shall not exceed 10%, (ii) the positive variance (as compared to the applicable Cash Flow Forecast) of the aggregate operating disbursements  (excluding professional fees, interest payments and disbursements made by the Debtors set forth under “MEC Affiliate Disbursements” in the Cash Flow Forecast (including, without limitation, any payments pursuant to the Management Services Agreement) made by the Debtors shall not exceed 10% and (iii) the positive variance (as compared to the applicable Cash Flow Forecast) of the aggregate disbursements made by the Debtors set forth under “MEC Affiliate Disbursements” in the Cash Flow Forecast (including, without limitation, any payments pursuant to the Management Services Agreement) shall not exceed 10% (such variance that does not breach this covenant, the “Permitted Variance”).
7.19          Minimum Liquidity.  Permit Liquidity at any time to be less than (i) prior to the Delayed Draw Funding Date, $20,000,000, and (ii) on or after the Delayed Draw Funding Date, $40,000,000.
7.20          [Reserved].
7.21          Additional Bankruptcy Matters.  Permit any of its Subsidiaries to, without the Required Lenders’ prior written consent, do any of the following:
(a)          use any portion or proceeds of the Loans or the Collateral, or disbursements set forth in the Cash Flow Forecast, for payments or purposes that would violate the terms of the Interim Order or the Final Order;
(b)          incur, create, assume, suffer to exist or permit any other superpriority administrative claim which is pari passu with or senior to the claim of the Secured Parties against any Loan Party, except for the Carve Out or as otherwise expressly permitted by the Orders;
(c)          subject to the Orders, assert, join, investigate, support or prosecute any claim or cause of action against any of the Secured Parties (in their capacities as such), unless such claim or cause of action is in connection with the enforcement of the Loan Documents against any of the Secured Parties;
(d)          other than as provided in any “first day” order, enter into any agreement to return any of its inventory to any of its creditors for application against any pre-petition Indebtedness, pre-petition trade payables or other pre-petition claims under Section 546(c) of the Bankruptcy Code or allow any creditor to take any setoff or recoupment against any of its pre-petition Indebtedness, pre-petition trade payables or other pre-petition claims based upon any such return pursuant to Section 553(b)(1) of the Bankruptcy Code or otherwise if, after giving effect to any such agreement, setoff or recoupment, the aggregate amount applied to pre-petition Indebtedness, pre-petition trade payables and other pre-petition claims subject to all such agreements, setoffs and recoupments since the Petition Date would exceed $250,000;
(e)          seek, consent to, or permit to exist, without the prior written consent of the Required Lenders, any order granting authority to take any action that is prohibited by the terms of this Agreement, the Interim Order, the Final Order or the other Loan Documents or refrain from taking any action that is required to be taken by the terms of this Agreement, the Interim Order, the Final Order or any of the other Loan Documents;
(f)          subject to the terms of the Orders and subject to Article VIII, object to, contest, delay, prevent or interfere with in any material manner the exercise of rights and remedies by the Agents, the Lenders or other Secured Parties with respect to the Collateral following the occurrence of an Event of Default, including without limitation a motion or petition by any Secured Party to lift an applicable stay of proceedings to do the foregoing (provided that any Loan Party may contest or dispute whether an Event of Default has occurred in accordance with the terms of the Orders);
(g)          except as expressly provided or permitted hereunder (including, without limitation, to the extent pursuant to any “first day” or “second day” orders complying with the terms of this Agreement) or, with the prior consent of the Required Lenders, make any payment or distribution to any non-Debtor Affiliate or insider of any Debtor unless otherwise contemplated in the Cash Flow Forecast (subject to Permitted Variances);
(h)          except for the Carve Out or as otherwise expressly permitted by the Orders, incur, create, assume, suffer to exist or permit (or file an application for the approval of) any other Superpriority Claim which is pari passu with or senior to the claims of the Administrative Agent, the Collateral Agent and Lenders against the Loan Parties or the adequate protection Liens or claims; or

(i)           make or permit to be made any change to the Final Order without the consent of the Required Lenders.
ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES
8.01          Events of Default.  Any of the following shall constitute an Event of Default (each, an “Event of Default”):
(a)          Non-Payment.  The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five Business Days after the same becomes due and payable, any interest on any Loan, , or any fee due hereunder, any other amount payable hereunder or under any other Loan Document; or
(b)          Specific Covenants.  The Borrower fails to perform or observe any term, covenant or agreement contained in any of Sections 6.01(a), 6.01(b), 6.01(c), 6.01(d), 6.01(e), 6.01(f), 6.02(a), 6.03(a), 6.05, 6.11, 6.18  6.21  6.22, 6.23 or Article VII; or
(c)          Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or
(d)          Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or
(e)          Cross-Default.  Unless the enforcement thereof is stayed by operation of the Chapter 11 Cases, any Loan Party or any Subsidiary thereof (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness under the Loan Documents) in each case having an aggregate principal amount of more than the Threshold Amount (“Material Indebtedness”), beyond the period of grace, if any, provided in the instrument or agreement under which such Material Indebtedness was created or (B) fails to observe or perform any other agreement or condition relating to any such Material Indebtedness, or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause or to permit the holder or holders of such Material Indebtedness, or the beneficiary or beneficiaries of such Material Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity, or such Guarantee to become due or payable; provided, that this clause 8.01(e) shall not apply to any secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if (i) such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness, (ii) such Indebtedness becomes due substantially contemporaneously with the completion and closing of such voluntary sale and transfer (and not upon entry into the purchase or transfer agreement related thereto) and (iii) the process of such voluntary sale or transfer are applied to pay in full such Indebtedness substantially contemporaneously with such sale or transfer; or
(f)          Insolvency Proceedings, Etc.  Any Loan Party or Subsidiary that is not a Debtor institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 30 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 30 calendar days, or an order for relief is entered in any such proceeding; or

(g)          [Reserved].
(h)          Judgments.  There is entered against any Loan Party or any Subsidiary a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third party insurance), and such judgments or orders shall not have been vacated, discharged, waived, stayed or bonded pending appeal within 60 days from the entry thereof; or
(i)          ERISA.  The occurrence of any of the following events that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect: (i) an ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in an actual obligation to pay money of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan; or
(j)          Invalidity of Loan Documents.  Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or Payment in Full, ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or any Security Document ceases to create a valid Lien with the priority required thereby on the Collateral covered thereby (other than (x) as to any immaterial portion of the Collateral or (y) as expressly permitted thereunder or solely as a result of the acts or omissions of any Agent); or
(k)          Change of Control.  There occurs any Change of Control; or
(l)          Restructuring Support Agreement or Backstop Commitment Agreement Termination.  (i) The bringing of a motion or taking of any action by any of the Loan Parties or any Subsidiary to terminate the Restructuring Support Agreement and/or the Backstop Commitment Agreement, or (ii) the Restructuring Support Agreement  and/or the Backstop Commitment Agreement is terminated for any reason, or modified, amended or waived in any manner materially adverse to the Secured Parties without the prior consent of the Required Lenders; or
(m)          Management Services Agreement Termination.  (i) The bringing of a motion or taking of any action by any of the Loan Parties or any Subsidiary to terminate the Management Services Agreement or (ii) the Management Services Agreement is terminated for any reason, or modified, amended or waived in any manner materially adverse to the Secured Parties without the prior consent of the Required Lenders; or
(n)          Guarantees, Security Documents and Loan Documents.  At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the Payment in Full of all Obligations (other than contingent indemnity obligations), shall cease to be in full force and effect (other than in accordance with its terms or in connection with a transaction permitted by Section 7.04) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) any Security Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected Lien (subject to Permitted Liens) on the Collateral purported to be covered thereby and with the priority contemplated by the Orders, and (iii) any Loan Party shall contest the validity or enforceability of any Loan Document or any Order in writing or repudiate or rescind (or purport to repudiate or rescind) or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any provision of any Loan Document to which it is a party or shall contest the validity or perfection of any Lien in any Collateral purported to be covered by any Order or any other Security Document; or
(o)          Chapter 11 Cases.  There occurs any of the following in the Chapter 11 Cases:
(i)          the bringing of a motion or taking of any action by any of the Loan Parties or any Subsidiary (A) to grant any Lien other than Liens permitted pursuant to Section 7.01 upon or affecting any Collateral, or (B) to use cash collateral of the Agents and the other Secured Parties under section 363(c) of the Bankruptcy Code without the prior written consent of the Required Lenders, except as provided in the Interim Order or Final Order;

(ii)          the entry of an order in any of the Chapter 11 Cases confirming a Reorganization Plan that is not an Acceptable Plan;
(iii)        (A) the entry of an order amending, supplementing, staying, vacating or otherwise modifying the Interim Order or the Final Order in any material respect without the written consent of the Required Lenders, or the Interim Order or the Final Order shall otherwise not be in full force and effect or (B) any Loan Party or any Subsidiary shall fail to comply with the Orders in any material respect;
(iv)         the allowance of any claim or claims under Section 506(c) of the Bankruptcy Code or otherwise against, any Agent, any Lender, any other Secured Party or any of the Collateral;
(v)          (A) the appointment of a trustee, receiver or an examiner (other than a fee examiner) in the Chapter 11 Cases with expanded powers to operate or manage the financial affairs, the business, or reorganization of the Loan Parties, or (B) the sale without the Required Lenders’ consent of any material portion of the Debtors’ assets either through a sale under Section 363 of the Bankruptcy Code, through a confirmed plan of reorganization in the Chapter 11 Cases or otherwise that does not result in Payment in Full in cash of all of the Obligations under this Agreement at the closing of such sale or initial payment of the purchase price or effectiveness of such plan of reorganization, as applicable;
(vi)         the dismissal of any Chapter 11 Case, or the conversion of any Chapter 11 Case from one under Chapter 11 to one under Chapter 7 of the Bankruptcy Code or any Loan Party shall file a motion or other pleading seeking the dismissal of the Chapter 11 Case under Section 1112 of the Bankruptcy Code or otherwise or the conversion of the Chapter 11 Cases to Chapter 7 of the Bankruptcy Code;
(vii)        any Loan Party shall file a motion seeking, or the Bankruptcy Court shall enter an order granting relief from or modifying the automatic stay under Section 362 of the Bankruptcy Code (A) to allow any creditor (other than the Agents) to execute upon or enforce a Lien on any Collateral, (B) approving any settlement or other stipulation not approved by the Required Lenders (which approval shall not be unreasonably withheld) with any secured creditor of any Loan Party providing for payments as adequate protection or otherwise to such secured creditor, (C) with respect to any Lien on or the granting of any Lien on any Collateral to any federal, state or local environmental or regulatory agency or authority or (D) to permit other actions that would have a Material Adverse Effect on the Debtors or their estates (taken as a whole);
(viii)       [reserved];
(ix)         the entry of an order in the Chapter 11 Cases avoiding or permitting recovery of any portion of the payments made on account of the Obligations owing under this Agreement;
(x)          the entry of an order in the Chapter 11 Cases terminating or modifying the exclusive right of any Loan Party to file a Reorganization Plan pursuant to Section 1121 of the Bankruptcy Code;
(xi)         the failure of any Loan Party to perform in all material respects any of its obligations under the Orders;
(xii)        the existence of any claims or charges, or the entry of any order of the Bankruptcy Court authorizing any claims or charges, other than the Obligations in, or as otherwise permitted under the applicable Loan Documents or permitted under the Orders, entitled to superpriority administrative expense claim status in any Chapter 11 Case pursuant to Section 364(c)(1) of the Bankruptcy Code pari passu with or senior to the claims of the Agents and the Secured Parties under this Agreement and the other Loan Documents, or there shall arise or be granted by the Bankruptcy Court (A) any claim having priority over any or all administrative expenses of the kind specified in clause (b) of Section 503 of the Bankruptcy Code or clause (b) of Section 507 of the Bankruptcy Code (other than the Carve Out) or (B) any Lien on the Collateral having a priority senior to or pari passu with the Liens and security interests granted herein, except, in each case, as expressly provided in the Loan Documents or in the Orders then in effect (but only in the event specifically consented to by the Administrative Agent (at the direction of the Required Lenders)), whichever is in effect;

(xiii)          the Interim Order (prior to the Final Order Entry Date) or, on and after entry thereof, the Final Order shall cease to create a valid and perfected Lien on the Collateral or to be in full force and effect, shall have been reversed, modified, amended, stayed, vacated, or subject to stay pending appeal, in the case of modification or amendment, without prior written consent of the Required Lenders);
(xiv)          an order in the Chapter 11 Cases shall be entered limiting the extension under Section 552(b) of the Bankruptcy Code of the Liens of the Prepetition Debt on the Collateral to any proceeds, products, offspring, or profits of the Collateral acquired by any Loan Party after the Petition Date;
(xv)           an order of the Bankruptcy Court shall be entered denying or terminating use of cash collateral by the Loan Parties;
(xvi)          an order materially adversely impacting the legal rights and interests of the Agents and the Lenders under the Loan Documents shall have been entered by the Bankruptcy Court or any other court of competent jurisdiction;
(xvii)         any Loan Party shall challenge, support or encourage a challenge of any payments made to any Agent, any Lender, or any Secured Party with respect to the Obligations, or without the consent of the Required Lenders and, if required by Section 10.01, any other Secured Party, the filing of any motion by the Loan Parties seeking approval of (or the entry of an order by the Bankruptcy Court approving) adequate protection to any holder of Prepetition Debt that is inconsistent with an Order;
(xviii)       without the Required Lenders’ consent, the entry of any order by the Bankruptcy Court granting, or the filing by any Loan Party or any of its Subsidiaries of any motion or other request with the Bankruptcy Court (in each case, other than the Orders and motions seeking entry thereof or permitted amendments or modifications thereto) seeking, authority to use any cash proceeds of any of the Collateral or to obtain any financing under Section 364 of the Bankruptcy Code other than the Loan Documents or any other financing that results in the Payment in Full of the Obligations;
(xix)          any Loan Party or any person on behalf of any Loan Party shall file any motion seeking authority to (A) consummate a sale of assets (constituting Collateral or otherwise) outside the ordinary course of business or (B) reject any executory contract or unexpired lease (relating to property that constitutes Collateral or otherwise) without the consent of the Required Lenders, and in each case not otherwise permitted hereunder;
(xx)           any Loan Party shall make any payment (whether by way of adequate protection or otherwise) of principal or interest or otherwise on account of any Prepetition Debt or payables other than payments permitted under this Agreement to the extent authorized or required by one or more “first day” or “second day” orders or any of the Orders (or other orders with the consent of Required Lenders) and consistent with the Cash Flow Forecast (subject to Permitted Variances);
(xxi)          without the Required Lenders’ consent or as otherwise permitted by the Orders, any Loan Party or any Subsidiary thereof shall file any motion or other request with the Bankruptcy Court seeking (A) to grant or impose, under Section 364 of the Bankruptcy Code or otherwise, liens or security interests in any Collateral, whether senior, equal or subordinate to the Collateral Agent’s liens and security interests; or (B) to modify or affect any of the rights of the Agents, the Lenders or the Secured Parties under the Orders or the Loan Documents and related documents by any Reorganization Plan confirmed in the Chapter 11 Cases or subsequent order entered in the Chapter 11 Cases; and
(xxii)          the filing by any of the Loan Parties of any Reorganization Plan other than an Acceptable Plan.
8.02          Remedies Upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, subject to the terms of the Orders, take any or all of the following actions:

(a)          declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;
(b)          declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;
(c)          [reserved]; and
(d)         exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents, any Order or applicable Law (including, but not limited to, the Bankruptcy Code and the UCC), including the right to set off any amounts held as cash collateral (including, without limitation, in any cash collateral account held for the benefit of the Secured Parties);
provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under Debtor Relief Laws of the United States or any other Event of Default under Section 8.01(f) or (g) hereof, the obligation of each Lender to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Administrative Agent or any Lender.
8.03        [Reserved].
8.04       Application of Funds.  Subject to the Orders, after the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable, any amounts received on account of the Obligations (including proceeds of Collateral) shall be applied by the Administrative Agent in the following order:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including reasonable fees, charges and disbursements of counsel to the Agents and amounts payable under Article III) payable to the Agents in their capacity as such;
Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts  payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders (including fees and time charges for attorneys who may be employees of any Lender) and amounts payable under Article III, ratably among the Lenders in accordance with their respective Applicable Percentages;
Third, to payment of that portion of the Obligations constituting accrued and unpaid interest in respect of the Loans and other Obligations, ratably among the Lenders in accordance with their respective Applicable Percentages;
Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in accordance with their respective Applicable Percentages;
Fifth, to payment of any remaining Obligations, ratably among the Lenders and the other Secured Parties, ratably among the Lenders in accordance with their respective Applicable Percentages; and
Last, the balance, if any, after all of the Obligations have been indefeasibly Paid in Full, to the Borrower or as otherwise required by Law;
provided, that the application to the Obligations of amounts received in respect of the Collateral is expressly subject to the priorities set forth in the Interim Order (and, when entered, the Final Order), and all such amounts shall first be allocated in accordance with such priorities.
ARTICLE IX
AGENTS

9.01        Appointment and Authority.
(a)          Each of the Lenders hereby irrevocably appoints Cortland Capital Market Services LLC to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents, and irrevocably authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers, rights and remedies as are delegated or granted to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  Except with respect to Section 9.06 and Section 9.10, the provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower, nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.  In performing its functions and duties hereunder, the Administrative Agent shall act solely as an agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Borrower or any of its Subsidiaries.
(b)          Each of the Lenders hereby irrevocably appoints Cortland Capital Market Services LLC to act on its behalf as the Collateral Agent hereunder and under the other Loan Documents for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. Without limiting the generality of the foregoing, the Lenders, and by accepting the benefits of the Loan Documents the other Secured Parties, hereby expressly authorize the Collateral Agent to (i) execute any and all documents with respect to the Collateral (including any amendment, supplement, modification or joinder with respect thereto) and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Loan Documents and acknowledge and agree that any such action by the Collateral Agent shall bind the Secured Parties and (ii) negotiate, enforce or settle any claim, action or proceeding affecting the Lenders in their capacity as such, at the direction of the Required Lenders, which negotiation, enforcement or settlement will be binding upon each Lender.
9.02          Rights as a Lender.  The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder.  With respect to its participation in the Loans, the Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as an Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder, and may accept fees and other considerations from the Borrower for service in connection herewith and otherwise without any duty to account therefor to the Lenders.
9.03          Exculpatory Provisions.  No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, no Agent:
(a)          shall be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;
(b)          shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.01), provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law, including, for the avoidance of doubt, any action that, in its opinion or the opinion of its counsel, may violate the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; provided, further, that if any Agent so requests, it shall first be indemnified and provided with adequate security to its sole satisfaction (including reasonable advances as may be requested by such Agent) by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such directed action;

(c)          shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as an Agent or any of its Affiliates in any capacity;
(d)         shall be responsible or have any liability for or in connection with, or have any duty to ascertain, inquire into, monitor, maintain, update or enforce, compliance with the provisions hereof relating to Disqualified Institutions; and without limiting the generality of the foregoing, no Agent shall (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution;
(e)         neither any Agent nor any of its Related Parties shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.01) or (ii) in the absence of its own gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction (which shall not include any action taken or omitted to be taken in accordance with clause (i), for which such Agent shall have no liability);
(f)          shall be deemed to have knowledge of any Default or Event of Default unless and until written notice describing such Default and is labeled a “Notice of Default” is given to such Agent by the Borrower or a Lender; or
(g)        shall be responsible for or have any duty to ascertain or inquire into (i) any recital, statement, warranty or representation made in or in connection with this Agreement or any other Loan Document or made in any written or oral statements made in connection with the Loan Documents and the transactions contemplated thereby, (ii) the contents of any financial or other statements, instruments, certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, whether made by such Agent to the Lenders or by or on behalf of any Loan Party to such Agent or any Lender in connection with the Loan Documents and the transactions contemplated thereby, (iii) the financial condition or business affairs of any Loan Party or any other Person liable for the payment of any Obligations, (iv) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the use of proceeds of the Loans or the occurrence or possible occurrence of any Default or Event of Default or to make any disclosures with respect to the foregoing, (v) the execution, validity, enforceability, effectiveness, genuineness, collectability or sufficiency of this Agreement, any other Loan Document or any other agreement, instrument or document or the creation, preservation, perfection, maintenance of perfection, or priority of any Lien purported to be created by the Loan Documents, (vi) the value or the sufficiency of any Collateral, (vii) whether the Collateral exists, is owned by Borrower or its Subsidiaries, is cared for, protected, or insured or has been encumbered, or meets the eligibility criteria applicable in respect thereof, or (viii) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent.
Anything contained herein to the contrary notwithstanding, no Agent shall have any liability arising from confirmation of the amount of outstanding Loans or the component amounts thereof.
For the avoidance of doubt, and without limiting the other protections set forth in this Article 9, with respect to any determination, designation, or judgment to be made by the Administrative Agent or the Collateral Agent herein or in the other Loan Documents, the Administrative Agent or the Collateral Agent, as applicable, shall be entitled to request that the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.01) make or confirm such determination, designation, or judgment.
9.04          Reliance by Agents.  Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, each Agent may presume that such condition is satisfactory to such Lender unless such Agent shall have received written notice to the contrary from such Lender prior to the making of such Loan and such Lender shall have not made its ratable portion of such Loan available to the Administrative Agent.  Each Agent shall be entitled to rely on and may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
9.05          Delegation of Duties.  Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more co-agents, sub-agents and attorneys-in-fact appointed by such Agent.  Each Agent and any such co-agent, sub-agent and attorney-in-fact may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The rights, privileges, protections, immunities, and indemnities of this Article and Section 10.04 shall apply to any such co-agent, sub-agent or attorney-in-fact and to the Related Parties of such Agent and any such co-agent, sub-agent or attorney-in-fact, and shall apply to each of their respective activities in such capacities as if such co-agent, sub-agent or attorney-in-fact and Related Parties were named herein.  Notwithstanding anything herein to the contrary, with respect to each co-agent, sub-agent or attorney-in-fact appointed by any Agent, (i) such co-agent, sub-agent or attorney-in-fact shall be a third party beneficiary under this Agreement with respect to all rights, privileges, protections, immunities, and indemnities of this Article and Section 10.04 and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, privileges, protections, immunities, and indemnities of this Article and Section 10.04 directly, without the consent or joinder of any other Person, against any or all Loan Parties and the Lenders, (ii) rights, privileges, protections, immunities, and indemnities of this Article and Section 10.04 shall not be modified or amended without the consent of such co-agent, sub-agent or attorney-in-fact, and (iii) such co-agent, sub-agent or attorney-in-fact shall only have obligations to such Agent and not to any Loan Party, Lender or any other Person, and no Loan Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such co-agent, sub-agent or attorney-in-fact.  No Agent shall be responsible for the negligence or misconduct of any such co-agents, sub-agents and attorneys-in-fact except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such co-agents, sub-agents and attorneys-in-fact.
9.06          Resignation of Agent.  Each Agent may at any time give notice of its resignation to the applicable Lenders, and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the approval of the Borrower unless an Event of Default under Section 8.01(f) or (g) has occurred or is continuing (such approval not to be unreasonably withheld), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above; provided that (x) in no event shall any successor Agent be a Defaulting Lender, a Disqualified Institution or an Affiliated Lender and (y) if such Agent shall notify the Borrower and the applicable Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the retiring Collateral Agent on behalf of the Lenders under any of the Loan Documents, the retiring Collateral Agent shall continue to hold such collateral security until such time as a successor Collateral Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through such retiring Agent shall instead be made by or to each applicable Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as an Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Agent shall be the same as those payable to its applicable predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article, Section 10.04, and all other rights, privileges, protections, immunities, and indemnities granted to such Agent hereunder or the other Loan Documents shall continue in effect for the benefit of such retiring Agent, its co-agents, sub-agents and attorneys-in-fact and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

9.07        Non-Reliance on Agents and Other Lenders.
(a)          Each Lender acknowledges represents and warrants that it has, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
(b)          Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such analysis on behalf of the Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to the Lenders.  Each Lender, by delivering its signature page to this Agreement or an Assignment and Assumption, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by any Agent, Required Lenders, or Lenders, as applicable, on the Closing Date. Each Lender acknowledges that none of the Agents or their Related Parties have made any representation or warranty to it, and that no act by any Agent or its Related Parties hereinafter taken shall be deemed to constitute any representation or warranty by any Agent or its Related Parties to any Lender. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by an Agent, no Agent or any of its Related Parties shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower or any other Person party to a Loan Document that may come into the possession or control of such Agent or its Related Parties.
9.08        No Other Duties, Etc.  Each Agent shall have only those duties and responsibilities that are expressly specified herein for such Agent and the other Loan Documents.  Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees.  The duties of each Agent shall be mechanical and administrative in nature; and no Agent shall have, by reason hereof or any of the other Loan Documents, a fiduciary relationship in respect of any Lender or any other Person; and nothing herein or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon such Agent any obligations in respect hereof or any of the other Loan Documents except as expressly set forth herein or therein.  Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement or the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only a representative relationship between independent contracting parties.
9.09         [Reserved].
9.10         Guaranty and Collateral Matters.
(a)           Each Secured Party hereby and/or by accepting the benefits of the Collateral authorizes each Agent, on behalf of and for the benefit of Secured Parties, to be the agent for and representative of Secured Parties with respect to the Guaranty, the Collateral and the Security Documents, as applicable.  Subject to Section 10.01, without further written consent or authorization from any Secured Party, each Agent may execute any documents or instruments necessary to (i) under the circumstances described in clause (A) of Section 10.21(a), confirm or acknowledge that the Liens on the Collateral no longer secure the Obligations, (ii) in connection with a sale or disposition of assets permitted by this Agreement, release any Liens encumbering any item of Collateral that is the subject of such sale or other disposition of assets or to which the Required Lenders (or such other Lenders as may be required to give such consent under Section 10.01) have otherwise consented, (iii) release any Guarantor from the Guaranty pursuant to Section 10.21 or with respect to which Required Lenders (or such other Lenders as may be required to give such consent under Section 10.01) have otherwise consented or (iv) acknowledge and confirm that specified assets of the Loan Parties are Excluded Assets.

(b)          The Lenders irrevocably authorize the Administrative Agent to release any Guarantor from its obligations under the Guaranty in accordance with the terms of Section 10.21.  Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10.
(c)         The Lenders irrevocably authorize the Collateral Agent to release any Lien on any property granted to or held by the Collateral Agent under any Loan Document in accordance with the terms of Section 10.21.  Upon request by the Collateral Agent at any time, the Required Lenders will confirm in writing the Collateral Agent’s authority to release its interest in particular types or items of property in accordance with this Section.
9.11       Withholding Tax.  To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax.  Without limiting the provisions of Section 3.01 or 3.04, each Lender shall, and does hereby, indemnify the Administrative Agent, and shall make payable in respect thereof within 30 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the IRS or any other Governmental Authority as a result of the failure of such Administrative Agent to properly withhold tax from amounts paid to or for the account of any applicable Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding tax ineffective), whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any applicable Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this Section 9.11.  The agreements in this Section 9.11 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments, the repayment, satisfaction or discharge of all obligations under any Loan Document, and the termination of this Agreement.
9.12        Concerning the Collateral and Related Loan Documents. Each Lender authorizes and directs each Agent to enter into, and agrees to be bound by, this Agreement (and to make all representations, warranties, covenants, and agreements on behalf of the Lenders as set forth therein), the Security Documents, and the other Loan Documents, including, without limitation, each Loan Document to be executed by such Agent and set forth on Schedule 6.18 hereto. Each Lender hereby acknowledges and agrees that (x) the foregoing instructed actions constitute an instruction from all the Lenders under this Section and (y) this Article 9 and Section 10.04 and any other rights, privileges, protections, immunities, and indemnities in favor of any Agent hereunder apply to any and all actions taken or not taken by such Agent in accordance with such instruction. Each Lender agrees that any action taken by the Collateral Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by the Collateral Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.
9.13        Survival. The agreements in this Article 9 shall survive the resignation or replacement of any Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments, the repayment, satisfaction or discharge of all obligations under any Loan Document, and the termination of this Agreement.
ARTICLE X
MISCELLANEOUS
10.01      Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower, or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower, or the applicable Loan Party (in each case with a copy to the Agents), as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
(a)           extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(b)          postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) (it being understood that the waiver of, or amendment to the terms of, any mandatory prepayment shall not constitute such a postponement) without the written consent of each Lender directly affected thereby;
(c)          waive, reduce or postpone the principal of, or the stated rate of interest specified herein on, any Loan, or (subject to clause (y) of the first proviso after clause 10.01(h) below) any fees or premiums or other amounts payable hereunder without the written consent of each Lender directly affected thereby; provided, however, that, without limiting the effect of clauses 10.01(h) below or the proviso directly below, only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;
(d)          change Section 2.13 or Section 8.04 in a manner that would alter the pro rata sharing of payments required thereby in a manner that by its terms modifies the application of such payments required thereby to be on a non- pro rata basis without the written consent of each Lender adversely affected thereby;
(e)          [reserved];
(f)          change any provision of this Section 10.01 or the definitions of “Required Lenders,” or “Applicable Percentage” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender affected thereby; provided, with the consent of the applicable Required Lenders, additional extensions of credit pursuant hereto may be included in the determination of “Required Lenders” or “Applicable Percentage” on substantially the same basis as the Term Loans and the Roll-Up Loans, as applicable, are included on the Closing Date.
(g)          other than as permitted by Section 9.10 and Section 10.21, release (i) all or substantially all of the Guarantors from the Guaranty (as measured by value, not by number) or all or substantially all of the Collateral, except as expressly provided in the Loan Documents and except in connection with a “credit bid” undertaken by the Collateral Agent at the direction of the Required Lenders pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code or other sale or disposition of assets in connection with an enforcement action with respect to the Collateral permitted pursuant to the Loan Documents (in which case only the consent of the Required Lenders will be needed for such release) or (ii) all or substantially all of the Collateral covered by the Security Documents without the written consent of each Lender, in each case unless the release is permitted hereunder pursuant to Section 10.21; or
(h)          [reserved];
provided, that (x) no amendment, waiver or consent shall, unless in writing and signed by the applicable Agent in addition to the Lenders required above, affect the rights or duties of such Agent under this Agreement or any other Loan Document; and (y) any Agency Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties to such Agency Fee Letter.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (i) the Commitment of such Lender may not be increased or extended and (ii) the principal of any Loan owed to such Lender may not be reduced without the consent of such Lender.
Notwithstanding the foregoing, the Borrower and the Agents may amend this Agreement and the other Loan Documents without the consent of any Lender (a) to cure any ambiguity, omission, mistake, error, defect or inconsistency (as reasonably determined by the Borrower in consultation with the Agents), so long as such amendment, modification or supplement does not adversely affect the rights of any Lender or the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment, (b) to add a Guarantor with respect to the Loans or collateral to secure the Loans, (c) to make administrative changes that do not adversely affect the rights of any Lender, (d) to integrate any other Funded Debt of the Borrower and its Subsidiaries that is secured by Liens on the Collateral (or any portion thereof) that rank pari passu in right of security with the Liens on the Collateral securing the Obligations or

(e) to make technical, administrative or other changes that do not adversely affect the rights of any Lender in respect of provisions relating to the respective rights, roles or responsibilities of the Agents.
The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender.  Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.  No notice to or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances.
Any such waiver and any such amendment or modification pursuant to this Section 10.01 shall apply equally to each of the Lenders and shall be binding upon the Borrower, the Lenders, the Agents and all future holders of the Loans.  In the case of any waiver, the Borrower, the Lenders and the Agents shall be restored to their former positions and rights hereunder and under the other Loan Documents, and any Default or Event of Default that is waived pursuant to this Section 10.01 shall be deemed to be cured and not continuing during the period of such waiver.
10.02          Notices; Effectiveness; Electronic Communication.
(a)          Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, sent by telecopier (except for any notices sent to any Agent) as follows or sent by electronic communication as provided in subsection (b) below, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)          if to the Borrower or any Agent to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and
(ii)          if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified on Schedule 10.02 or in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not sent during normal business hours for the recipient, shall be deemed to have been sent at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).  Notwithstanding the foregoing, (a) no notice to any Agent shall be effective until received by such Agent and (b) any such notice or other communication shall at the request of such Agent be provided to any co-agent, sub-agent or attorney-in-fact appointed pursuant to Section 9.03(c) as designated by such Agent from time to time.
(b)          Electronic Communications.  Notices and other communications to any Agent and the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites, including the Platform) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Agents or the Borrower may, in their discretion, agree to accept notices and other communications to the Agents or the Borrower hereunder by electronic communications pursuant to procedures approved by the Administrative Agent or the Borrower, as applicable, provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(c)          The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”.  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  Each Loan Party understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution.  In no event shall any Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the such Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses have resulted from the gross negligence or willful misconduct of such Agent Party, as determined by a final non- appealable judgment of a court of competent jurisdiction; provided, however, that in no event shall the Borrower or any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages); provided that such waiver shall not limit any Loan Party’s reimbursement or indemnification obligations under Sections 10.04(a) or 10.04(b), respectively.  Each Loan Party, each Lender, and each Agent agrees that any Agent may, but shall not be obligated to, store any electronic communication on the Platform in accordance with such Agent’s customary document retention procedures and policies.
(d)          Defaults.  Any notice of Default or Event of Default may be provided by telephone if confirmed promptly thereafter by delivery of written notice thereof.
(e)          Change of Address, Etc.  The Borrower and any Agent may change its address, electronic mail address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, electronic mail address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.
(f)          Reliance by Agents and Lenders.  The Agents and the Lenders shall be entitled to rely and act upon any notices (including telephonic Borrowing Notices) purportedly given by or on behalf of the Borrower, even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  All telephonic notices to and other telephonic communications with any Agent may be recorded by such Agent, and each of the parties hereto hereby consents to such recording.
(g)          Private Side Information Contacts.  Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to information that is not made available through the “Public-Side Information” portion of the Platform and that may contain Private-Side Information.  In the event that any Public Lender has determined for itself to not access any information disclosed through the Platform or otherwise, such Public Lender acknowledges that (i) other Lenders may have availed themselves of such information and (ii) neither the Borrower nor any Agent has any responsibility for such Public Lender’s decision to limit the scope of the information it has obtained in connection with this Agreement and the other Loan Documents.
10.03          No Waiver; Cumulative Remedies.  No failure by any Lender or any Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan

Document shall impair such right, remedy, power or privilege or be construed to be a waiver of any default or acquiescence therein; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided and in the other Loan Documents are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.  Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.
10.04      Expenses; Indemnity; Damage Waiver.
(a)          Costs and Expenses.  The Borrower shall pay (i) all reasonable and documented out-of-pocket legal and other expenses incurred by the Agents and their respective Affiliates (including the reasonable and documented fees, charges and disbursements of (x) Ropes & Gray LLP, as primary counsel for the Agents and their Affiliates, (x) Akin Gump Strauss Hauer & Feld LLP and Milbank LLP and  Bryan Cave Leighton Paisner LLP, as counsel to the Backstop Lenders, (y) a single local counsel in each relevant jurisdiction and any special counsel reasonably deemed necessary by the Agents, and (z) a single local counsel in each relevant jurisdiction and any special counsel reasonably deemed necessary by the Lenders), in each case, in connection with the preparation, due diligence, negotiation, execution, delivery, administration and enforcement of this Agreement and the other Loan Documents or any amendments, modifications, consents, or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) [reserved] and (iii) all reasonable and documented out-of-pocket legal and other expenses (including the cost of any investigation or preparation) incurred by any Agent or any Lender (including the reasonable fees, charges and disbursements of (x) Ropes & Gray LLP, as primary counsel for the Agents and their Affiliates, (y) Akin Gump Strauss Hauer & Feld LLP and Milbank LLP, as counsel to the Backstop Lenders, (y) a single local counsel in each relevant jurisdiction and any special counsel reasonably deemed necessary by the Agents, and (z) a single local counsel in each relevant jurisdiction and any special counsel reasonably deemed necessary by the Lenders (and, in the case of an actual or perceived conflict of interest where the Indemnitees affected by such conflict notifies the Borrower of the existence of such conflict, of another firm of counsel for such affected Indemnitees and local counsel for the conflicted party)), in each case, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.
(b)          Indemnification by the Borrower.  The Borrower shall indemnify the Agents (and any co-agent, sub-agent or attorney-in-fact thereof) and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities (including any Environmental Liability), obligations, penalties, actions, judgments, and related reasonable and documented out-of-pocket costs, fees and expenses (including the reasonable documented out-of-pocket fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee (whether or not such investigation, litigation, claim or proceeding is brought by the Borrower, the Borrower’s equity holders, affiliates or creditors or an Indemnitee and whether or not any such Indemnitee is otherwise a party thereto and without regard to the exclusive or contributory negligence of such Indemnitee) or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of any Agent (and any co-agent, sub-agent or attorney-in-fact thereof) and its Related Parties only, the administration and enforcement of this Agreement and the other Loan Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom and (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto and without regard to the exclusive or contributory negligence of such Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are found in a final, non-appealable judgment by a court of competent jurisdiction to (x) have resulted from the gross negligence or willful misconduct of such Indemnitee (or any of such Indemnitee’s controlled affiliates or any of its or their respective officers, directors, employees, agents, controlling persons or members of any of the foregoing) or (y) have arisen out of or in connection with any claim, litigation, loss or proceeding not involving an act or omission of the Borrower or any of its Related Parties and that is brought by an Indemnitee against another Indemnitee (other than any claims against an Indemnitee in its capacity or in fulfilling its role as an Agent or arranger or any similar role under this Agreement or any claims arising out of any act or omission of the Borrower or any of its Affiliates).  The Borrower also agrees that no Indemnitee shall have any liability (whether direct or indirect, in contract, tort or whether based on such Indemnitee’s exclusive or contributory negligence or otherwise) to the Borrower for or in connection with this Agreement or the other Loan Documents, any transactions contemplated hereby or thereby or such Indemnitees’ role or services in connection herewith or therewith, except to the extent that any liability for losses, claims, demands, damages, liabilities or expenses incurred by the Borrower resulted from the  gross negligence or willful misconduct of such Indemnitee, as determined by a court of competent jurisdiction in a final, non-appealable judgment.  This Section 10.04(b) shall not apply with respect to Taxes other than any taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(c)          Reimbursement and Indemnification by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Agents (or any such co-agent, sub-agent or attorney-in-fact thereof) or any Related Party (and without limiting its obligation to do so), each Lender severally agrees to reimburse and indemnify the Agents (or any such co-agent, sub-agent or attorney-in-fact) or such Related Party, as the case may be, with respect to such Lender’s Applicable Percentage (determined as of the time that such reimbursement or indemnity is sought), for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by any Agent (or any Affiliate thereof) in performing its duties hereunder or under any other Loan Document or in any way relating to or arising out of this Agreement or any other Loan Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s (or such Affiliate’s) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).
(d)          Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, no party hereto shall assert, and each hereby waives, any claim against the Borrower and its Affiliates or any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof; provided that such waiver shall not limit any Loan Party’s reimbursement or indemnification obligations under Sections 10.04(a) or 10.04(b), respectively.  No Indemnitee referred to in subsection (b) above or the Borrower and its Affiliates shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent such damages result from the gross negligence or willful misconduct of such Indemnitee.
(e)          Payments.  All amounts due under this Section shall be payable not later than ten Business Days after written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.
(f)          Survival.  The agreements in this Section shall survive the resignation or replacement of any Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments, the repayment, satisfaction or discharge of all obligations under any Loan Document, and the termination of this Agreement. The reimbursement, indemnity and contribution obligations of the Borrower under this Section 10.04 will be in addition to any liability which the Borrower may otherwise have, will extend upon the same terms and conditions to any affiliate of any Indemnitee and the partners, members, directors, agents, employees, and controlling persons (if any), as the case may be, of any Indemnitee and any such affiliate, and will be binding upon and inure to the benefit of any successors and assigns of the Borrower, any Indemnitee, any such affiliate, and any such Person.
10.05     Marshalling; Payments Set Aside.  Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Loan Party or any other Person or against or in payment of any or all of the Obligations.  To the extent that any payment by or on behalf of the Borrower is made to the Agents or any Lender, or the Agents or any Lender enforces any security interests or exercises its right of setoff, and such payment or the proceeds of such enforcement or setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agents or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to each Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by such Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment.  The obligations of the Lenders under clause (b) of the preceding sentence shall survive Payment in Full and the termination of this Agreement.
10.06     Successors and Assigns.
(a)          Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder, except through a transaction permitted hereunder, without the prior written consent of the Agents and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (e) of this Section, (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section or (iv) pursuant to the syndication of Loans in accordance with the Restructuring Support Agreement.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (e) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)          Assignments by Lenders.  Any Lender may at any time sell, assign or transfer to one or more Eligible Assignees (and any assignee pursuant to syndication of Loans in accordance with the Restructuring Agreement), upon the giving of notice to the Borrower and the Administrative Agent, all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans at the time owing to it or other Obligations); provided that:
(i)          except (a) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it, which such amount is less than the applicable minimum transfer amount set forth below, (b) in the case of an assignment of Loans in connection with the syndication of Loans contemplated in the Restructuring Support Agreement, or (c) in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent, shall not be less than $1,000,000 in the case of an assignment of Loans and, unless each of the Administrative Agent and, so long as no Event of Default under Section 8.01(a), (f) or (g) has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that the Borrower shall be deemed to have consented to an assignment of Loans unless it shall have objected thereto by written notice to the Administrative Agent within seven (7) Business Days after having received notice thereof; provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;
(ii)          each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;
(iii)          [reserved];

(iv)          the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500 (provided however, that (i) the Administrative Agent may in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment and (ii) the Administrative Agent does hereby waive such processing and recordation fee in connection with an assignment to an assignee which is already a Lender or is an affiliate or Approved Fund of a Lender or a Person under common management with a Lender) and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and to the Administrative Agent and the Borrower any such know-your-customer documents, forms, certificate or other evidence, if any, as the assignee under such Assignment and Assumption, including that as may be required to deliver pursuant to Section 3.01;
(v)          in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to any Agent and any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Laws without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs; and
(vi)          pro rata assignments shall not be required and each assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any applicable Loan and related Commitments.
Subject to acceptance and recording thereof in the applicable Register by the Administrative Agent pursuant to subsection (d) of this Section, from and after the closing date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 3.01 (subject to the requirements and limitations therein, including the requirements of Section 3.01(e)), 3.04, 3.05 and 10.04 with respect to facts and circumstances occurring prior to the closing date of such assignment.  Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Commitments and Loans, as the case may be, represents and warrants as of the Closing Date or as of the effective date of such Assignment and Assumption that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be and (iii) it will make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.06, the disposition of such Commitments or Loans or any interests therein shall at all times remain within its exclusive control).
(c)          [Reserved].
(d)        Register.  The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of (and stated interest on) the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  Any assignment of any Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide).  The Register shall be available for inspection by the Borrower and each Lender (solely as to the amount of Loans of such Lender) at any reasonable time and from time to time upon reasonable prior written notice.
(e)          Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or any Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender, to the extent that it has a consent right hereunder, will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (a), (b), (c), (g) and (h) of the first proviso to Section 10.01 that affects such Participant (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof).  Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Section 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment, provided, that in the case of Section 3.01, such Participant shall have complied with the requirements of such section (it being understood that the documentation required under Section 3.01(e) shall be delivered to the participating Lender).  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; such Participant agrees to be subject to Section 2.13 as though it were a Lender.
Each Lender that sells a participation, acting for this purpose as a non-fiduciary agent (solely for tax purposes) of the Borrower, shall maintain a register for the recordation of the names and addresses of the Participants and principal amount of (and stated interest on) each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender and each Loan Party shall treat each Person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary.
(f)          Limitation upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.
(g)          Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note(s), if any) to secure obligations of such Lender to secure obligations to a Federal Reserve Bank or other central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto; provided further, that in no event shall the applicable Federal Reserve Bank, pledgee or trustee, be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.
(h)          Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act.
10.07          Treatment of Certain Information; Confidentiality.  Each of the Agents and the Lenders agrees that it will treat as confidential (to the extent clearly identified at the time of delivery as confidential) all information provided to it hereunder or under any other Loan Document by or on behalf of the Borrower or any of its Subsidiaries or Affiliates (collectively, “Information”) in accordance with the Agents’ and the Lenders’ applicable customary procedures for handling confidential information of such nature, except to the extent such Information (a) is publicly available or becomes publicly available other than by reason of disclosure by the Agents or the Lenders, any of their respective affiliates or representatives in violation of this Agreement or the other Loan Documents, (b) was received by the Agents and the Lenders from a source (other than the Borrower or any of its affiliates, advisors, members, directors, employees, agents or other representatives) not known by the Agents and the Lenders to be prohibited from disclosing such Information to such Person by a legal, contractual or fiduciary obligation to the Borrower or (c) was already in the Agents’ and the Lenders’ possession from a source other than the Borrower or any of its affiliates, advisors, members, directors, employees, agents or other representatives or is independently developed by such Person without the use of or reference to any such confidential information; provided, however, that nothing herein will prevent the Agents and the Lenders from disclosing any such Information (including Information regarding Disqualified Institutions) (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable Law or compulsory legal process (in which case such Person agrees to inform the Borrower promptly thereof to the extent not prohibited by law), (b) upon the request or demand of any regulatory authority or any self-regulatory authority having jurisdiction over such Person or any of its affiliates, (c) to such Person’s affiliates and such Person’s and affiliates’ respective officers, directors, partners, members, employees, affiliated investment funds or investment vehicles, managed, advised or sub-advised accounts, funds or other entities, investment advisors, sub-advisors or managers, legal counsel, independent auditors and other experts or agents who need to know such Information and on a confidential basis and who are informed of the confidential nature of the Information, (d) to existing Lenders and to potential and prospective Agents, Lenders, assignees, participants and any direct or indirect contractual counterparties to any Hedging Agreement relating to the Borrower or its obligations under this Agreement, in each case, subject to such recipient’s agreement (which agreement (other than Disqualified Institutions) may be in writing or by “click through” agreement or other affirmative action on the part of the recipient to access such Information and acknowledge its confidentiality obligations in respect thereof pursuant to customary practice) to keep such Information confidential on substantially the terms set forth in this Section 10.07, (e) to ratings agencies who have agreed to keep such Information confidential on terms no less restrictive than this Section 10.07 in any material respect or otherwise on terms acceptable to the Borrower in connection with obtaining ratings of the Loans, (f) for purposes of establishing a “due diligence” defense, (g) on a confidential basis, to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans, (h) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder or (i) upon Borrower’s prior written consent (which may be by email).  In addition, the Agents may disclose the existence of this Agreement and Information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents in connection with the administration and management of this Agreement and the other Loan Documents.
Each of the Agents and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Laws, including Federal and state securities laws.

10.08          Right of Setoff.  In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, subject to the Orders, upon the occurrence of any Event of Default or at maturity each Lender and its Affiliates is hereby authorized by each Loan Party at any time or from time to time subject to the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to any Loan Party or to any other Person (other than the Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of any Loan Party against and on account of the obligations and liabilities of any Loan Party to such Lender hereunder, including all claims of any nature or description arising out of or connected hereto, irrespective of whether or not (a) such Lender shall have made any demand hereunder or (b) the principal of or the interest on the Loans or any other amounts due hereunder shall have become due and payable pursuant to Article II and although such obligations and liabilities, or any of them, may be contingent or unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Sections 2.18 and 8.04 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender and its Affiliates under this Section 10.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have.  Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
10.09          Usury Savings Clause.  Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate.  If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect.  In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrower shall pay to the Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect.  Notwithstanding the foregoing, it is the intention of Lenders and the Borrower to conform strictly to any applicable usury laws.  Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to the Borrower.
10.10          Counterparts; Integration.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means (i.e., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.
10.11          Survival of Representations, Warranties and Agreements.  All representations, warranties and agreements made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof and the funding of any Borrowing.  Such representations, warranties and agreements have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.  Notwithstanding anything herein or implied by law to the contrary, the agreements of each Loan Party set forth in Sections 3.01, 3.04, 3.05, 10.04(a), 10.04(b) and 10.08 and the agreements of Lenders set forth in Sections 2.13, 9.03, 9.12, 10.04(c), and 10.05 shall survive the resignation or replacement of any Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments, the repayment, satisfaction or discharge of all obligations under any Loan Document, and the termination of this Agreement.
10.12          Severability.  If any provision of this Agreement or the other Loan Documents or any obligation hereunder or under any other Loan Document is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions or obligations of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions or obligations with valid provisions or obligations the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions or obligations.  The invalidity of a provision or obligation in a particular jurisdiction shall not invalidate or render unenforceable such provision or obligation in any other jurisdiction.
10.13          Replacement of Lenders.  If (a) any Lender requests compensation under Section 3.04, (b) the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (c) any Lender is at such time a Defaulting Lender or has given notice pursuant to Section 3.02 or (d) any Lender becomes a “Nonconsenting Lender” (hereinafter defined), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to (and such Lender shall) assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interest, rights (other than its existing rights to payments pursuant to Section 3.01 or 3.04) and obligations under this Agreement and the related Loan Documents to an assignee selected by the Borrower that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
(a)          the Administrative Agent shall have received the assignment fee specified in Section 10.06(b) from the Borrower (provided however, that the Administrative Agent may in its sole discretion elect to waive such processing and recordation fee in the case of any assignment);
(b)          such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
(c)          in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;
(d)          such assignment does not conflict with applicable Laws,
(e)          neither any Agent nor any Lender shall be obligated to be or to find the assignee; and
(f)          in the case of an assignment resulting from a Lender becoming a Nonconsenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.  In the event that (x) the Borrower or the Administrative Agent has requested the Lenders to consent to a departure or waiver of any provisions of the Loan Documents or to agree to any amendment thereto and (y) the Required Lenders or Required Facility Lenders, as applicable, have agreed to such consent, waiver or amendment, then any such Lender, who does not agree to such consent, waiver or amendment and whose consent would otherwise be required for such departure, waiver or amendment, shall be deemed a “Nonconsenting Lender.” Any such replacement shall not be deemed a waiver of any rights that the Borrower shall have against the replaced Lender.

Each Lender agrees that if the Borrower exercises its option hereunder to cause an assignment by such Lender as a Nonconsenting Lender or otherwise pursuant to this Section 10.13, such Lender shall, promptly after receipt of written notice of such election, execute and deliver all documentation necessary to effectuate such assignment in accordance with Section 10.06.  In the event that a Lender does not comply with the requirements of the immediately preceding sentence within one Business Day after receipt of such notice, each Lender hereby authorizes and directs the Borrower to execute and deliver such documentation as may be required to give effect to an assignment in accordance with Section 10.06 on behalf of a Nonconsenting Lender or Lender replaced pursuant to this Section 10.13, and any such documentation so executed by the Borrower shall be effective for purposes of documenting an assignment pursuant to Section 10.06.
10.14       Governing Law; Jurisdiction; Etc.
(a)          GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK AND (TO THE EXTENT APPLICABLE) THE BANKRUPTCY CODE, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK AND (TO THE EXTENT APPLICABLE) THE BANKRUPTCY CODE.
(b)          CONSENT TO JURISDICTION.  SUBJECT TO CLAUSE (E) OF THE FOLLOWING SENTENCE, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER LOAN DOCUMENTS, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN THE BANKRUPTCY COURT AND, IF THAT COURT DOES NOT HAVE (OR ABSTAINS FROM) JURISDICTION, ANY FEDERAL COURT OF THE UNITED STATES SITTING IN THE BOROUGH OF MANHATTAN OR, IF THAT COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, IN ANY STATE COURT LOCATED IN THE CITY AND COUNTY OF NEW YORK.  BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH LOAN PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE (SUBJECT TO CLAUSE (E) BELOW) JURISDICTION AND VENUE OF SUCH COURTS; (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE LOAN PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.02; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE LOAN PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT THE AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY LOAN DOCUMENT OR AGAINST ANY COLLATERAL OR THE ENFORCEMENT OF ANY JUDGMENT, AND HEREBY SUBMITS TO THE JURISDICTION OF, AND CONSENTS TO VENUE IN, ANY SUCH COURT.
10.15       Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS

AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS.  EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.15 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
10.16          USA PATRIOT Act Notice.  Each Lender that is subject to the Act (as hereinafter defined) and each Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or such Agent, as applicable, to identify such Loan Party in accordance with the PATRIOT Act.
10.17          Time of the Essence.  Time is of the essence of the Loan Documents.
10.18          [Reserved].
10.19          No Advisory or Fiduciary Responsibility.  Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Agent or Lender, on the one hand, and such Loan Party, its stockholders or its affiliates, on the other.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Agents and the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Borrower and their Affiliates, on the one hand, and the Agents, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each Agent, and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Loan Party, its management, stockholders, creditors or any of its affiliates or any other Person with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Loan Party, its stockholders or its Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (B) neither any of the Agents nor any Lender has any obligation to the Borrower or any of its respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agents and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that conflict with those of the Borrower and its respective Affiliates, and neither any of the Agents nor any Lender has any obligation to disclose any of such interests to the Borrower or its respective Affiliates.  Each Loan Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Loan Party, in connection with such transaction or the process leading thereto.  To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Agents with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
10.20          [Reserved]
10.21          Release of Liens and Release from Guaranty.

(a)          Notwithstanding anything to the contrary contained herein or in any other Loan Document, but subject to the Orders, the Collateral Agent is hereby irrevocably authorized by each Lender to release any Lien on any property granted to or held by the Collateral Agent under any Loan Document or otherwise encumbering any item of Collateral (and to execute any documents or instruments necessary, advisable or otherwise required or reasonably requested by any Loan Party to do so) (A) after Payment in Full, (B) (i) upon any sale or other transfer by any Loan Party of any Collateral that is permitted under this Agreement (other than a sale or other transfer to a Loan Party or any other Person that is required to become a Loan Party) or (ii) upon effectiveness of any written consent to the release of the security interest created under any Security Document in any Collateral pursuant to Section 10.01, (C) upon the approval, authorization or ratification in writing by the Required Lenders (or such other percentage of the Lenders whose consent is required by Section 10.01) with respect to the release of such Collateral, (D) upon a Guarantor no longer being a Guarantor by virtue of the definition thereof or a transaction permitted hereunder, with respect to the Collateral owned by such Guarantor or (E) if an asset becomes an Excluded Asset.  After any of (v) Payment in Full, (w) upon any sale or other transfer of a Loan Party that is permitted under this Agreement (other than a sale or other transfer to a Loan Party or any other Person that is required to become a Loan Party), (x) upon the approval, authorization or ratification in writing by the Required Lenders (or such other percentage of the Lenders whose consent is required by Section 10.01) with respect to the release of any Guarantor under the terms of the Guaranty or (y) upon a Guarantor no longer being a Guarantor by virtue of the definition thereof or a transaction permitted hereunder, each applicable Guarantor (or, in the case of clause (w) above, the applicable Guarantor so sold or transferred) shall automatically be released from the Guaranty, all without delivery of any instrument or performance of any act by any Person; provided that any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.
(b)          Notwithstanding anything to the contrary contained herein or in any other Loan Document, subject to the Orders, in connection with any termination or release pursuant to this Section 10.21, the Administrative Agent and/or the Collateral Agent, as applicable, shall be, and are hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender) to execute and deliver, and shall promptly execute and deliver to the applicable Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release (including (1) UCC termination statements and (2) in the case of a release of Mortgages, a partial release) or to confirm that an asset of a Loan Party is not Collateral (including returning to the Borrower any possessory Collateral that is in the possession of the Collateral Agent and is the subject of such release); provided, that (1) neither Agent shall be required to execute any document or take any action necessary to evidence such termination or release on terms that, in its opinion or the opinion of its counsel, could expose such Agent to liability or create any obligation or entail any consequence other than such termination or release without recourse, representation, or warranty, and (2) the Loan Parties shall have provided such Agent with such certifications or documents as such Agent shall reasonably request in order to demonstrate that the requested termination or release is permitted under this Section 10.21.
(c)          Any execution and delivery of documents, or the taking of any other action, by any Agent pursuant to this Section 10.21 shall be without recourse to or representation or warranty by such Agent.
10.22      Independence of Covenants.  All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.
10.23      Independent Nature of Lenders’ Rights.  Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity.  The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

10.24      Acknowledgment and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)          the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)          the effects of any Bail-in Action on any such liability, including, if applicable:
(i)          a reduction in full or in part or cancellation of any such liability;
(ii)         a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)        the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
ARTICLE XI
GUARANTY
11.01          Guaranty of the Obligations.  Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to the Administrative Agent, for the ratable benefit of the Beneficiaries, the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”).
11.02          [Reserved].
11.03          Payment by Guarantors.  Subject to Section 11.01, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), Guarantors will upon demand pay, or cause to be paid, in cash, to the Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for Borrower’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.
11.04          Liability of Guarantors Absolute.  Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations.  In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:
(a)          this Guaranty is a guaranty of payment when due and not of collectability.  This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(b)          Administrative Agent may enforce this Guaranty upon the occurrence, but only during the continuance, of an Event of Default notwithstanding the existence of any dispute between Borrower and any Beneficiary with respect to the existence of such Event of Default;
(c)          the obligations of each Guarantor hereunder are independent of the obligations of Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against Borrower or any of such other guarantors and whether or not Borrower is joined in any such action or actions;
(d)          payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid.  Without limiting the generality of the foregoing, if Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;
(e)          any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith or any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any other Loan Party or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Loan Documents; and
(f)          this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations (other than contingent indemnity obligations not then due and payable), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Loan Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Loan Documents, any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Loan Document, or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Loan Documents, or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of General Partner, Holdings (or any Parent) or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations (subject to the limitations set forth in the Security Documents); (vii) any defenses, set-offs or counterclaims which Borrower may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.
11.05          Waivers by Guarantors.  Each Guarantor hereby waives, to the extent permitted by applicable law, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any deposit account or credit on the books of any Beneficiary in favor of any Loan Party or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, notices under any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to Borrower and notices of any of the matters referred to in Section 11.04 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.
11.06          Guarantors’ Rights of Subrogation, Contribution, Etc.  Until the Payment in Full of the Guaranteed Obligations (other than contingent obligations under general indemnification provisions as to which no claim is pending), each Guarantor hereby waives, to the extent permitted by law, any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary.  In addition, until Payment in Full of the Guaranteed Obligations (other than contingent obligations under general indemnification provisions as to which no claim is pending), each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations.  Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against Borrower, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor.  If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when the Payment in Full of all Guaranteed Obligations (other than contingent obligations under general indemnification provisions as to which no claim is pending) shall not have occurred, such amount shall, to the extent possible under applicable law, be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to the Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.
11.07          Subordination of Other Obligations.  Any Indebtedness of Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such Indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall, to the extent permitted by applicable law, be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to the Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.
11.08          Continuing Guaranty.  This Guaranty is a continuing guaranty and shall remain in effect until the Payment in Full of all of the Guaranteed Obligations (other than contingent obligations under general indemnification provisions as to which no claim is pending).  Each Guarantor hereby irrevocably waives, to the extent permitted by applicable law, any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.
11.09          Authority of Guarantors or Borrower.  It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.
11.10          Financial Condition of Borrower.  Any Credit Extension may be made to Borrower or continued from time to time without notice to or authorization from any Guarantor regardless of the financial or other condition of Borrower at the time of any such grant or continuation.  No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of Borrower.  Each Guarantor has adequate means to obtain information from Borrower on a continuing basis concerning the financial condition of Borrower and its ability to perform its obligations under the Loan Documents, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations.  Each Guarantor hereby waives, to the extent permitted by applicable law, and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of Borrower now known or hereafter known by any Beneficiary.
[Signature pages follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective authorized officers as of the date first above written.
FORESIGHT ENERGY LLC

By:	/s/ Robert D. Moore
	Name:	Robert D. Moore
	Title:	President and Chief Executive Officer

FORESIGHT ENERGY LP By Foresight Energy GP LLC, its general partner

By:	/s/ Robert D. Moore
	Name:	Robert D. Moore
	Title:	President and Chief Executive Officer

[Signature Page to Credit and Guaranty Agreement]

FORESIGHT ENERGY GP, LLC
ADENA RESOURCES, LLC
AKIN ENERGY LLC
AMERICAN CENTURY MINERAL LLC
AMERICAN CENTURY TRANSPORT LLC
COAL FIELD CONSTRUCTION COMPANY LLC
COAL FIELD REPAIR SERVICES LLC
FORESIGHT COAL SALES LLC
FORESIGHT ENERGY EMPLOYEE SERVICES CORPORATION
FORESIGHT ENERGY FINANCE CORPORATION
FORESIGHT ENERGY LABOR LLC
FORESIGHT ENERGY SERVICES LLC
HILLSBORO TRANSPORT LLC
LD LABOR COMPANY LLC
LOGAN MINING LLC
M-CLASS MINING, LLC
MACH MINING, LLC
MACOUPIN ENERGY LLC
MARYAN MINING LLC
OENEUS LLC (D/B/A SAVATRAN LLC)
SENECA REBUILD LLC
SITRAN LLC
SUGAR CAMP ENERGY, LLC
TANNER ENERGY LLC
VIKING MINING LLC
WILLIAMSON ENERGY, LLC
HILLSBORO ENERGY LLC
PATTON MINING LLC
FORESIGHT RECEIVABLES LLC

By:	/s/ Robert D. Moore
	Name:	Robert D. Moore
	Title:	President and Chief Executive Officer

[Signature Page to Credit and Guaranty Agreement]

Cortland Capital Market Services LLC as Administrative Agent and Collateral Agent,

By:	/s/ Emily Ergang Pappas
	Name:	Emily Ergang Pappas
	Title:	Head of Legal - North America

[Signature Page to Credit and Guaranty Agreement]

[ ], as a Lender

By:
Name:
Title:

[Signature Page to Credit and Guaranty Agreement]